UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ASPECT COMMUNICATIONS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:
Common Stock, par value $0.01 per share, of Aspect Communications Corporation Series B Preferred Stock, par value $0.01 per share, of Aspect Communications Corporation

2)	Aggregate number of securities to which transaction applies:
61,669,774 outstanding shares of common stock of Aspect Communications Corporation and 50,000 outstanding shares of Series B preferred stock of Aspect Communications Corporation (each outstanding as of July 19, 2005). In addition, holders of options to purchase shares of common stock that are exercisable as of the date on which the merger is completed will receive a cash payment for their options.

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$11.60 per share of common stock of Aspect Communications Corporation and $5,155.5555 per share of Series B preferred stock of Aspect Communications Corporation.

4)	Proposed maximum aggregate value of transaction:
$1,011,358,034.69, which amount includes $38,224,847.69 payable in respect of options to purchase shares of common stock of Aspect Communications Corporation that are exercisable as of the date on which the merger is completed.

5)	Total fee paid:
$119,050

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

ASPECT COMMUNICATIONS CORPORATION

1320 RIDDER PARK DRIVE
SAN JOSE, CALIFORNIA 95131-2312

[                    ], 2005

Dear Shareholder:

      You are cordially invited to attend a special meeting of shareholders of Aspect Communications Corporation, which will be held at Aspect’s corporate headquarters located at 1320 Ridder Park Drive, San Jose, California, on [                    ], [                    ], 2005 beginning at [     ] a.m., local time.

      On July 5, 2005, the board of directors of Aspect approved, and Aspect entered into, an Agreement and Plan of Merger, or merger agreement, with Concerto Software, Inc. and its wholly owned subsidiary, Ascend Merger Sub, Inc., Concerto and Ascend Merger Sub are owned by entities affiliated with the private equity investment funds of Golden Gate Capital and Oak Investment Partners and by members of Concerto’s management team. If the merger is completed, Aspect will become a wholly owned subsidiary of Concerto and holders of Aspect common stock will receive $11.60 in cash for each share of Aspect common stock held by them and the holder of the 50,000 shares of Aspect Series B preferred stock outstanding will receive $5,155.5555 in cash for each share of Aspect Series B preferred stock held by it, or $11.60 per share on an as-converted to common stock basis, without interest and less applicable taxes and withholdings. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement, and you are encouraged to read it in its entirety.

      At the special meeting, you will be asked to approve the merger agreement. After careful consideration, our board of directors has unanimously approved the merger agreement and determined that the merger and the merger agreement are advisable and in the best interests of Aspect and its shareholders. Accordingly, our board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement. In reaching its determination, our board of directors considered a number of factors, including the opinion of our financial advisor, which is attached as Annex B to the accompanying proxy statement, and which you are urged to read in its entirety.

      The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting. I encourage you to read the entire proxy statement carefully. You may also obtain additional information about Aspect from documents filed with the Securities and Exchange Commission.

      Your vote is very important. The merger cannot be completed unless the merger agreement is approved by the affirmative vote of the holders of a majority of the outstanding shares of Aspect common stock entitled to vote and the holder of a majority of the outstanding shares of Aspect Series B preferred stock entitled to vote. If you fail to vote on the merger agreement, the effect will be the same as a vote against the approval of the merger agreement.

      Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible or submit a proxy through the internet or by telephone as described on the enclosed proxy card. This action will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

      Thank you for your cooperation and your continued support of Aspect.

Sincerely,

GARY E. BARNETT
President, Chief Executive Officer and Director

This proxy statement is dated [ ], 2005 and is first being mailed to shareholders on or about [ ], 2005.

ASPECT COMMUNICATIONS CORPORATION

1320 RIDDER PARK DRIVE
SAN JOSE, CALIFORNIA 95131-2312

NOTICE OF Special Meeting Of Shareholders

To Be Held On [                    ], 2005

To the Shareholders of Aspect Communications Corporation:

      A special meeting of shareholders of Aspect Communications Corporation, a California corporation, will be held at Aspect’s corporate headquarters located at 1320 Ridder Park Drive, San Jose, California, on [                    ], 2005, beginning at [     ] a.m., local time, for the following purposes:

(1)	To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of July 5, 2005, by and among Concerto Software, Inc., Ascend Merger Sub, Inc. and Aspect Communications Corporation.

(2)	To approve adjournments or postponements of the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      Only shareholders of record of our common stock and Series B preferred stock as of the close of business on [                    ], 2005 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting.

      You are cordially invited to attend the meeting in person.

      Your vote is important, regardless of the number of shares of our common stock or Series B preferred stock you own. The approval of the merger agreement requires the approval of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon and the approval of the holder of a majority of the outstanding shares of our Series B preferred stock entitled to vote thereon. The proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies requires the affirmative vote of a majority of the shares present and entitled to vote, with the Series B preferred stock voting on an as-converted to common stock basis.

      Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the approval of the merger agreement, in favor of the proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies, and in accordance with the recommendation of the board of directors on any other matters properly brought before the meeting for a vote.

      If you fail to vote by proxy or in person, it will have the same effect as a vote against the approval of the merger agreement, but will not affect the outcome of the vote regarding the adjournment or postponement, if necessary or appropriate, to permit further solicitation of proxies. If you are a shareholder of record and do attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person.

      The holder of our Series B preferred stock will be entitled to dissent and seek appraisal for its shares of Series B preferred stock under the General Corporation Law of the State of California in connection with the merger. Holders of our common stock will be entitled to dissent and seek appraisal for their shares of common stock only if certain criteria are satisfied. For additional information on dissenters’ rights, see the section titled “Dissenters’ Rights” on page 62 of the attached proxy statement.

By Order of the Board of Directors,

GARY E. BARNETT
President, Chief Executive Officer and Director

San Jose, California

[                    ], 2005

YOUR VOTE IS IMPORTANT.

      WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED OR SUBMIT A PROXY THROUGH THE INTERNET OR BY TELEPHONE AS DESCRIBED IN THE ENCLOSED PROXY CARD. GIVING YOUR PROXY NOW WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

i

Page

Shareholder Meeting	54
Indemnification and Insurance	54
Benefit Arrangements	55
Agreement to Take Further Action and to Use Commercially Reasonable Efforts	55
Financing	56
Conditions to the Merger	57
Termination Fee and Payment of Expenses	60
Amendment and Waiver	60
OTHER AGREEMENTS RELATED TO THE MERGER	61
Voting Agreement	61
Amendment to Rights Agreement	61
DISSENTERS’ RIGHTS	62
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	65
Change of Control Agreements	67
SHAREHOLDER PROPOSALS	68
OTHER MATTERS	68
DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS	68
WHERE YOU CAN FIND MORE INFORMATION	68
Annex A — Agreement and Plan of Merger, dated as of July 5, 2005, by and among Concerto Software, Inc., Ascend Merger Sub, Inc. and Aspect Communications Corporation
Annex B — Opinion of Morgan Stanley & Co. Incorporated
Annex C — Chapter 13 of the General Corporation Law of the State of California

ii

SUMMARY TERM SHEET

      This summary highlights selected information from this proxy statement. It does not contain all of the information that is important to you. Accordingly, we urge you to read this entire proxy statement and the annexes to this proxy statement. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

The Companies (page 18)

Aspect Communications Corporation

1320 Ridder Park Drive
San Jose, California 95131-2312
(408) 325-2200

      We are a leading provider of contact center solutions and services that enable businesses to manage and optimize customer communications. We develop, market and license products that enable our customers to manage their customer-care related communications, workforce and information in ways best suited for their businesses. Our products and services help businesses to manage their customer interactions in ways that drive greater customer intimacy, while increasing the effectiveness and productivity of the workforce. Our products can be used by businesses to connect their customers to live and self-service resources regardless of the user’s location and communication channel. We have focused on contact center solutions since our inception in 1985. We have a global customer base that includes more than two-thirds of the Fortune 50, in a broad range of industries including transportation, financial services, insurance, telecommunications and outsourcing. Our headquarters is in San Jose, California and we maintain offices around the world. Our common stock is quoted on The NASDAQ National Market under the symbol “ASPT.”

Concerto Software, Inc.

6 Technology Park Drive
Westford, Massachusetts 01886
(978) 952-0200

      Concerto Software is the founder of the contact center industry and focused on providing proven, innovative products and services that enable key business processes including customer service, collections, and sales and telemarketing for in-house and outsourced contact centers. Each day, companies around the globe conduct more than 50 million customer interactions using Concerto’s flexible, reliable solutions for automatic call distribution, or ACD, predictive dialing, workforce management, analytics, interactive voice response, or IVR, and multi-channel contact. Concerto’s headquarters is in Westford, Massachusetts and it maintains offices around the world. Concerto is a private company owned by entities affiliated with the private equity investment funds affiliated with Golden Gate Capital and Oak Investment Partners and by members of Concerto’s management team.

Ascend Merger Sub, Inc.

c/o Concerto Software, Inc.
6 Technology Park Drive
Westford, Massachusetts 01886
(978) 952-0200

      Ascend Merger Sub, Inc., a corporation organized under the laws of the State of California, is a wholly owned subsidiary of Concerto. Ascend Merger Sub was formed exclusively for the purpose of effecting the merger and has not conducted any business operations and has no assets. If the merger is completed, Ascend Merger Sub will cease to exist following its merger with and into Aspect.

The Special Meeting

Date, Time and Place (page 19)

      The special meeting will be held on [                    ], 2005, starting at [          ] a.m., local time at Aspect’s corporate headquarters located at 1320 Ridder Park Drive, San Jose, California.

Purpose of the Special Meeting (page 19)

      At the special meeting, you will be asked to consider and vote upon proposals to approve the merger agreement, to adjourn or postpone the meeting, if necessary or appropriate, to permit the further solicitation of proxies, and to act on other matters and transact other business, as may properly come before the special meeting.

Record Date (page 19)

      If you owned shares of our common stock at the close of business on [                    ], 2005, the record date for the special meeting, you are entitled to notice of and to vote at the special meeting. You have one vote for each share of our common stock that you own on the record date. As of the close of business on [                    ], 2005, there were [                    ] shares of our common stock outstanding and entitled to be voted at the special meeting.

      If you owned shares of our Series B preferred stock at the close of business on [                    ], 2005, the record date for the special meeting, you are entitled to notice of and to vote at the special meeting. You have one vote per share of our Series B preferred stock that you own on the record date with respect to the proposal to approve the merger agreement and 444.44444 votes per share of our Series B preferred stock that you own on the record date with respect to the proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit the further solicitation of proxies, and to permit our board of directors to act on other matters and transact other business, as may properly come before the meeting. As of the close of business on [                    ], 2005, there were 50,000 shares of our Series B preferred stock outstanding and entitled to be voted at the special meeting.

Vote Required (page 19)

      Approval of the merger agreement requires the affirmative vote of the holders of a majority of our outstanding shares of common stock and a majority of our Series B preferred stock entitled to vote at the special meeting. The proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies requires the affirmative vote of a majority of the shares present and entitled to vote, with the Series B preferred shares voting on an as-converted to common stock basis.

      Vista Equity Fund II, L.P., the sole holder of all of our outstanding Series B preferred stock, has agreed to vote all of its shares of Series B Preferred Stock in favor of approval of the merger agreement.

Voting (page 20)

      You may grant a proxy by completing and returning the enclosed proxy card, through the internet or by telephone. If you hold your shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee, which may include submitting a proxy through the internet or by telephone.

Revocability of Proxies (page 20)

      You may revoke your proxy at any time before it is voted. If you have not submitted a proxy through your broker or nominee, you may revoke your proxy by:

•	submitting another properly completed proxy bearing a later date;

•	giving written notice of revocation to any of the persons named as proxies or to our secretary;

•	if you submitted a proxy through the internet or by telephone, submitting a proxy again through the internet or by telephone prior to the close of the internet voting facility or the telephone voting facility; or

•	voting in person at the special meeting.

      Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in street name, you should follow the instructions of your broker or nominee regarding revocation of proxies. If your broker or nominee allows you to submit a proxy by telephone or through the internet, you may be able to change your vote by submitting a proxy again by telephone or through the internet.

The Merger and the Merger Agreement

Structure and Effective Time (page 46)

      Upon the terms and subject to the conditions of the merger agreement, Ascend Merger Sub, a wholly owned subsidiary of Concerto, will be merged with and into us. As a result of the merger, we will cease to be a publicly traded company and will become a wholly owned subsidiary of Concerto. The merger agreement is attached as Annex A to this proxy statement. You are encouraged to read the merger agreement carefully.

Consideration to be Received in the Merger (page 46)

      Each holder of shares of our common stock will be entitled to receive $11.60 in cash, without interest and less applicable taxes and withholdings, for each share of our common stock held immediately prior to the merger. The holder of the 50,000 shares of our Series B preferred stock outstanding will be entitled to receive $5,155.5555 in cash, without interest less applicable taxes and withholdings, for each share of our Series B preferred stock held immediately prior to the merger, or $11.60 on an as-converted to common stock basis.

Reasons for the Merger (page 27)

      In the course of reaching its decision to approve the merger agreement and the merger, our board of directors consulted with senior management and our financial and legal advisors, and reviewed a significant amount of information and considered a number of factors, including the following:

•	the ability of Aspect to compete in a consolidating industry in response to the development of new technologies and the changing preferences of major customers;

•	the $11.60 per share to be paid as the consideration in the merger represents a 15% premium over the average closing price of our common stock for the 30 trading days prior to the announcement of the transaction and a 17% premium over the closing price of our common stock on June 21, 2005;

•	the fact that shareholders will receive the consideration in cash, which provides certainty of value to our shareholders;

•	the merger is the result of a process in which we contacted 17 strategic and private equity parties;

•	an analysis of possible alternatives to the merger, including the possibility of continuing to operate Aspect as an independent entity and the perceived risks and uncertainties thereof, and the board’s belief that the merger was more favorable to our shareholders than any other alternative reasonably available to us and our shareholders;

•	the then-current financial market conditions, and historical market prices, volatility and trading information with respect to our common stock, including the possibility that if we remained as a publicly owned corporation, in the event of a decline in the market price of our common stock or the stock market in general, the price that might be received by holders of our common stock in the open market or in a future transaction might be less than the $11.60 per share cash price to be paid in the merger;

•	financial considerations, including our recent financial results and preliminary results for the quarter ended June 30, 2005;

•	the terms and conditions of the commitment letters received by Concerto to finance the cash merger consideration and the fee payable by Concerto under certain circumstances if Concerto fails to complete the merger due to a failure to obtain financing;

•	the opinion of our financial advisor, Morgan Stanley & Co. Incorporated, that, as of July 5, 2005 and based upon and subject to the various qualifications, limitations, factors and assumptions set forth therein, the $11.60 in cash per share of our common stock to be received by the holder of shares of our common stock pursuant to the merger agreement was fair to such holders from a financial point of view;

•	the terms and conditions of the merger agreement, pursuant to which, under certain circumstances, we may respond in the manner provided in the merger agreement to any unsolicited acquisition proposal that our board of directors reasonably determines in good faith is likely to lead to a superior acquisition proposal and, upon payment of a termination fee of $32.5 million to Concerto, accept a superior acquisition proposal; and

•	the fact that under California law, our shareholders may have the right to demand appraisal of their shares.

      Our board of directors also considered, among other things, the following risks associated with the merger:

•	the risks and contingencies related to the announcement of the merger, the possibility that the merger may not be consummated and the potential negative effect of the public announcement of the merger on our business, operating results and stock price, our ability to retain key personnel, and our relationships with customers and third parties;

•	that our shareholders will not be able to benefit from any future increase in Aspect’s value;

•	the conditions to Concerto’s obligation to complete the merger and the right of Concerto to terminate the merger agreement under certain circumstances; and

•	the interests that certain of our directors and officers have with respect to the merger in addition to their interests as Aspect shareholders generally.

      Our board of directors recognized that, while the completion of the merger gives our shareholders the opportunity to realize a premium over the price at which the shares were traded during the 30 day period prior to the public announcement of the merger, the completion of the merger would eliminate the opportunity for such shareholders to participate in the future growth and profits of Aspect. Our board of directors believes that the loss of this opportunity was fully reflected in the merger price of $11.60 per share. Our board of directors recognized that there could be no assurance as to the level of growth or profits to be attained by us, if we remained independent.

      The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the board. Our board of directors collectively reached the unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of our board of directors felt were appropriate. In view of the wide variety of factors considered by our board of directors in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board. Rather, our board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

Recommendation to Shareholders (page 27)

      After careful consideration, our board of directors has determined that the merger agreement and the merger are advisable and in the best interests of Aspect and its shareholders. Accordingly, our board of directors has unanimously approved the merger agreement and the merger and unanimously recommends that you vote for “FOR” the approval of the merger agreement.

Opinion of Financial Advisor to the Board of Directors of Aspect (page 28)

      Morgan Stanley delivered its oral opinion to our board of directors, which was subsequently confirmed in writing, that, as of July 5, 2005 and based upon and subject to the various qualifications, limitations, factors and assumptions set forth therein, the $11.60 in cash per share of our common stock to be received by the holders of shares of our common stock pursuant to the merger agreement was fair to such holders from a financial point of view.

      The full text of the written opinion of Morgan Stanley, dated July 5, 2005, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. The opinion was provided solely to our board of directors in connection with and for the purposes of its consideration of the transactions contemplated by the merger agreement. The Morgan Stanley opinion does not constitute a recommendation as to how any holder of shares of our common stock or any other person should vote or act with respect to the transactions contemplated by the merger agreement or any other matter.

Financing (page 38)

      We and Concerto estimate that the total amount of funds necessary to consummate the merger and related transactions will be approximately $1.1 billion, which will be funded by our cash on hand, new credit facilities and debt and equity financing. As of June 30, 2005, we had cash, cash equivalents and marketable securities of approximately $227 million. Funding of the equity and debt financing is subject to the satisfaction of the conditions set forth in the commitment letters pursuant to which the financing will be provided, which we refer to herein as the commitment letters. For more information regarding the financing, see the section titled “The Merger — Financing” on page 38 of this proxy statement. The following arrangements are being pursued to provide the necessary financing for the merger, including the payment of related transaction costs, charges, fees and expenses:

Debt Financing

      Concerto has entered into a commitment letter pursuant to which JPMorgan Chase Bank, N.A., Deutsche Bank Trust Company Americas, Lehman Commercial Paper Inc. and Wells Fargo Foothill, Inc. have agreed, on the terms and subject to the conditions in the commitment letter, to provide a $425 million first lien senior secured term loan facility, a $50 million first lien senior secured revolving credit facility (up to $20 million of which is expected to be drawn as of the completion of the merger) and a $250 million second lien senior secured term loan facility. These financial institutions have the option of arranging to have other financial institutions provide portions of these facilities.

      The obligation of the financial institutions to provide the debt financing on the terms outlined in the debt commitment letter is subject to the following conditions, among others:

•	the financial institutions not becoming aware that any information made available to them was incomplete or incorrect in any material respect;

•	there not having occurred any material adverse effect on us or Concerto;

•	negotiation, execution and delivery of definitive loan documentation;

•	consummation of the merger and the related financing transactions in accordance with applicable law, the merger agreement and all other related documents (without giving effect to amendments or waivers adverse to and not approved by the financial institutions);

•	the financial institutions having received certain financial statements and related information of Concerto and of Aspect for certain prior fiscal periods and a pro forma consolidated balance sheet materially consistent with financial statements or forecasts previously provided to the financial institutions;

•	certain leverage ratios of the combined companies (after giving effect to the merger and the financing) not exceeding specified levels (provided that this condition may be satisfied by increasing the closing date equity contribution and decreasing the aggregate principal amounts of the credit facilities);

•	there being no litigation or other proceeding that could reasonably be expected to have a material adverse effect on us or Concerto;

•	the merger and related financing transactions not violating any applicable law that would have a material adverse effect on us or Concerto or conflicting with, or resulting in a default or event of default under, any of our or our subsidiaries’ material agreements;

•	obtaining all material governmental approvals or consents to the merger and the related financing transactions and there being no governmental or judicial action (actual or threatened) that could reasonably be expected to restrain, prevent or impose burdensome conditions on the merger and the related financing transactions;

•	the first-lien facility having been rated by S&P and Moody’s; and

•	delivery of reasonably satisfactory legal opinions, lien searches, title insurance and documentation providing for valid perfected security interests in specified collateral.

      The commitment letter provides that the definitive loan documents will contain, among other things:

•	customary representations and warranties;

•	customary affirmative and negative covenants;

•	specified financial covenants; and

•	events of default.

      These terms are described generally in the commitment letter but have not yet been agreed upon.

      Borrowings under the credit facilities will bear interest, at Concerto’s option, at the London interbank offered rate or the base rate, in each case plus a margin.

      The financial institutions’ commitments under the debt commitment letter expire on December 31, 2005 if the merger has not been completed by that time.

Equity Financing

      Concerto has entered into a commitment letter pursuant to which Golden Gate Private Equity, Inc. has agreed, on the terms and subject to the conditions in the commitment letter, to invest or arrange for investment of up to $200 million in cash as a source of funds required to consummate the merger. The amount of the equity commitment may be increased under certain circumstances to an amount not to exceed $270 million. The obligation of Golden Gate Capital to provide the equity financing on the terms outlined in the commitment letter is subject to the receipt by Concerto of the financing proceeds contemplated by the debt commitment letter, consummation of the merger and satisfaction of the conditions precedent to Concerto’s obligation to complete the merger and the lenders’ obligations to complete the debt financing. The equity commitment from Golden Gate Capital expires upon the first to occur of (a) the consummation of the merger, (b) the termination of the merger agreement and (c) December 31, 2005.

Conditions to the Merger (page 57)

      We and Concerto will not complete the merger unless a number of conditions are satisfied or waived. These conditions include:

•	our shareholders must have approved the merger agreement;

•	the waiting periods applicable to completion of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, and applicable foreign antitrust laws, must have expired or otherwise been terminated;

•	all material approvals and consents of and filings with governmental entities in connection with the merger must have been filed or obtained;

•	the truth and correctness of our and Concerto’s representations and warranties set forth in the merger agreement;

•	the performance, in all material respects, by each of us and Concerto of our respective obligations under the merger agreement;

•	the absence of any governmental orders or actions that seek to make the merger illegal or otherwise challenge, restrain or prohibit the completion of the merger or otherwise limit Concerto’s ability to realize the benefits of the merger;

•	our delivery of certified copies of the corporate resolutions adopted by our board of directors and our shareholders in connection with the merger and our articles of incorporation and bylaws;

•	our delivery of acknowledgments as to certain matters from certain optionholders of Aspect;

•	the exercise of dissenters’ rights by holders of no more than 20% of the outstanding shares of common stock and no holder of Series B preferred stock; and

•	our deposit in the exchange fund of not less than $125 million in cash.

Termination (page 60)

      The merger agreement may be terminated at any time prior to the effective time of the merger whether before or after the meeting of our shareholders to consider the approval of the merger agreement:

•	by the mutual written consent of us, Concerto and Ascend;

•	by either us or Concerto, if:

•	the merger has not been consummated by December 31, 2005, provided that this right to terminate is not available to any party whose failure to fulfill any obligation under the merger agreement has been a principal cause of the failure of the merger to occur on or before December 31, 2005 and the right may, under certain circumstances, require five business days notice;

•	any governmental entity has issued a nonappealable final order, decree, ruling or taken any other nonappealable final action permanently restraining, enjoining or otherwise prohibiting the merger; or

•	the required vote of our shareholders to approve the merger agreement was not obtained at the meeting of our shareholders where such vote was taken;

•	by Concerto, if:

•	our board of directors withholds, withdraws or modifies in a manner adverse to Concerto its recommendation that our shareholders vote in favor of the approval of the merger agreement or approves or recommends to our shareholders an alternative acquisition proposal;

•	we breach or fail to perform any representation, warranty, covenant or agreement that would result in the failure of a condition to Concerto’s obligation to effect the merger being satisfied and which is not cured within 20 business days after our receipt of written notice of such breach or failure to perform or which by its nature or timing cannot reasonably be cured by December 31, 2005; or

•	by us, if:

•	our board of directors has approved or recommended to our shareholders a superior proposal, and such action was done pursuant to and in compliance with the no solicitation provisions of the merger agreement, including observance of the two business day period relating to proposals by Concerto; or

•	Concerto or Ascend Merger Sub breaches or fails to perform any representation, warranty, covenant or agreement that would result in the failure of a condition to our obligation to effect the merger being satisfied and which is not cured within 20 business days after its receipt of written notice of the breach or failure to perform or which by its nature or timing cannot reasonably be cured by December 31, 2005.

Termination Fees (page 60)

      The merger agreement obligates us to pay Concerto a termination fee of $32.5 million if we accept a superior acquisition proposal or if our board of directors withholds, withdraws or modifies its recommendation to our shareholders to vote to approve the merger agreement. The merger agreement also obligates us to pay Concerto for its expenses relating to the merger agreement and the transactions contemplated thereby up to $5.0 million if our shareholders do not vote to approve the merger agreement or if we breach or fail to perform any representation, warranty, covenant or agreement or any representation or warranty has become untrue or inaccurate in a way that causes a failure of a condition to Concerto’s obligation to effect the merger to be satisfied and the foregoing is not cured within twenty business days after notice thereof. The merger agreement also obligates us to pay Concerto a termination fee of $27.5 million and to reimburse Concerto for its expenses relating to the merger agreement and the transactions contemplated thereby up to $5.0 million if our shareholders do not vote to approve the merger agreement and there is an acquisition proposal publicly announced and not withdrawn at the time of our shareholder meeting and we enter into a definitive agreement providing for an acquisition transactions within 12 months of the date the merger agreement is terminated. For a description of the manner in which the merger agreement may be terminated, see the section titled “The Merger Agreement — Termination Fee and Payment of Expenses” on page 60 of this proxy statement.

      The merger agreement obligates Concerto to pay us a termination fee of $32.5 million if the merger agreement is terminated in accordance with its terms: (x) by us by reason of Concerto’s breach of: (i) its representations and warranties pertaining to its financial statements, absence of certain changes and undisclosed liabilities, or financing commitments, or (ii) its covenant to obtain financing; or (y) by either us or Concerto if the merger has not been consummated by December 31, 2005, so long as we have satisfied certain closing conditions prior to the termination.

Regulatory Matters (page 42)

      Under the provisions of the HSR Act, we and Concerto may not complete the merger until we have made certain filings with the United States Federal Trade Commission and the United States Department of Justice

and the applicable waiting period pursuant to the HSR Act has expired or been terminated. We and Concerto filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on July [     ], 2005. We are also required to file certain information and materials with regulatory authorities in Germany.

      Except as noted above with respect to the required filings under the HSR Act, and the filing of an agreement of merger in California at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Dissenters’ Rights (page 62)

      Under Section 1300 through 1313 of the General Corporation Law of the State of California, holders of Series B preferred stock will be entitled to dissent and seek appraisal for their shares of Series B preferred stock. Holders of common stock will be entitled to dissent and seek appraisal for their shares of common stock but obtain appraisal for their shares only if certain criteria are satisfied. See “Dissenters’ Rights” and Annex C for the procedures you should follow to assert appraisal rights.

Stock Options (page 47)

      The merger agreement provides that at the effective time of the merger, each option to purchase shares of our common stock issued under our compensatory benefit plans, including those options held by our directors and executive officers, will accelerate and become fully vested. Each of these options will terminate at the effective time of the merger in exchange for a payment, without interest and less applicable taxes and withholdings, equal to the number of shares of our common stock subject to such option multiplied by the amount, if any, by which $11.60 exceeds the exercise price of the option.

Interests of Certain Persons in the Merger (page 40)

      Our directors and executive officers have interests in the merger that may be in addition to, or different from, the interests of our shareholders. Such interests relate to or arise from, among other things, the following:

•	several of our officers are expected to be employed by Concerto, including Mr. Barnett, our chief executive officer, who is expected to become a member of Concerto’s senior management team following the merger, although there is no express agreement regarding our officers’ roles with Concerto following the merger;

•	the vesting of all outstanding options to purchase shares of our common stock issued under our compensatory benefit plans will be fully accelerated immediately prior to completion of the merger and upon the merger, the holders of all outstanding options to purchase shares of our common stock issued under our compensatory benefit plans, including our officers and directors, will receive a cash payment for each outstanding option equal to the amount by which $11.60 exceeds the exercise price of such option, if any, less any applicable taxes and withholdings;

•	following the merger, Concerto has agreed to indemnify and hold harmless, and to cause the surviving corporation to indemnify and hold harmless, each person who was or is prior to the merger an officer or director of Aspect for all losses, liabilities, claims and expenses incurred by any such person arising out of such person’s service as a director or officer of Aspect or the entering into by Aspect of the merger agreement or the transactions contemplated thereby;

•	Concerto has agreed to cause Aspect, following the merger, to maintain directors’ and officers’ liability insurance for our officers and directors for a period of six years following the merger for the acts or omissions of our officers and directors occurring prior to the completion of the merger, including those taken in connection with the merger agreement and the transactions contemplated thereby, although Concerto is not required to pay an annual premium for such insurance in excess of 200% of the last annual premium we paid as of July 5, 2005; and

•	certain of our officers, including Mr. Barnett and Mr. James C. Reagan, our executive vice president and chief financial officer, are party to change of control agreements that provide, in part, cash severance payments, health insurance continuation and stock option vesting acceleration benefits upon the termination of their employment with us in connection with a change of control transaction such as the merger.

      For a more complete description of these interests, see the section titled “The Merger — Interests of Certain Persons in the Merger” on page 40 of this proxy statement. Our board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that our shareholders vote in favor of approving the merger agreement.

No Solicitation (page 52)

      We have agreed that we will not solicit, initiate or knowingly encourage or facilitate any inquiry or any proposal or offer that is, or could reasonably be expected to lead to, an acquisition proposal or to participate in discussions or negotiations or furnish non-public information in connection with an acquisition proposal. However, prior to the adoption of the merger agreement by our shareholders, if we determine that a bona fide unsolicited written acquisition proposal could reasonably be expected to result in a superior proposal, we may provide confidential information to and engage in discussions with the person making such proposal if, among other things, such actions are required by our board of directors’ fiduciary duties. We have agreed to keep Concerto informed of the status and the material terms and conditions of such proposal.

      Furthermore, our board of directors may not withdraw or modify its recommendation of the merger or recommend an acquisition proposal, which we refer to as a change in recommendation, or terminate the merger agreement to accept a superior proposal, unless prior to the shareholder vote in response to a superior proposal received by our board of directors after July 5, 2005:

•	we have complied with the no solicitation provisions of the merger agreement;

•	our board of directors determines in good faith, after consultation with our outside counsel, that a change in recommendation and/or the termination of the merger agreement to accept a superior proposal is necessary for the board of directors to comply with its fiduciary obligations;

•	Concerto is given two business days’ prior notice of our board of directors’ intent to make a change in recommendation;

•	Concerto does not make a proposal that our board of directors determines in good faith, after consultation with our financial advisors, is at least as favorable to our shareholders as the superior proposal; and

•	in the event we terminate the merger agreement to accept a superior proposal, we concurrently pay Concerto a termination fee of $32.5 million.

      For more information regarding the no solicitation provisions of the merger agreement, see the section titled “The Merger Agreement — No Solicitation” on page 52 of this proxy statement.

Voting Agreement (page 61)

      Vista Equity Fund II, L.P., an affiliate of Vista Equity Partners and the sole holder of our outstanding Series B preferred stock, has entered into a voting agreement with Concerto and agreed to vote all of its shares of Series B preferred stock in favor of approval of the merger agreement. Vista has also granted Concerto an irrevocable proxy to vote the shares of Series B preferred stock held by Vista at any meeting of our shareholders or in connection with any action by written consent taken by the shareholders that occurs prior to the earliest to occur of: (i) the termination of the merger agreement in accordance with its terms, (ii) the completion of the merger, (iii) such time as our board of directors, following due exercise of its fiduciary duties in connection with its receipt and evaluation of a superior proposal, formally recommends that shareholders vote against the approval and adoption of the merger agreement and such recommendation is publicly announced to the shareholders, or (iv) December 31, 2005 (the earliest to occur of which we refer to as the expiration time), as follows:

    (a) in favor of:

•	the approval of the merger agreement; and

•	the approval of the merger and each of the other transactions contemplated by the merger agreement;

and (b) against:

•	any merger, consolidation or other business combination involving Aspect or its subsidiaries (other than the proposed merger and the other transactions contemplated by the merger agreement);

•	any sale or other transfer of all or substantially all of the assets of Aspect and its subsidiaries;

•	any acquisition proposal (as defined in the merger agreement);

•	any liquidation, dissolution or winding up of Aspect;

•	any amendment to Aspect’s articles of incorporation or bylaws that is not approved by Concerto; and

•	any other action intended or reasonably expected to interfere with or delay the merger or any of the other transactions contemplated by the merger agreement.

Vista’s obligations under the voting agreement terminate as of the expiration time. Mr. Robert F. Smith, a member of our board of directors, is the Managing Principal of Vista Equity Partners.

Amendment to Rights Agreement (page 61)

      In connection with the approval of the merger agreement by our board of directors, we amended our Preferred Shares Rights Agreement dated May 11, 1999 with EquiServe Trust Company, N.A., as rights agent on July 5, 2005 to provide that none of the transactions contemplated by the merger agreement, including the merger, will trigger any of the anti-takeover mechanisms in the rights agreement. The preferred share purchase rights issuable under the rights agreement are not separately transferable and will be automatically exchanged for the merger consideration upon completion of the merger.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the merger and other information relating to the merger. You can identify these statements by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “may,” “will” and “continue” or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation,

•	the satisfaction of the conditions to consummate the merger, including the approval of the merger agreement by our shareholders;

•	receipt of necessary approvals under applicable antitrust laws and other relevant regulatory authorities;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceeding that may be instituted against us and others following the announcement of the merger agreement;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the effect of the announcement of the merger on our customer relationships, operating results and business generally, including the ability to retain key employees;

and other risks detailed in our current filings with the Securities and Exchange Commission, including our most recent filings on Forms 10-Q and 10-K. For a description of where you can find additional information regarding Aspect, see the section titled “Where You Can Find More Information” on page 68 of this proxy statement. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

      The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the proposed merger and the special meeting. You should still carefully read this entire proxy statement, including each of the annexes. In this proxy statement, the terms “Aspect,” “Company,” “we,” “our,” “ours,” and “us” refer to Aspect Communications Corporation and its subsidiaries and “Concerto” refers to Concerto Software, Inc. and its subsidiaries, including Ascend Merger Sub, Inc.

The Special Meeting

Q.	Who is soliciting my proxy?

A.	Your proxy is being solicited by our board of directors.

Q.	What matters will be voted on at the special meeting?

A.	You will be asked to vote on the following proposals:

•	to approve the merger agreement;

•	to approve the adjournment or postponement of the meeting, if necessary or appropriate, to permit the further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement; and

•	to act on other matters and transact such other business, as may properly come before the meeting.

Q.	How does Aspect’s board of directors recommend that I vote on the proposals?

A.	Our board of directors recommends that you vote:

•	“FOR” the proposal to approve the merger agreement; and

•	“FOR” adjournment or postponement, if necessary or appropriate, to permit the further solicitation of proxies.

Q.	What vote is required for Aspect’s shareholders to approve the merger agreement?

A.	In order to approve the merger agreement, holders of a majority of the outstanding shares of our common stock entitled to vote and holders of a majority of the outstanding shares of our Series B preferred stock entitled to vote must vote “FOR” approval of the merger agreement. Vista Equity Fund II, L.P., the sole holder of all of the outstanding shares of our Series B preferred stock, has agreed to vote its shares in favor of approval of the merger agreement.

Q.	What vote is required for Aspect’s shareholders to approve the other proposals at the special meeting?

A.	The proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies each requires the affirmative vote of a majority of the shares present and entitled to vote, with shares of Series B preferred stock voting on an as-converted to common stock basis.

Q.	Who is entitled to vote at the special meeting?

A.	Holders of record of our common stock and our Series B preferred stock as of the close of business on [ ], 2005, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, [ ] shares of our common stock, held by approximately [ ] holders of record, were outstanding and entitled to vote and 50,000 shares of our Series B preferred stock, held by one holder of record, were outstanding and entitled to vote. You may vote all shares you owned as of the record date. For purposes of approving the merger agreement, each holder of a share of our common stock and/or Series B preferred stock is entitled to one vote per share. For purposes of all other proposals, each holder of a share of our common stock is entitled to one vote per share and each holder of a share of our Series B preferred stock is entitled to 444.44444 votes per share (which number is equal to the number of shares of our common stock into which one share of our outstanding Series B preferred stock may be converted).

Q.	What should I do now?

A.	After carefully reading and considering the information contained in this proxy statement, please vote your shares by returning the enclosed proxy card or submitting a proxy through the internet or by telephone. You can also attend the special meeting and vote in person. DO NOT ENCLOSE OR RETURN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion, when they have not received instructions from beneficial owners, to vote such shares on routine matters, but not on non-routine matters such as the approval of the merger agreement. Your broker will only be permitted to vote your shares on the approval of the merger agreement if you instruct your broker how to vote. You should follow the procedures provided by your broker regarding the voting of your shares. If you do not instruct your broker to vote your shares on the approval of the merger agreement, your shares will not be voted, which will have the same effect as if you vote against the approval of the merger agreement.

Q.	How are votes counted?

A.	For the proposal to approve the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not count as votes cast on the proposal to approve the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it has the same effect as if you vote against the approval of the merger agreement. For the proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not count as votes cast on the proposal to adjourn or postpone the meeting, but will count for the purpose of determining whether a quorum is present. As a result, if you abstain, it has the same effect as if you vote against adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the approval of the merger agreement, “FOR” adjournment or postponement of the meeting, if necessary or appropriate, to permit further solicitation of proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the meeting for a vote.

Q.	When should I send in my proxy card?

A.	You should send in your proxy card, or grant your proxy through the internet or by telephone, as soon as possible so that your shares will be voted at the special meeting.

Q.	May I change my vote after I have mailed my signed proxy card?

A.	Yes. You may revoke your proxy and change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to our secretary stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card either by mail, through the internet or by telephone. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q.	May I vote in person?

A.	Yes. You may attend the special meeting and vote your shares of common stock in person. If you hold shares in “street name” you must provide a legal proxy executed by your bank or broker in order to vote your shares at the special meeting.

The Merger

Q.	What is the proposed transaction?

A.	The proposed transaction is the acquisition of Aspect Communications Corporation, a California corporation, by Concerto Software, Inc., a Delaware corporation whose owners currently consist of entities affiliated with the private equity investment funds affiliated with Golden Gate Capital and Oak Investment Partners and members of Concerto’s management team, pursuant to an Agreement and Plan of Merger, dated as of July 5, 2005, among us, Concerto and its wholly owned subsidiary, Ascend Merger Sub, Inc., a California corporation. In the merger, Ascend Merger Sub will merge with and into us, and we will be the surviving corporation. When the merger is completed, we will cease to be a publicly traded company and will instead become a wholly owned subsidiary of Concerto.

Q.	If the merger is completed, what will I be entitled to receive for my shares of Aspect common stock and when will I receive it?

A.	Upon completion of the merger, you will be entitled to receive $11.60 in cash, without interest and less applicable taxes and withholdings, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will be entitled to receive $1,160.00 in cash in exchange for your shares, less applicable taxes and withholdings. In addition, if you hold options to acquire shares of our common stock, issued under our compensatory benefit plans, immediately prior to the effective time of the merger, all such options will become fully vested and immediately exercisable. Upon completion of the merger, all such options not exercised prior to the merger will be cancelled and you will be entitled to receive a cash payment equal to the amount, if any, by which $11.60 exceeds the exercise price for each share of our common stock underlying the options, less applicable taxes and withholdings. After the merger is completed, Concerto will arrange for a letter of transmittal to be sent to each of our shareholders. The merger consideration will be paid to each shareholder once that shareholder submits the letter of transmittal, properly endorsed stock certificates and any other required documentation.

Q.	If the merger is completed, what will I be entitled to receive for my shares of Aspect Series B preferred stock and when will I receive it?

A.	Upon completion of the merger, you will be entitled to receive $5,155.5555 in cash for each share of our Series B preferred stock that you own, or $11.60 on an as-converted to common stock basis, without interest and less applicable taxes and withholdings. After the merger is completed, Concerto will arrange for a letter of transmittal to be sent to each of our shareholders. The merger consideration will be paid to each shareholder once that shareholder submits the letter of transmittal, properly endorsed stock certificates and any other required documentation.

Q.	Am I entitled to dissenters’ rights?

A.	Under the General Corporation Law of the State of California, the holder of our Series B preferred stock will be entitled to dissent and seek appraisal for its shares of Series B preferred stock in connection with the merger. Holders of our common stock will be entitled to dissent and seek appraisal for their shares of common stock but obtain appraisal for their shares only if certain criteria are satisfied. For additional information about dissenters’ rights, see the section titled “Dissenters’ Rights” on page 62 of this proxy statement and Annex C to this proxy statement.

Q.	Why is the Aspect board recommending the merger?

A.	Our board of directors believes that the merger and the merger agreement are advisable and in the best interests of Aspect and its shareholders and unanimously recommends that you vote “FOR” the approval of the merger agreement. To review our board of directors’ reasons for recommending the merger, see the section titled “The Merger — Reasons for the Merger and Recommendation of the Board of Directors” on page 27 of this proxy statement.

Q.	Will the merger be a taxable transaction to me?

A.	If you are a U.S. holder of our common stock or shares of Series B preferred stock, the merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares. If you are a non-U.S. holder of our stock, the merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. For a more detailed description of the tax consequences of the merger, see the section titled “Material U.S. Federal Income Tax Consequences” on page 42 of this proxy statement. You should consult your tax advisor on how specific tax consequences of the merger, including the federal, state, local and/or non-U.S. tax consequences, apply to you.

Q.	When is the merger expected to be completed?

A.	We are working towards completing the merger as soon as possible. We currently expect to complete the merger as soon as practicable after the special meeting and after all the conditions to the merger are satisfied or waived, including shareholder approval of the merger agreement at the special meeting and expiration or termination of the waiting period under U.S. antitrust law, or other applicable antitrust law. We and Concerto filed pre-merger notifications with the U.S. antitrust authorities pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, on July [ ], 2005.

Q.	Should I send in my Aspect stock certificates now?

A.	No. Shortly after the merger is completed, you will receive a letter of transmittal from the exchange agent with written instructions for exchanging your Aspect stock certificates. You must return your Aspect stock certificates as described in the instructions. You will receive your cash payment as soon as practicable after the exchange agent receives your Aspect stock certificates and any completed documents required in the instructions. PLEASE DO NOT SEND YOUR ASPECT STOCK CERTIFICATES NOW.

Q.	What should I do if I have questions?

A.	If you have more questions about the special meeting, the merger or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact:

Investor Relations Department

Aspect Communications Corporation
1320 Ridder Park Drive
San Jose, California 95131-2312
Telephone: (408) 325-2200

    or if you have any questions or need assistance in voting your shares, please contact our proxy solicitor:

Georgeson Shareholder Communications Inc.

17 State Street, 10th Floor
New York, NY 10004
Banks and Brokers: (212) 440-9800
Shareholders: Toll Free (866) 328-5438

MARKET PRICE AND DIVIDEND DATA

      Our common stock is quoted on The NASDAQ National Market under the symbol “ASPT.” The table below shows, for the periods indicated, the high and low sales prices for shares of our common stock as reported by The NASDAQ National Market. There is no public market for our Series B preferred stock.

	Aspect Common
	Stock

	Low			High

Year End December 31, 2003
First quarter		$2.94			$3.69
Second quarter		$2.86			$3.90
Third quarter		$3.53			$9.19
Fourth quarter		$8.80			$16.55
Year Ended December 31, 2004
First quarter		$13.94			$19.45
Second quarter		$11.31			$16.47
Third quarter		$7.37			$14.08
Fourth quarter		$8.64			$11.42
Year Ended December 31, 2005
First quarter		$9.94			$11.69
Second quarter		$8.43			$11.41
Third quarter through [ ], 2005	$	[	]	$	[	]

      The following table sets forth the closing sales prices per share of Aspect common stock, as reported on The NASDAQ National Market on July 1, 2005, the last full trading day before the public announcement of the proposed merger, and [                    ], 2005, the latest practicable date before the printing of this proxy statement:

July 1, 2005 $ 11.20

[                    ], 2005          $[          ]

      If the merger is consummated, our common stock will be delisted from The NASDAQ National Market, there will be no further public market for shares of our common stock and each share of our common stock will be converted into the right to receive $11.60 in cash and each of our 50,000 shares of Series B preferred stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $5,155.5555 in cash, or $11.60 on an as-converted to common stock basis, without interest and less applicable taxes and withholdings.

      We have never paid cash dividends on our common stock and the terms of our credit arrangement prohibit our declaration of cash dividends without bank consent. Pursuant to the terms of the Series B convertible preferred stock set forth in our Certificate of Determination of Rights, Preferences and Privileges of Series B Convertible Preferred Stock, we may not declare or pay dividends on any class of stock junior to that of the Series B preferred stock without the prior written consent of the holders of a majority of the shares of the Series B preferred stock then outstanding. Additionally, we are obligated to accrue dividends on each share of Series B preferred stock, compounded on a daily basis at the rate of 10% per annum. The undeclared preferred stock dividends are forfeited in the event of conversion of shares of Series B preferred stock into shares of common stock. We are permitted to pay up to 50% of accrued dividends in the form of common stock. If there has been no conversion or no cash dividend payments upon the tenth anniversary of the date of issuance of the Series B preferred stock, we are required to pay a redemption amount equal to 125% of the original purchase price of the stock plus accumulated unpaid dividends to the Series B preferred shareholders. If the proposed merger is approved by shareholders and completed as described in this proxy statement, the Series B preferred stock will not receive any dividend payment.

THE COMPANIES

Aspect Communications Corporation

      We are a leading provider of contact center solutions and services that enable businesses to manage and optimize customer communications. We develop, market and license products that enable our customers to manage their customer-care related communications, workforce and information in ways best suited for their businesses. Our products and services help businesses to manage their customer interactions in ways that drive greater customer intimacy, while increasing the effectiveness and productivity of the workforce. Our products can be used by businesses to connect their customers to live and self-service resources regardless of the user’s location and communication channel. We have focused on contact center solutions since our inception in 1985. We have a global customer base that includes more than two-thirds of the Fortune 50, in a broad range of industries including transportation, financial services, insurance, telecommunications and outsourcing. Our headquarters is in San Jose, California and we maintain offices around the world. Our common stock is quoted on The NASDAQ National Market under the symbol “ASPT.”

Concerto Software, Inc.

      Concerto Software is the founder of the contact center industry and focused on providing proven, innovative products and services that enable key business processes including customer service, collections, and sales and telemarketing for in-house and outsourced contact centers. Each day, companies around the globe conduct more than 50 million customer interactions using Concerto’s flexible, reliable solutions for automatic call distribution, or ACD, predictive dialing, workforce management, analytics, interactive voice response, or IVR, and multi-channel contact. Concerto’s headquarters is in Westford, Massachusetts and it maintains offices around the world. Concerto is a private company owned by entities affiliated with the private equity investment funds of Golden Gate Capital and Oak Investment Partners and by members of Concerto’s management team.

Ascend Merger Sub, Inc.

      Ascend Merger Sub, Inc., a corporation organized under the laws of the State of California, is a wholly owned subsidiary of Concerto. Ascend Merger Sub was formed exclusively for the purpose of effecting the merger and has not conducted any business operations and has no assets. If the merger is completed, Ascend Merger Sub will cease to exist following its merger with and into Aspect.

THE SPECIAL MEETING

      We are furnishing this proxy statement to you, as a shareholder of Aspect, as part of the solicitation of proxies by our board of directors for use at the special meeting of shareholders.

Date, Time, Place and Purpose of the Special Meeting

      The special meeting will be held at our corporate headquarters located at 1320 Ridder Park Drive, San Jose, California, on [                    ], 2005 beginning at [          ] a.m., local time. The purpose of the special meeting is:

•	To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of July 5, 2005, by and among Concerto Software, Inc., Ascend Merger Sub, Inc. and Aspect Communications Corporation.

•	To approve adjournments or postponements of the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the merger agreement.

•	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      Our board of directors has, by unanimous vote, determined that the merger agreement and the merger are advisable and in the best interests of Aspect and its shareholders, and has approved the merger agreement and the merger. Our board of directors unanimously recommends that our shareholders vote “FOR” approval of the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

      The holders of record of shares of our common stock and our Series B preferred stock as of the close of business on [                    ], 2005, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting.

      On the record date, there were [                    ] shares of our common stock outstanding held by approximately [                    ] shareholders of record and 50,000 shares of our Series B preferred stock outstanding held by one shareholder of record. Holders of a majority of the shares of our common stock and Series B preferred stock issued and outstanding as of the record date and entitled to vote at the special meeting must be present in person or represented by proxy at the special meeting to constitute a quorum to transact business at the special meeting. Both abstentions and broker “non-votes” will be counted as present for purposes of determining the existence of a quorum. In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn or postpone the meeting to solicit additional proxies.

Vote Required

      Approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date and entitled to vote at the special meeting and the affirmative vote of the holders of a majority of the shares of our Series B preferred stock outstanding on the record date and entitled to vote at the special meeting.

      Approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to permit further solicitation of proxies, each requires the affirmative vote of a majority of the shares present and entitled to vote, with the Series B preferred shares voting on an as-converted to common stock basis.

      For purposes of approving the merger agreement, each holder of a share of our common stock and/or Series B preferred stock is entitled to one vote per share. For purposes of all other proposals, each holder of a share of our common stock is entitled to one vote per share and each holder of a share of our Series B preferred stock is entitled to 444.44444 votes per share (which number is equal to the number of shares of our common stock into which one share of our Series B preferred stock may be converted). Vista Equity Fund II,

L.P., the sole holder of all of our outstanding Series B preferred stock, has agreed to vote its shares in favor of approval of the merger agreement.

      Failure to vote your proxy (either through the internet, by telephone or by returning a properly executed proxy card) or to vote in person will have the same effect as a vote “AGAINST” adoption of the merger agreement, but will not affect the outcome of the adjournment or postponement, if necessary or appropriate, to permit further solicitation of proxies.

      Brokers or other nominees who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of our common stock will not be counted as votes cast or shares voting and will have the same effect as votes “AGAINST” approval of the merger agreement, but will not affect the outcome of the vote regarding the adjournment or postponement, if necessary or appropriate, to permit further solicitation of proxies.

Voting

      Shareholders may vote their shares by attending the special meeting and voting their shares of our common stock or Series B preferred stock in person, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope. All shares of our common stock or Series B preferred stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a written proxy card is signed by a shareholder and returned without instructions, the shares of our common stock represented by the proxy will be voted “FOR” approval of the merger agreement and “FOR” the adjournment or postponement, if necessary or appropriate, to permit further solicitation of proxies.

      In addition, shareholders may submit a proxy through the internet or by telephone by following the instructions included with the enclosed proxy card. If you submit a proxy through the internet or by telephone, please do not return the proxy card. You should be aware that in submitting a proxy through the internet, you may incur costs such as telephone and internet access charges for which you will be responsible. The internet voting facility and the telephone voting facility for shareholders of record will close at 11:59 p.m., Eastern Time, on [                    ], 2005.

      Shareholders who have questions or requests for assistance in completing and submitting proxy cards should contact Georgeson Shareholder Communications Inc. at (866) 328-5438.

      Shareholders who hold their shares of Aspect common stock or Series B preferred stock in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of our common stock or Series B preferred stock how to vote their shares or obtain a legal proxy from the record holder to vote their shares at the special meeting.

Revocability of Proxies

      You can revoke your proxy at any time before it is voted at the special meeting by:

•	giving written notice of revocation to any of the persons named as proxies or to our secretary;

•	submitting another properly completed proxy bearing a later date;

•	if you submitted a proxy through the internet or by telephone, by submitting a proxy again through the internet or telephone prior to the close of the internet voting facility or the telephone voting facility; or

•	voting in person at the special meeting.

      If your shares of our common stock or Series B preferred stock are held in the name of a bank, broker, trustee or other holder of record, you must follow the instructions of your broker or other holder of record to revoke a previously given proxy. If your broker or nominee allows you to submit a proxy by telephone or through the internet, you may be able to change your vote by submitting a proxy again by telephone or through the internet.

Solicitation of Proxies

      In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. These people will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our common stock and in obtaining voting instructions from those owners. We will pay the costs of this proxy solicitation, including all expenses of filing, printing and mailing this proxy statement.

      We have retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies by mail, telephone or other electronic means, or in person, for a fee of approximately $14,000 plus expenses relating to the solicitation.

Other Business

      We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to matters relating to the purposes stated in the notice of special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, we intend that shares of our common stock or Series B preferred stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card.

      In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting. Any adjournment or postponement may be made without notice by an announcement made at the special meeting by the chairman of the meeting. If the persons named as proxies on the proxy card are asked to vote for one or more adjournments or postponements of the meeting for matters incidental to the conduct of the meeting, such persons will have the authority to vote in their discretion on such matters. However, if the persons named as proxies on the proxy card are asked to vote for one or more adjournments or postponements of the meeting to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the merger agreement, they will only have the authority to vote on such matter as instructed by you or your proxy or, if no instructions are provided, in favor of such adjournment or postponement. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our shareholders who have already granted their proxies to revoke them at any time prior to their use.

THE MERGER

      This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

      Over the past several years, Aspect’s board of directors has periodically met to review and assess Aspect’s long-term plans and strategies. In the late summer of 2004, in preparation for such a meeting to be held in September 2004, Aspect’s management began an analysis of Aspect’s strategic alternatives, including possible strategic transactions as well as steps that it could take to continue to grow and increase its profitability as an independent company. Consistent with its customary practice to meet annually to discuss Aspect’s long-term plans and strategies to maximize shareholder value, beginning in early fall 2004, the Aspect board of directors held a series of meetings to discuss how best to competitively position Aspect in the increasingly consolidating contact center industry. At this meeting, the board of directors reviewed Aspect’s historical and current business operations and financial performance, and senior management presented Aspect’s long-term plan as an independent company, including the factors on which Aspect senior management were relying to contribute to future growth and the potential effect of various risks on the plan. Senior management also presented an overview of the competitive landscape and reviewed the potential benefits and risks associated with a possible business combination transaction with another industry participant, as well as the potential benefits and risks of remaining independent and the risks of potential structural changes in the industry not involving Aspect that might be detrimental to the company. In response to the consolidation of the contact center industry, the Aspect board of directors began considering Aspect’s market position and potential financial and strategic opportunities, including, among others: (i) Aspect continuing to operate as an independent company; or (ii) Aspect entering into a business combination with another company and, by becoming a larger entity, potentially attracting new customers.

      During Aspect’s regularly scheduled October 2004 board meeting, the Aspect board of directors determined that it would be appropriate to engage a financial advisor to assist in the board of directors’ evaluation of Aspect’s strategic opportunities and to provide strategic and financial advice to Aspect. Following such deliberations, the board of directors selected Morgan Stanley & Co. Incorporated to be that financial advisor.

      In early December 2004, Aspect executed an engagement letter with Morgan Stanley to provide strategic and financial advice in connection with reviewing Aspect’s strategic alternatives, evaluating the financial implications of such alternatives and assisting Aspect with any resulting potential strategic transactions involving Aspect.

      On December 8, 2004, the Aspect board of directors held a regularly scheduled meeting. Also joining the meeting were members of Aspect’s senior management team, representatives of Heller Ehrman LLP, Aspect’s legal counsel, and representatives of Morgan Stanley. Representatives of Morgan Stanley discussed with the board of directors a number of strategic issues regarding Aspect. The directors engaged in a detailed discussion with representatives of Morgan Stanley regarding these issues.

      Between December 8, 2004 and January 26, 2005, at the request of Aspect’s directors, Morgan Stanley continued its financial analysis of Aspect. During this period of time, Aspect’s management team finalized its financial plan for 2005 and developed a financial forecast for the fiscal years 2006 - 2008. The management team also evaluated potential strategic acquisitions during this time period and through May 2005, entering into discussions with possible acquisition candidates. These discussions concluded with no agreements with respect to any such acquisitions.

      On January 26, 2005, the Aspect board of directors held a regularly scheduled meeting. Also joining the meeting were members of Aspect’s senior management team, representatives of Heller Ehrman, representatives of Morgan Stanley, a representative of Vista Equity Partners and representatives of Credit Suisse First Boston LLC, financial advisor to Vista. Representatives of Morgan Stanley presented its preliminary analysis of Aspect’s valuation and strategic and financial alternatives which Aspect could pursue to the Aspect board of directors. The Aspect directors engaged in a detailed discussion with representatives of Morgan Stanley regarding these topics. The Aspect board of directors then reviewed and discussed potential strategic alternatives for maximizing Aspect shareholder value, including maintaining the status quo, potential consolidation opportunities, acquisition targets and the desirability of initiating discussions with potential partners, including both strategic and private equity parties. After discussion and a review of the directors’ fiduciary obligations, the Aspect board of directors authorized management, with the assistance of Morgan Stanley, to prepare a list of proposed parties to contact and to initiate such discussions.

      In late January 2005 and early February 2005, Aspect’s board of directors met, first without the Vista-designated directors and Mr. Barnett present and subsequently with such directors present, to discuss the advisability of forming an independent committee to evaluate Aspect’s strategic alternatives, and to discuss the appropriate structure, scope and conduct of the strategic discussions to be facilitated by Morgan Stanley. After their discussions, the board determined that the formation of an independent committee was not required to move forward.

      During early February 2005, the list of strategic and private equity parties to be contacted by Morgan Stanley on Aspect’s behalf was compiled, and preparations for such contacts took place. Based on these discussions, the board of directors authorized Morgan Stanley on Aspect’s behalf to contact thirteen of the parties regarding a potential strategic transaction involving Aspect. Based on preliminary feedback from these parties and additional discussion, the board later authorized Morgan Stanley on Aspect’s behalf to contact an additional four parties.

      Throughout February and early March 2005, members of Aspect’s senior management team and representatives of Morgan Stanley discussed the status of Aspect’s discussions with potential partners and the preparation of information to be shared with potential partners. Mr. Barnett regularly updated the Aspect board of directors on the status of these discussions.

      During February, March and April 2005, eleven of the seventeen parties contacted, including Concerto, indicated an interest in proceeding with strategic discussions and as a result of these contacts, Aspect entered into confidentiality agreements with these eleven parties. Aspect entered into its confidentiality agreement with Concerto on February 18, 2005. Subsequently, these eleven parties received confidential Aspect information which included, among other things, the Aspect management four-year projections. Following review of the confidential Aspect information, two of the parties indicated no interest in proceeding with discussions about a potential transaction.

      Beginning in mid-March and continuing through mid-April 2005, members of Aspect’s senior management team met with the remaining nine parties that entered into confidentiality agreements, including Golden Gate Capital, an investor in Concerto, regarding a potential strategic transaction involving Aspect. In these meetings Aspect’s senior management discussed, among other things, Aspect’s business, products, markets, financial results and the Aspect management four-year projections. Following these meetings, three of the parties indicated no interest in proceeding with discussions about a potential transaction.

      On April 15, 2005, Morgan Stanley, on Aspect’s behalf, requested the submission of a preliminary indication of interest in a potential acquisition of Aspect from the remaining six parties, each of whom had met with Aspect’s senior management.

      On April 21 and 22, 2005, Aspect received preliminary indications of interest, subject to further due diligence review, from four parties regarding a potential acquisition of Aspect. These indications of interest ranged in price per common share from $11.00 to $13.00, with only one of the parties indicating preliminary interest at a price above $12.00 per share. Mr. Barnett updated the Aspect board of directors on the preliminary nature of the indications of interest, and the board agreed to meet on April 25, 2005 to review the results of the indications of interest and to discuss the next steps for Aspect in the process.

      On April 25, 2005, the Aspect board of directors held a meeting to discuss and review the results of the contacts made with potential purchasers and the four indications of interest that had been submitted to Morgan Stanley. After discussion and an evaluation of the indications of interest, the Aspect board of directors authorized members of Aspect’s senior management team and Morgan Stanley to proceed with discussions with the remaining interested parties.

      On April 28, 2005, the Aspect board of directors held a meeting at which Morgan Stanley provided an update as to the status of the discussions with the interested parties.

      Beginning in late April 2005, Aspect prepared to allow the four interested parties to engage in a detailed due diligence review with respect to Aspect. On behalf of Aspect, Morgan Stanley contacted the interested parties to reaffirm their interest in continuing in strategic discussions with Aspect management, and three of the interested parties decided to proceed with detailed due diligence with respect to Aspect. The fourth party withdrew from further discussions. During May 2005, the three interested parties, one of which was Concerto, began their efforts in that regard, meeting on several occasions with Aspect management to discuss Aspect’s historical and current business operations, competitive positioning and projected financial performance, including discussions of the management four year financial forecast. In early May 2005, Aspect also set up and managed an electronic data room where further due diligence materials were posted for review by the parties on a password-protected basis, and representatives of Heller Ehrman and Aspect’s in-house legal and financial staff provided due diligence information as required by the various parties.

      On May 9, 2005, Mr. James D. Foy, Concerto’s Chief Executive Officer, and Mr. Barnett held a meeting in New York and informally discussed a possible business combination of Aspect and Concerto.

      On May 10, 2005, the Aspect board of directors met to discuss the status of the process and the current status of discussions with interested parties.

      On May 12, 2005, Morgan Stanley received an inquiry from a potential strategic acquiror who had not previously been contacted by Morgan Stanley. In subsequent discussions, this party indicated it understood Morgan Stanley had been retained as financial advisor to Aspect and was contacting Morgan Stanley in order to determine Aspect’s degree of interest in a potential strategic transaction involving them. In these discussions, Morgan Stanley requested from this party a description of the structure of the transaction contemplated by the party, the sources of funding for such transaction and the extent of the approvals the party had obtained to pursue the transaction. This party did not respond to Morgan Stanley’s requests and no proposal was received from this party.

      On May 18 and 19, 2005, members of Aspect’s senior management team met with representatives of Golden Gate and Concerto in San Jose, California. The parties discussed a potential business combination involving Aspect and Concerto and the potential synergies that could result from a business combination of the two companies.

      In mid-May 2005, one of the three remaining interested parties indicated to Morgan Stanley it was discontinuing its due diligence review of Aspect and would not be submitting a final proposal.

      On May 20, 2005, Morgan Stanley sent a letter on behalf of Aspect describing the procedures for the submission of a final offer, accompanied by Aspect’s draft of the agreement and plan of merger, to Golden Gate Capital and Concerto and the other remaining interested party.

      Between May 23, 2005 and May 26, 2005, representatives of PricewaterhouseCoopers LLP, Golden Gate’s accounting advisor, met with members of Aspect’s finance team and commenced their due diligence review of Aspect.

      On June 1, 2005, the remaining interested party other than Concerto indicated to Morgan Stanley that it was discontinuing its due diligence review of Aspect and would not be submitting a final proposal.

      On June 2, 2005, Concerto submitted a non-binding letter of intent for an acquisition of Aspect, and a markup of Aspect’s draft agreement and plan of merger, at a price per common share of $11.25. Following the receipt of the proposal from Concerto, representatives of Golden Gate, Morgan Stanley and Credit Suisse First Boston, as financial advisor to Vista, engaged in further discussions regarding the Concerto proposal. Following these discussions, representatives of Golden Gate verbally indicated to Morgan Stanley that Concerto would increase its offering price to $11.50 per common share.

      On June 7, 2005, Aspect’s board of directors met to review and discuss the letter of intent received from Concerto. Aspect management and Morgan Stanley reviewed the background and progress of the process and a summary of the Concerto offer, and the board authorized management and Morgan Stanley to proceed with discussions with representatives of Golden Gate, including requesting a higher price. During the board of directors’ discussion, it was also confirmed that discussions with all other previously interested parties had been terminated.

      On June 9, 2005, following further discussions among representatives of Golden Gate, Morgan Stanley and Credit Suisse First Boston, representatives of Golden Gate verbally indicated to Morgan Stanley that Concerto would increase the price it would be willing to pay to acquire Aspect to $12.00 per common share.

      On June 9, 2005, Aspect’s board of directors met to review the status of discussions with Golden Gate Capital and Concerto and instructed management and Morgan Stanley to allow Golden Gate and Concerto to continue their due diligence review and enter into negotiations with Golden Gate and Concerto regarding the terms of a transaction.

      On June 14, 2005, Aspect cancelled a scheduled appearance at an investor conference, which was followed by speculation including as reported in a certain equity research analyst report issued on the morning of June 23, 2005 about a potential strategic transaction involving Aspect. Over the eight trading days beginning on June 22, 2005 and ending on July 1, 2005 (the last trading day before the merger announcement), Aspect’s closing share price increased by approximately 13% from $9.94 to $11.20 and Aspect’s average daily trading volume for its shares increased by approximately 75% over that same period compared to the average daily trading volume for the last 12 months ending June 21, 2005.

      On June 15, 2005, representatives of Oak Investment Partners, an investor in Concerto, and Golden Gate, met with members of Aspect’s management team to continue their due diligence review of Aspect in connection with Concerto’s proposed acquisition. Separately, representatives of JPMorgan Chase & Co. and Deutsche Bank met (in person and telephonically) with members of Aspect’s management team and commenced their respective due diligence reviews of Aspect with respect to lending arrangements that Golden Gate and Concerto expected to enter into with respect to the proposed transaction.

      Throughout June 2005, the parties continued to negotiate the terms of the merger agreement and Concerto and its legal advisors performed due diligence on legal matters with Aspect and its legal advisors. Mr. Barnett continued to update the Aspect board of directors as to the status of the negotiations and material terms of the merger agreement.

      On June 21, 2005, representatives of JPMorgan Chase & Co. and certain other lenders (accompanied by representatives of Concerto, Golden Gate and Oak Investment Partners) met with members of Aspect’s management team and continued their respective due diligence reviews of Aspect in connection with the lending arrangements that Concerto expected to enter into with respect to the proposed transaction.

      On June 22, 2005, representatives of Concerto and Golden Gate met with representatives of Aspect, Morgan Stanley and Heller Ehrman to review certain due diligence inquiries with respect to Concerto and Golden Gate made by Aspect.

      On June 24, 2005, the Aspect board of directors held a telephonic meeting. Also joining the call were members of Aspect’s senior management team, representatives of Morgan Stanley and representatives of Heller Ehrman. Mr. Barnett updated the Aspect board with respect to the negotiations regarding the merger agreement and the status of the proposed financing arrangements necessary to complete the proposed transaction. The board directed management, Heller Ehrman and Morgan Stanley to continue negotiations with Golden Gate and Concerto regarding the terms of the potential transaction.

      On June 29, 2005, representatives of PricewaterhouseCoopers LLP, Golden Gate’s accounting advisor, met again with members of Aspect’s finance team and continued their due diligence review of Aspect.

      On June 30, 2005, the Aspect board of directors held a telephonic meeting. Also joining the call were members of Aspect’s senior management team, representatives of Morgan Stanley and representatives of Heller Ehrman. Mr. Barnett updated the Aspect board with respect to the negotiations regarding the merger agreement and the status of the financing arrangements necessary to complete the proposed transaction. Mr. Barnett indicated to the Aspect board of directors that the parties were finalizing the terms of the merger agreement and the financing arrangements necessary to fund the proposed transaction. In addition, Mr. Barnett updated the Aspect board on the preliminary financial results for the quarter ending June 30, 2005 and stated that these results would be less favorable than both the public research analyst community’s expectations and the management plan. Aspect’s board of directors discussed the advisability of Aspect publicly disclosing its preliminary financial results in light of their preliminary nature and directed members of Aspect’s senior management team to complete their review of the preliminary financial results so that public disclosure of the results could be made as soon as possible. The Aspect board of directors also directed Aspect’s senior management team, Heller Ehrman and Morgan Stanley to continue to negotiate the terms of a potential transaction with Concerto and Golden Gate.

      Also on June 30, 2005, Golden Gate delivered to Concerto a commitment letter relating to Golden Gate’s agreement to invest up to $270 million in cash for the acquisition of equity and/or debt securities of Concerto in connection with the proposed transactions contemplated by the merger agreement. Golden Gate furnished a copy of such commitment letter to Aspect and its representatives later that day.

      On July 1, 2005, members of Aspect’s management team, representatives of Heller Ehrman and representatives of Morgan Stanley held conference calls with representatives of Kirkland & Ellis LLP, Concerto and Golden Gate’s legal counsel, and Golden Gate to discuss outstanding diligence items and the terms for the financing arrangements necessary to fund the proposed transaction.

      On July 1, 2005, Aspect management reviewed with representatives of Concerto, Golden Gate Capital, JPMorgan Chase & Co., Deustche Bank and other certain lenders, Aspect’s preliminary financial results for Q2 FY 2005. Following this review, on July 1, 2005, Golden Gate informed Morgan Stanley that based on the preliminary quarterly financial results indicating lower than expected earnings of Aspect, the lenders had reduced the amount of financing that they were prepared to provide. As a result, Concerto reduced the price it was prepared to pay to acquire Aspect from $12.00 to $11.50 per common share. On July 1, 2005, Aspect’s board of directors held a telephonic meeting to discuss the status of the negotiations and the preliminary financial results for the quarter ending June 30, 2005. The Aspect board of directors directed Aspect’s senior management team and Morgan Stanley to work to continue to negotiate the terms of a potential transaction, including rejecting the proposed reduction in the price Concerto was prepared to pay to acquire Aspect.

      Between July 1 and July 4, 2005, Morgan Stanley, on behalf of Aspect, continued discussions with Golden Gate regarding the price, terms and financing of the transaction. Aspect’s board of directors held telephonic meetings each day from July 1 until July 5, 2005 to discuss the status of outstanding issues on the merger agreement and the terms of the proposed financing arrangements necessary to complete the proposed transaction and to review the preliminary financial results for the quarter ended June 30, 2005. Also joining the calls were members of Aspect’s senior management team and representatives of Heller Ehrman and Morgan Stanley. Throughout the evening of July 4, 2005 the parties worked to complete the transaction documents and negotiate the final terms thereof, which included an increase in the purchase price for Aspect communicated on July 1, 2005 from $11.50 per common share to $11.60 per common share.

      Early in the morning of July 5, 2005, the Aspect board of directors met with members of Aspect’s senior management team and representatives of Heller Ehrman and Morgan Stanley at a special telephonic meeting of the board of directors to discuss the status of the negotiations with Concerto and the directors’ comments on the draft of the proposed merger agreement. Mr. Barnett then provided his view of the proposed merger, after which representatives of Morgan Stanley presented and discussed with the Aspect board of directors, Morgan Stanley’s oral opinion to the Aspect board of directors, which opinion was later furnished in writing, that as of July 5, 2005 and based upon certain assumptions, qualifications and limitations set forth in its opinion, the merger consideration to be received by the shareholders of Aspect common stock pursuant to the merger agreement was fair to such common stockholders from a financial point of view as of July 5, 2005. Following their presentation, representatives of Heller Ehrman presented a review of the terms of the merger agreement and the related documents and reviewed for the Aspect board of directors the issues related to the board’s fiduciary duties with respect to the proposed transaction. The Aspect board of directors then engaged in a full discussion of the terms of the proposed merger agreement and related documents, and the presentation and opinion of Morgan Stanley, asking various questions of Heller Ehrman and Morgan Stanley. The Aspect board of directors concluded that the merger was in the best interests of, and favorable to, Aspect and its shareholders, and that the merger consideration was fair to Aspect’s shareholders from a financial point of view as of the date of the board meeting. Accordingly, the Aspect board of directors unanimously approved the merger and the merger agreement and related documents and authorized management to proceed with the execution of the merger agreement and the related documents.

      Later in the morning of July 5, 2005, following amendment of Aspect’s rights plan, Aspect and Concerto entered into the merger agreement and JPMorgan Chase, Deutsche Bank and certain other lenders delivered commitment letters to Concerto relating to such lenders’ agreement to provide credit facilities to Concerto in connection with the transactions contemplated by the merger agreement. Additionally, Vista Equity Fund II, L.P. and Concerto entered into a voting agreement relating to Vista’s agreement, among other matters, to vote its shares in favor of the merger.

      On July 5, 2005, Aspect and Concerto issued a joint press release announcing the execution of the merger agreement.

Reasons for the Merger and Recommendation of the Board of Directors

      In the course of reaching its decision to approve the merger agreement and the merger, our board of directors consulted with senior management and our financial and legal advisors, and reviewed a significant amount of information and considered a number of factors, including the following:

•	the ability of Aspect to compete in a consolidating industry in response to the development of new technologies and the changing preferences of major customers;

•	the $11.60 per share to be paid as the consideration in the merger represents a 15% premium over the average closing price of our common stock for the 30 trading days prior to the announcement of the transaction and a 17% premium over the closing price of our common stock on June 21, 2005;

•	the fact that shareholders will receive the consideration in cash, which provides certainty of value to our shareholders;

•	the merger is the result of a process in which we contacted 17 strategic and private equity parties;

•	an analysis of possible alternatives to the merger, including the possibility of continuing to operate Aspect as an independent entity and the perceived risks and uncertainties thereof, and the board of directors’ belief that the merger was more favorable to our shareholders than any other alternative reasonably available to us and our shareholders;

•	the then-current financial market conditions, and historical market prices, volatility and trading information with respect to our common stock, including the possibility that if we remained as a publicly owned corporation, in the event of a decline in the market price of our common stock or the stock market in general, the price that might be received by holders of our common stock in the open market or in a future transaction might be less than the $11.60 per share cash price to be paid in the merger;

•	financial considerations, including our recent financial results and preliminary results for the quarter ended June 30, 2005;

•	the terms and conditions of the commitment letters received by Concerto to finance the cash merger consideration and the fee payable by Concerto under certain circumstances if Concerto fails to complete the merger due to a failure to obtain financing;

•	the opinion of our financial advisor, Morgan Stanley & Co. Incorporated, that, as of July 5, 2005 and based upon and subject to the various qualifications, limitations, factors and assumptions set forth therein, the $11.60 in cash per share of our common stock to be received by the holders of shares of our common stock pursuant to the merger agreement was fair to such holders from a financial point of view;

•	the terms and conditions of the merger agreement, pursuant to which, under certain circumstances, we may respond in the manner provided in the merger agreement to any unsolicited acquisition proposal that our board of directors reasonably determines in good faith is likely to lead to a superior acquisition proposal and, upon payment of a termination fee of $32.5 million to Concerto, accept a superior acquisition proposal; and

•	the fact that under California law, our shareholders may have the right to demand appraisal of their shares.

      Our board of directors also considered, among other things, the following risks associated with the merger:

•	the risks and contingencies related to the announcement of the merger, the possibility that the merger may not be consummated and the potential negative effect of the public announcement of the merger on our business, operating results and stock price, our ability to retain key personnel, and our relationships with customers and third parties;

•	that our shareholders will not be able to benefit from any future increase in Aspect’s value;

•	the conditions to Concerto’s obligation to complete the merger and the right of Concerto to terminate the merger agreement under certain circumstances; and

•	the interests that certain of our directors and officers have with respect to the merger in addition to their interests as Aspect shareholders generally.

      Our board of directors recognized that, while the completion of the merger gives our shareholders the opportunity to realize a premium over the price at which the shares were traded during the 30 day period prior to the public announcement of the merger, the completion of the merger would eliminate the opportunity for such shareholders to participate in the future growth and profits of Aspect. Our board of directors believes that the loss of this opportunity was fully reflected in the merger price of $11.60 per share. Our board of directors recognized that there could be no assurance as to the level of growth or profits to be attained by us, if we remained independent.

      The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the board. Our board of directors collectively reached the unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of our board of directors felt were appropriate. In view of the wide variety of factors considered by our board of directors in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board. Rather, our board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

      After evaluating these factors and consulting with its legal counsel and its financial advisors, our board of directors determined that the merger agreement was advisable and in the best interests of our shareholders. Accordingly, our board of directors has unanimously approved the merger agreement and the merger. Our board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement.

Opinion of Aspect’s Financial Advisor

      Aspect’s board of directors retained Morgan Stanley to provide it with certain financial advisory services in connection with reviewing its strategic alternatives, evaluating the financial implications of such alternatives and assisting Aspect with any resulting transactions. Morgan Stanley was selected by Aspect’s board of directors based on Morgan Stanley’s qualifications, expertise, reputation and its knowledge of the business and affairs of Aspect. At the meeting of the Aspect board of directors on July 5, 2005, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of July 5, 2005, and based upon and subject to the assumptions, qualifications and limitations set forth in its opinion, the merger consideration to be received by holders of shares of Aspect common stock pursuant to the merger agreement was fair from a financial point of view to such holders. Morgan Stanley’s opinion did not address the fairness, from a financial point of view, to the holders of any capital stock of Aspect other than the holders of Aspect common stock.

      THE FULL TEXT OF MORGAN STANLEY’S OPINION, DATED AS OF JULY 5, 2005, IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX B. THE OPINION SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY MORGAN STANLEY IN RENDERING ITS OPINION. WE URGE YOU TO READ THE ENTIRE OPINION CAREFULLY. MORGAN STANLEY’S OPINION IS DIRECTED TO ASPECT’S BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE MERGER CONSIDERATION TO BE RECEIVED BY HOLDERS OF SHARES OF ASPECT COMMON STOCK PURSUANT TO THE MERGER AGREEMENT AS OF THE DATE OF THE OPINION. THE OPINION DOES NOT ADDRESS ANY OTHER ASPECTS OF THE TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF ASPECT COMMON STOCK AS TO HOW THE SHAREHOLDERS OF ASPECT SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

      In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other information of Aspect;

•	reviewed certain internal financial statements and other financial and operating data concerning Aspect prepared by the management of Aspect;

•	reviewed certain limited internal financial statements and other financial and operating data concerning Concerto prepared by the management of Concerto;

•	reviewed certain financial projections of Aspect prepared by the management of Aspect and certain limited financial projections of Concerto prepared by the management of Concerto;

•	discussed the past and current operations and financial condition and the prospects of Aspect and Concerto with senior executives of Aspect and Concerto, respectively;

•	reviewed the reported prices and trading activity for the Aspect common stock and other publicly available information regarding Aspect, including among other things, a certain equity research analyst report regarding a potential transaction involving Aspect;

•	compared the financial performance of Aspect and the prices and trading activity of the Aspect common stock with that of certain other comparable publicly-traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of Aspect, Concerto and certain other third parties and their financial and legal advisors;

•	reviewed the debt commitment letter from JPMorgan Chase Bank, N.A., Deutsche Bank Trust Company Americas, Lehman Commercial Paper Inc. and Wells Fargo Foothill, Inc. and the commitment letter from Golden Gate Private Equity, Inc., each dated July 5, 2005, regarding their provision of financing in connection with the merger;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses and considered other such factors as Morgan Stanley deemed appropriate.

      In arriving at its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best available estimates and judgments of the future financial performance, at the time of their preparation, of Aspect and Concerto. In addition, Morgan Stanley discussed certain adjustments to such projections with the management of Aspect that reflected the passage of time and the past and current operations and financial condition of Aspect. Morgan Stanley also assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement, and that the financing would be consummated on terms substantially similar to those set forth in the commitment letters. Morgan Stanley is not a legal, tax or regulatory advisor and has relied upon, without independent verification, the assessment by Aspect and its legal, tax or regulatory advisors with respect to such matters. Morgan Stanley has not made any independent valuation or appraisal of the assets or liabilities of Aspect nor has it been furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, July 5, 2005. Events occurring after July 5, 2005 may affect this opinion and the assumptions used in preparing it, and Morgan Stanley does not assume any obligation to update, revise or reaffirm its opinion.

      In arriving at its opinion, Morgan Stanley was authorized to solicit, and did solicit, interest from other parties with respect to an acquisition, business combination, or other extraordinary transaction involving Aspect.

      The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated July 5, 2005. The various analyses summarized below were based on closing prices for the common stock of Aspect as of June 21, 2005. Subsequent to June 21, 2005, the price and trading volume of Aspect’s common stock changed. On June 23, 2005, a certain equity research analyst report (the “Equity Analyst Report”) suggested the change in Aspect’s price and trading volume was possibly based on speculation that a scheduled Aspect appearance at an investor conference was cancelled due to a potential strategic transaction involving Aspect. Although each analysis was provided to the Aspect board of directors, in connection with arriving at its opinion, Morgan Stanley considered all of its analysis as a whole and did not attribute any particular weight to any analysis described below. Some of these summaries of financial analyses include information presented in tabular format. In order fully to understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

      Historical Quarterly Performance. Morgan Stanley reviewed certain historical quarterly financial results (excluding certain nonrecurring items) for Aspect and compared these results to publicly available consensus equity research estimates (excluding certain nonrecurring items) in effect as of the date immediately preceding the release of the actual quarterly results. Morgan Stanley observed the following:

	Aspect Revenue		Aspect Earnings Per Share

	Consensus Estimate	Actual	Consensus Estimate	Actual
Fiscal Quarter Financial Statistic	($ in millions)	($ in millions)	($)	($)

(Excluding Certain Nonrecurring Items)
Q1 FY 2004	$93	$91	$0.14	$0.17
Q2 FY 2004	$95	$91	$0.19	$0.15
Q3 FY 2004	$91	$91	$0.16	$0.14
Q4 FY 2004	$92	$97	$0.14	$0.19
Q1 FY 2005	$90	$91	$0.13	$0.13
Q2 FY 2005 (Preliminary provided by Aspect management as of July 1, 2005)	$91	$86	$0.14	$0.11

      Morgan Stanley noted that Aspect had not achieved quarterly consensus revenue estimates in Q1 FY 2004, Q2 FY 2004, Q3 FY 2004 and was expected, based on preliminary results provided by Aspect management as of July 1, 2005, (the “Preliminary Q2 Results”), not to achieve quarterly consensus revenue estimates in Q2 FY 2005. In addition, Morgan Stanley noted that Aspect’s share price had declined 10%, 23%, and 14% on the day after results for Q1 FY 2004, Q2 FY 2004 and Q3 FY 2004, respectively, were disclosed publicly.

      Morgan Stanley noted that Aspect’s sequential revenue growth had been -0.5% in Q2 FY 2004, 0.3% in Q3 FY 2004, 6.1% in Q4 FY 2004, -6.4% in Q1 FY 2005 and -5.1% in Q2 FY 2005 based on Preliminary Q2 Results. In addition, Morgan Stanley noted that Aspect’s sequential earnings per share growth had been -10.0% in Q2 FY 2004, -9.8% in Q3 FY 2004, 38.3% in Q4 FY 2004, -28.8% in Q1 FY 2005 and -15.4% in Q2 FY 2005 based on Preliminary Q2 Results.

      Preliminary Q2 FY 2005 Performance. Morgan Stanley reviewed the Preliminary Q2 Results and compared these results to publicly available consensus equity research estimates (excluding certain nonrecurring items) in effect as of July 1, 2005, as well as to Aspect management estimates (excluding certain nonrecurring items) dated February 28, 2005. Morgan Stanley observed the following:

	Preliminary	Consensus Estimates		Management Plan
	Q2 FY 2005
Fiscal Quarter Financial Statistic	Results	($ in millions,	Outperformance	($ in millions,	Outperformance
(Excluding Certain Nonrecurring Items)	($ in MM)	except EPS)	/(Shortfall)	except EPS)	/(Shortfall)

Software License Revenue	$14.3	$19.7	(27.2)%	$21.9	(34.6)%
Hardware Revenue	$11.8	$11.5	2.7%	$12.0	(1.2)%
License Updates & Support Revenue	$51.4	$52.0	(1.2)%	$53.8	(4.4)%
Professional Services Revenue	$8.4	$8.2	2.9%	$8.5	(1.2)%
Total Revenue	$86.0	$91.4	(5.9)%	$96.2	(10.6)%
Operating Profit	$11.9	$15.1	(20.7)%	$18.3	(34.8)%
Net Income to Common	$9.0	$11.8	(23.7)%	$12.8	(29.7)%
Earnings Per Share	$0.11	$0.14	(23.2)%	$0.16	(32.8)%

      Morgan Stanley noted that consensus equity research estimates as of July 1, 2005 did not incorporate the Preliminary Q2 Results.

Review of Projected Financial Performance

      Morgan Stanley compared the projected financial performance of Aspect’s publicly available consensus equity research estimates (excluding certain nonrecurring items) in effect as of July 1, 2005, to Aspect’s management estimates excluding certain nonrecurring items dated February 28, 2005 (“Management Plan”). Morgan Stanley noted, after discussion with Aspect management, that the Management Plan reflected strong product revenue growth as well as a recovery in revenues from software license updates and support. In addition, Morgan Stanley noted that the Management Plan assumed operating margin increases due to improved product mix and continued operating efficiencies (18.8% in FY 2004 rising to 26.6% in FY 2008) as well as a projected effective tax rate of 29% beginning in 2006 compared to an effective tax rate of 20% for consensus equity research estimates as of July 1, 2005.

      In addition, as a result of the risks of, among other things, achieving publicly available consensus equity research estimates and the Management Plan based on discussions with Aspect management and Aspect’s historical results, Morgan Stanley compared the projected financial performance of Aspect’s publicly available consensus equity research estimates (excluding certain nonrecurring items) in effect as of July 1, 2005, to a “Sensitivity Case” (excluding certain nonrecurring items) developed as of June 9, 2005 to analyze the projected financial performance of Aspect assuming growth consistent with industry research estimated growth rates for products of the type sold by Aspect. For the Sensitivity Case, Morgan Stanley relied upon financial projections provided by publicly available consensus equity research revenue estimates for fiscal year 2005 as of July 1, 2005, and extrapolated software license revenue growth for fiscal years 2006 through 2008 by applying publicly available market growth estimates provided by Datamonitor to the fiscal year 2005 software license revenue estimates by product type. In addition, Morgan Stanley derived annual hardware and services revenue as a one-times (1x) multiple of the current fiscal year’s software license revenue based on historical trends for Aspect. Morgan Stanley also extrapolated software license updates and support (“support”) revenue for fiscal years 2006 through 2008 by applying a 10% attrition rate to the prior year’s support revenue and a 20% factor to new software license revenues to derive incremental support revenue based on historical trends for Aspect. In addition, for the Sensitivity Case, Morgan Stanley utilized fiscal year 2005 operating margin projections provided by publicly available consensus equity research estimates as of July 1, 2005, and extrapolated annual operating margin improvements of 1% to derive operating income projections for fiscal years 2006 through 2008 and applied a 29% tax rate based on input from Aspect management.

      Morgan Stanley noted that current consensus equity research estimates did not incorporate the Preliminary Q2 Results and that current FY 2006 consensus earnings per share estimates incorporated a 20% tax rate compared to the expected 29% tax rate based on input from Aspect management. The following table summarizes Morgan Stanley’s analysis:

	Sensitivity Case		Consensus Estimates		Management Plan

Fiscal Year Financial Statistic	($ in millions,		($ in millions,		($ in millions,
(Excluding Certain Nonrecurring items)	except EPS)	% Growth	except EPS)	% Growth	except EPS)	% Growth

Total Revenue
FY 2005	$373	0.6%	$373	0.6%	$390	5.4%
FY 2006	$386	3.6%	$391	5.0%	$415	6.3%
FY 2007	$399	3.3%	$425	8.6%	$443	6.8%
FY 2008	$415	3.9%	$450	5.9%	$475	7.2%
Earnings Per Share
FY 2005	$0.59	(11.9)%	$0.59	(11.9)%	$0.63	(6.0)%
FY 2006	$0.51	(13.7)%	$0.68	15.3%	$0.67	6.3%
FY 2007	$0.54	5.2%	$0.72	5.9%	$0.79	17.9%
FY 2008	$0.60	11.0%	$0.84	16.7%	$0.90	13.9%

Trading Range Analysis

      Morgan Stanley performed a trading range analysis to provide background and perspective with respect to the historical share prices of Aspect common stock. Morgan Stanley reviewed the range of closing prices of Aspect common stock for various periods ending on June 21, 2005. Morgan Stanley noted that the share price of Aspect common stock had increased approximately 13% in the period from June 21, 2005 to July 1, 2005, the last full trading day preceding the day of the meeting of Aspect’s board of directors to consider and approve the merger with Concerto, with average daily trading volume during that period of approximately 975,000 shares compared to an average daily trading volume of approximately 558,000 shares over the twelve month period prior to July 1, 2005. Morgan Stanley observed the following:

Period Ending June 21, 2005	Range of Closing Prices

Last 30 Trading Days	$8.43 - $10.49
Last 60 Trading Days	$8.43 - $10.49
Last 90 Trading Days	$8.43 - $11.38

      Morgan Stanley noted that the merger consideration per share of Aspect common stock of $11.60 reflected a 17% premium to Aspect’s closing price as of June 21, 2005, a 23% premium to the average price per share of Aspect common stock 30 trading days prior to June 21, 2005 and a 23% premium to the average price per share of Aspect common stock for the 60 trading days prior to June 21, 2005.

Comparable Company Analysis

      Morgan Stanley performed a comparable company analysis, which attempts to provide an implied value of a company by comparing it to similar companies. Morgan Stanley compared certain financial information of Aspect with publicly available consensus equity research estimates for other companies that shared similar business characteristics of Aspect. The companies used in this comparison included the following:

      Communications Software Companies:

•	Amdocs Limited

•	Convergys Corporation

•	CSG Systems International, Inc.

•	NICE Systems Ltd.

•	Witness Systems, Inc.

      Communications Equipment Companies:

•	Avaya Inc.

•	Inter-Tel, Incorporated

•	Polycom, Inc.

•	Tekelec

For purposes of this analysis, Morgan Stanley analyzed the following statistics of each of these companies for comparison purposes:

•	the ratios of price to estimated earnings per share for calendar year 2005 and calendar year 2006 (in each case, based on publicly available consensus equity research estimates).

•	the ratios of price to estimated earnings per share for calendar year 2006 to estimated long-term earnings growth rates (in each case, based on publicly available consensus equity research estimates).

      Based on the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected representative ranges of financial multiples of the comparable companies which exhibited similar growth characteristics to Aspect and applied this range of multiples to the relevant Aspect financial statistic. For purposes of estimated calendar year 2005 and 2006 earnings per share Morgan Stanley utilized publicly available consensus equity research estimates as of July 1, 2005 (excluding certain nonrecurring items) adjusted, after discussions with Aspect management, for the Preliminary Q2 Results. Based on Aspect’s current outstanding shares and options, Morgan Stanley estimated the implied value per Aspect share as of July 1, 2005 as follows:

	Aspect	Comparable	Implied Value
Calendar Year Financial Statistic	Financial	Company Multiple	Per Share for
(Excluding Certain Nonrecurring Items)	Statistic	Range	Aspect

Price to Estimated 2005 Earnings Per Share	$0.56	15.0x - 19.0x	$8.42 - $10.66
Price to Estimated 2006 Earnings Per Share	$0.68	12.0x - 16.0x	$8.16 - $10.88
Price to Estimated 2006 Earnings Per Share to Growth	$0.68/ 10%	1.1x - 1.2x	$7.48 - $ 8.16

      Morgan Stanley noted that the merger consideration per share of Aspect common stock was $11.60.

      No company utilized in the comparable company analysis is identical to Aspect. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Aspect, such as the impact of competition on the businesses of Aspect and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Aspect or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

Discounted Equity Value Analysis

      Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the future value of a company’s common equity as a function of the company’s future earnings and its then current forward price to earnings multiple. The resulting value is subsequently discounted to arrive at a company’s present value for its stock price. In connection with this analysis, Morgan Stanley calculated a range of present equity values per share for Aspect on a standalone basis. To calculate the discounted equity value, Morgan Stanley utilized fiscal year 2007 and fiscal year 2008 earnings estimates from the three cases described above including the Management Plan provided by Aspect management as of February 28, 2005, the Street Case utilizing publicly available consensus equity research earnings estimates as of July 1, 2005 and the Sensitivity Case described above as of July 1, 2005. Morgan Stanley applied a range of price to earnings multiples to these estimates and applied a discount rate of 11% — 15% to these ranges. Morgan Stanley calculated the discount rate range based on Aspect’s then current predicted capital asset pricing model estimate for its cost of equity and incorporated a risk premium to Aspect’s predicted cost of equity estimate to reflect, among other things, the improvements in Aspect’s financial performance required to achieve the earnings estimates and to account for the fact that Aspect historically had an inconsistent record of achieving publicly available consensus equity research estimates. Morgan Stanley applied a higher discount rate to the Management Plan estimates based on the same factors, including, among other things, Aspect’s FY 2005 financial performance compared to the Management Plan and discussions with management regarding the risk associated with achieving the Management Plan.

      The following table summarizes Morgan Stanley’s analysis:

Forward Price to
	Earnings	Cost of Equity	Implied Value Per
Financial Statistic	Multiple Range	Range	Share of Aspect

Management Plan	12.0x - 16.0x	15%	$8.16 - $10.99
Street Case	12.0x - 16.0x	11% - 15%	$7.51 - $10.91
Sensitivity Case	12.0x - 16.0x	11% - 15%	$5.44 - $ 7.78

      Morgan Stanley noted that the merger consideration per share of Aspect common stock was $11.60.

Discounted Cash Flow Analysis

      Morgan Stanley calculated a range of equity values per share for Aspect based on a discounted cash flow analysis utilizing the Management Plan, Street Case and Sensitivity Case described above. In arriving at the estimated equity values per share of Aspect common stock, Morgan Stanley calculated a terminal value as of December 31, 2010, by applying a range of earnings exit multiples ranging from 13.0x to 15.0x. The unlevered free cash flows from calendar years 2005 through 2010 and the terminal value were then discounted to present values using a range of discount rates of 11% to 15%. Morgan Stanley incorporated a risk premium to Aspect’s predicted weighted average cost of capital estimate to reflect, among other things, the improvements in Aspect’s financial performance required to achieve the earnings estimates and to account for the fact that Aspect historically had an inconsistent record of achieving publicly available consensus equity research estimates. Morgan Stanley applied a higher discount rate to the Management Plan estimates based on the same factors, including, among other things, Aspect’s FY 2005 financial performance compared to the Management Plan and discussions with management regarding the risk associated with achieving the

Management Plan. Morgan Stanley assumed Aspect’s net cash balance to be approximately $219 million (based on Aspect’s net cash balance as of March 31, 2005).

	Earnings Exit	Weighted Average	Implied Value Per
Financial Statistic	Multiple Range	Cost of Capital Range	Share of Aspect

Management Plan	13.0x - 15.0x	13% - 15%	$10.62 - $12.62
Street Case	13.0x - 15.0x	11% - 15%	$ 8.78 - $10.97
Sensitivity Case	13.0x - 15.0x	11% - 15%	$ 7.88 - $ 9.74

      Morgan Stanley noted that the merger consideration per share of Aspect common stock was $11.60.

Analysis of Precedent Transactions

      Morgan Stanley also performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms and premiums of selected transactions that share some characteristics with the merger. In connection with its analysis, Morgan Stanley compared publicly available statistics for selected software sector transactions between January 1, 2002 and July 1, 2005 in which the target company was publicly traded, transaction values were greater than $500 million and the target company had a consensus equity research long-term earnings growth rate estimate less than or equal to 20% at the time of announcement, excluding unsolicited transactions. In addition, in connection with its analysis, Morgan Stanley compared publicly available statistics for selected technology sector transactions between January 1, 2002 and July 1, 2005 in which the target company was publicly traded, transaction values were greater than $500 million and the consideration was cash, excluding unsolicited transactions. The following is a list of these transactions:

Selected Precedent Software Transactions (Target/ Acquiror)

Ascential Software Corporation/ International Business Machines Corporation
J.D. Edwards & Company/ PeopleSoft, Inc.
Macromedia, Inc./ Adobe Systems Incorporated
Navision A.S./ Microsoft Corporation
Square Co., Ltd./ Enix
SunGard Data Systems Inc./ Investor Group
Systems & Computer Technology Corporation/ SunGard Data Systems Inc.
VERITAS Software Corporation/ Symantec Corporation

Selected Precedent Cash Technology Transactions (Target/ Acquiror)

American Management Systems, Incorporated/ CGI Group Inc.
Ascential Software Corporation/ International Business Machines Corporation
DigitalNet Holdings, Inc./ BAE Systems Plc
DoubleClick Inc./ Hellman & Friedman
DuPont Photomasks, Inc./ Toppan Printing Co., Ltd.
InVision Technologies, Inc./ General Electric Company
MarketWatch, Inc./ Dow Jones & Company, Inc.
Rational Software Corporation/ International Business Machines Corporation
Shopping.com Ltd./ eBay Inc.
Storage Technology Corporation/ Sun Microsystems, Inc.
SunGard Data Systems Inc./ Investor Group

      For each transaction noted above Morgan Stanley reviewed the following financial statistics where available: (1) aggregate value to next twelve months (“NTM”) estimated revenues; (2) price to NTM estimated earnings per share; (3) implied premium to price one trading day prior to announcement; (4) implied premium to the 30 trading day average price prior to announcement; and (5) implied premium to the 60 trading day average price prior to announcement. The following table summarizes Morgan Stanley’s observations for the transactions noted above:

	Aggregate	Price to	Premium	Premium to	Premium to
Summary of Precedent	Value to NTM	NTM	to One-Day	30-Day	60-Day
Transactions Financial Statistics	Revenue	Earnings	Prior Price	Average Price	Average Price

Software Transactions (Growth Less Than or Equal To 20%)
High	6.9x	68.3x	47%	62%	74%
Median	2.5x	36.9x	17%	20%	22%
Low	1.7x	18.7x	12%	9%	3%
Cash Technology Transactions
High	4.8x	43.4x	48%	61%	64%
Median	2.2x	31.5x	20%	30%	35%
Low	1.3x	20.3x	7%	11%	10%

      The following table summarizes Morgan Stanley’s analysis, based on historical share prices for Aspect common stock as of June 21, 2005, rather than the date one trading day prior to announcement of the transaction:

Implied Value
Precedent Transaction Financial Statistic	Reference Range	Per Share

Premium to 1-day prior price	10% - 30%	$10.93 - $12.92
Premium to 30-day average price	20% - 40%	$11.34 - $13.23
Premium to 60-day average price	20% - 40%	$11.36 - $13.25
Price to Next Twelve Months Earnings Per Share	20.0x - 40.0x	$12.40 - $24.80
Aggregate Value to Next Twelve Months Revenues	1.5x - 3.0x	$ 9.17 - $15.35

      Morgan Stanley noted that the merger consideration per share of Aspect common stock was $11.60.

      No company or transaction utilized in the precedent transaction analysis of stock price premiums paid is identical to Aspect or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Aspect, such as the impact of competition on the business of Aspect or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Aspect or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

Leveraged Buyout Analysis

      Morgan Stanley also analyzed Aspect from the perspective of a potential purchaser that was primarily a financial buyer that would effect a leveraged buyout of Aspect using a debt capital structure consistent with the proposed transaction. Morgan Stanley observed the 4.5-year internal rates of return on a potential equity investment utilizing the Street Case and assuming multiples of 8.5x — 10.0x exit value to fiscal 2009E EBITDA and an assumed desired internal rate of return on equity investment of approximately 20 — 30%. These ranges are detailed below:

	Internal Rate of	Implied Value
Leveraged Buyout Analysis Financial Statistic	Return Range	Per Share

Street Case	20% - 30%	$10.00 - $11.00

      Morgan Stanley noted that the merger consideration per share of Aspect common stock was $11.60.

Securities Research Analysts’ Price Targets

      Morgan Stanley reviewed and analyzed future public market trading price targets for Aspect common stock prepared and published by equity research analysts. These targets reflect each analyst’s estimate of the future public market trading price of Aspect common stock. The range of undiscounted 12-month analyst price targets for Aspect was $11.00 to $15.00 per share. Morgan Stanley noted that current consensus equity research estimates did not incorporate the Preliminary Q2 Results.

      Morgan Stanley noted that the merger consideration per share of Aspect common stock was $11.60.

      The public market trading price targets published by the securities research analysts do not necessarily reflect current market trading prices for Aspect common stock and these estimates are subject to uncertainties, including the future financial performance of Aspect and future financial market conditions.

      In connection with the review of the merger by Aspect’s board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Aspect or its common stock. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Aspect. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

      Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the merger consideration pursuant to the merger agreement from a financial point of view to holders of shares of Aspect common stock and in connection with the delivery of its opinion dated July 5, 2005 to Aspect’s board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of Aspect might actually trade. Morgan Stanley’s opinion did not address the fairness, from a financial point of view, to the holders of any capital stock of Aspect other than the holders of Aspect common stock.

      The merger consideration was determined through arm’s length negotiations between Aspect and Concerto and was approved by Aspect’s board of directors. Morgan Stanley provided advice to Aspect’s board of directors during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to Aspect or its board of directors or that any specific merger consideration constituted the only appropriate consideration for the merger.

      In addition, Morgan Stanley’s opinion and its presentation to Aspect’s board of directors was one of many factors taken into consideration by Aspect’s board of directors in deciding to approve the merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of Aspect’s board of directors with respect to the merger consideration or of whether Aspect’s board of directors would have been willing to agree to different consideration. The foregoing summary describes the material analyses performed by Morgan Stanley but does not purport to be a complete description of the analyses performed by Morgan Stanley.

      Aspect’s board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for Aspect and Concerto and its affiliates and received fees for such services. In the ordinary course of Morgan Stanley’s trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, may trade or otherwise effect transactions, for its own account or for the account of customers in the equity and other securities of Aspect, Concerto or any other parties, commodities or currencies involved in the merger. In addition, from time to time Morgan Stanley has entered into and may enter into agreements to purchase software and services from Aspect and Concerto in connection with Morgan Stanley business.

      Under the terms of its engagement letter, Morgan Stanley provided Aspect financial advisory services and a financial opinion in connection with the merger. If the merger is consummated, Aspect has agreed to pay Morgan Stanley a fee of approximately $11.8 million for its services, a significant portion of which is contingent upon the consummation of the merger. Aspect has also agreed to reimburse Morgan Stanley for other expenses, including attorneys’ fees, incurred in connection with its engagement. In addition, Aspect has agreed to indemnify Morgan Stanley and any of its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including any liabilities under the federal securities laws relating to or arising out of its engagement and any related transactions.

Financing

      We and Concerto estimate that the total amount of funds necessary to consummate the merger and related transactions will be approximately $1.1 billion, which will be funded by our cash on hand, new credit facilities and debt and equity financing. As of June 30, 2005, we had cash, cash equivalents and marketable securities of approximately $227 million. Funding of the equity and debt financing is subject to the satisfaction of the conditions set forth in the commitment letters pursuant to which the financing will be provided, which we refer to herein as the commitment letters. The following arrangements are being pursued to provide the necessary financing for the merger, including the payment of related transaction costs, charges, fees and expenses:

Debt Financing

      Concerto has entered into a commitment letter pursuant to which JPMorgan Chase Bank, N.A., Deutsche Bank Trust Company Americas, Lehman Commercial Paper Inc. and Wells Fargo Foothill, Inc. have agreed, on the terms and subject to the conditions in the commitment letter, to provide a $425 million first lien senior secured term loan facility, a $50 million first lien senior secured revolving credit facility (up to $20 million of which is expected to be drawn as of the completion of the merger) and a $250 million second lien senior secured term loan facility. These financial institutions have the option of arranging to have other financial institutions provide portions of these facilities.

      The obligation of the financial institutions to provide the debt financing on the terms outlined in the debt commitment letter is subject to the following conditions, among others:

•	the financial institutions not becoming aware that any information made available to them was incomplete or incorrect in any material respect;

•	there not having occurred any material adverse effect on us or Concerto;

•	negotiation, execution and delivery of definitive loan documentation;

•	consummation of the merger and the related financing transactions in accordance with applicable law, the merger agreement and all other related documents (without giving effect to amendments or waivers adverse to and not approved by the financial institutions);

•	the financial institutions having received certain financial statements and related information of Concerto and of Aspect for certain prior fiscal periods and a pro forma consolidated balance sheet materially consistent with financial statements or forecasts previously provided to the financial institutions;

•	certain leverage ratios of the combined companies (after giving effect to the merger and the financing) not exceeding specified levels (provided that this condition may be satisfied by increasing the closing date equity contribution and decreasing the aggregate principal amounts of the credit facilities);

•	there being no litigation or other proceeding that could reasonably be expected to have a material adverse effect on us or Concerto;

•	the merger and related financing transactions not violating any applicable law that would have a material adverse effect on us or Concerto or conflicting with, or resulting in a default or event of default under, any of our or our subsidiaries’ material agreements;

•	obtaining all material governmental approvals or consents to the merger and the related financing transactions and there being no governmental or judicial action (actual or threatened) that could reasonably be expected to restrain, prevent or impose burdensome conditions on the merger and the related financing transactions;

•	the first-lien facility having been rated by S&P and Moody’s; and

•	delivery of reasonably satisfactory legal opinions, lien searches, title insurance and documentation providing for valid perfected security interests in specified collateral.

      The commitment letter provides that the definitive loan documents will contain, among other things:

•	customary representations and warranties;

•	customary affirmative and negative covenants;

•	specified financial covenants; and

•	events of default.

      These terms are described generally in the commitment letter but have not yet been agreed upon.

      Borrowings under the credit facilities will bear interest, at Concerto’s option, at the London interbank offered rate or the base rate, in each case plus a margin.

      The financial institutions’ commitments under the debt commitment letter expire on December 31, 2005 if the merger has not been completed by that time.

Equity Financing

      Concerto has entered into a commitment letter pursuant to which Golden Gate Private Equity, Inc. has agreed, on the terms and subject to the conditions in the commitment letter, to invest or arrange for investment of up to $200 million in cash as a source of funds required to consummate the merger. The amount of the equity commitment may be increased under certain circumstances to an amount not to exceed $270 million. The obligation of Golden Gate Capital to provide the equity financing on the terms outlined in the commitment letter is subject to the receipt by Concerto of the financing proceeds contemplated by the debt commitment letter, consummation of the merger and satisfaction of the conditions precedent to Concerto’s obligation to complete the merger and the lenders’ obligations to complete the debt financing. The equity commitment from Golden Gate Capital expires upon the first to occur of (a) the consummation of the merger, (b) the termination of the merger agreement and (c) December 31, 2005.

Certain Effects of the Merger

      If the merger agreement is approved by our shareholders and the other conditions to the closing of the merger are either satisfied or waived, Ascend Merger Sub will be merged with and into us, and we will be the surviving corporation. When the merger is completed, we will cease to be a publicly traded company and will instead become a wholly owned subsidiary of Concerto.

      Upon completion of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held in our treasury, owned by Concerto or Ascend Merger Sub or any wholly owned subsidiary of Concerto or Aspect or held by shareholders who are entitled to and who properly exercise dissenters’ rights in compliance with all of the required procedures under California law) will be converted into the right to receive $11.60 in cash, without interest and less applicable taxes and withholdings, and each of our 50,000 shares of Series B preferred stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $5,155.5555 in cash, or $11.60 per share on an as-converted to common stock basis, without interest and less applicable taxes and withholdings. The merger agreement provides that at the effective time of the merger, each option to purchase shares of our common stock issued under our compensatory benefit plans, including those options held by our directors and executive officers, will accelerate in full. Each of these options will terminate at the effective time of the merger in exchange for a payment equal to the number of shares of our common stock subject to each such option multiplied by the amount, if any, by which $11.60 exceeds the exercise price of the option, less any applicable taxes and withholdings.

      At the effective time of the merger, our current shareholders will cease to have ownership interests in our company or rights as our shareholders. Therefore, our current shareholders will not participate in any of our future earnings or growth and will not benefit from any appreciation in our value.

      Our common stock is currently registered under the Securities Exchange Act of 1934, which we refer to as the Exchange Act, and is quoted on The NASDAQ National Market under the symbol “ASPT.” As a result of the merger, we will no longer be a publicly traded company, and there will be no public market for our common stock. After the merger, our common stock will cease to be quoted on The NASDAQ National Market, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of our common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with shareholders’ meetings, no longer applicable to us. After the effective time of the merger, we will also no longer be required to file periodic reports with the Securities and Exchange Commission on account of our common stock.

      At the effective time of the merger, the directors of Ascend Merger Sub will become the directors of the surviving corporation and the officers of Aspect will become the officers of the surviving corporation.

      At the effective time of the merger, our articles of incorporation will be amended in their entirety to be those of Ascend Merger Sub as in effect immediately prior to the effective time of the merger. In addition, our bylaws will be amended in their entirety to be those of Ascend Merger Sub as in effect immediately prior to the effective time of the merger.

Interests of Certain Persons in the Merger

      In considering the recommendation of our board of directors with respect to the merger agreement, holders of shares of our common stock and Series B preferred stock should be aware that our executive officers and directors have interests in the merger that may be different from, or in addition to, those of our shareholders generally. These interests may create potential conflicts of interest. Our board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that our shareholders vote in favor of adopting the merger agreement.

Officers of Aspect

      Several of our officers are expected to be employed by Concerto following the merger, including Mr. Barnett, our chief executive officer, who is expected to become a member of Concerto’s senior management team following the merger. However, there is no express agreement regarding our officers’ roles with Concerto following the merger.

Option Acceleration

      The merger agreement requires us to cause the vesting of any unvested options to purchase any of our common stock granted under our 1989 Stock Option Plan, as amended, our Amended and Restated 1998 Directors’ Stock Option Plan, our Amended and Restated 1996 Employee Stock Option Plan, our 1999 Equity Incentive Plan, our Annual Retainer Compensation Plan for Directors, our Voicetek Corporation 1992 Equity Incentive Plan, our Voicetek Corporation 1996 Stock Option Plan, our PakNetX Corporation 1997 Stock Plan and our Commerce Soft Inc. 1997 Stock Plan (as amended, effective August 14, 1997) to be accelerated in full effective immediately prior to the completion of the merger. All the holders of outstanding options to purchase shares of our common stock issued under our compensatory benefit plans, including officers and directors of Aspect, will receive a cash payment for each option equal to the amount, if any, by which $11.60 exceeds the exercise price of such option, less any applicable taxes and withholdings.

      The following table shows, as of July 5, 2005, the aggregate number of unvested options that are being accelerated in connection with the merger held by each of our directors and executive officers, and the dollar value of the accelerated unvested options. The dollar value shown is equal to the number of unvested shares subject to the options multiplied by the excess of $11.60 over the exercise price per unvested share subject to the options. Options held by the below persons that have exercise prices equal to or greater than $11.60 are being cancelled and no payment is being made for such options. The most recent option grant to an outside director was in August 2004.

	Total Number of
	Unvested Shares Subject	Dollar Value of
	to Options Being	Unvested Options Being
Name	Accelerated	Accelerated

Gary E. Barnett	381,251 (1)	$1,543,904 (1)
James C. Reagan	300,000	$189,000
Barry M. Ariko	33,500	$151,025
A. Barry Rand	36,500	$176,435
Robert F. Smith	36,500	$176,435
Thomas Weatherford	20,000	$60,800
David B. Wright	29,000	$112,670

(1)	Includes 25,000 shares of restricted stock, all of which will become unrestricted upon the completion of the merger. The aggregate dollar value of the accelerated shares of restricted stock is $290,000.

Director and Officer Indemnification

      The merger agreement provides that following the completion of the merger and through the six year anniversary of the completion of the merger, Concerto and the surviving corporation shall indemnify and hold harmless each person who is now, or has been at any time prior to July 5, 2005, or who becomes prior to the merger, a director or officer of the Company or any of its subsidiaries, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that such person is or was an officer or director of Aspect or any of its subsidiaries or (ii) the merger agreement or any of the transactions contemplated by the merger agreement, whether asserted or claimed prior to, at or after the merger, to the fullest extent permitted under the California General Corporation Law.

      In addition, the merger agreement requires that for a period of six years following the completion of the merger, the surviving corporation shall maintain, and Concerto shall cause the surviving corporation to maintain, “tail” or other insurance policies with respect to directors’, officers’ and fiduciaries’ liability insurance covering matters existing or occurring at or prior to the merger (including the transactions contemplated by the merger agreement) in an amount and scope at least as favorable as the coverage applicable to directors, officers and fiduciaries of Aspect as of the date of the merger agreement. Concerto is not required to pay an annual premium for such insurance in excess of 200% of the last annual premium we paid as of July 5, 2005.

Change of Control Agreements

      Pursuant to the terms of change of control agreements with us, each of Messrs. Barnett and Reagan, among other officers, are entitled to certain benefits in the event his employment is terminated without cause or is constructively terminated during the period beginning three months prior to a change of control of Aspect and ending 13 months following a change of control. The transactions contemplated by the merger agreement constitute a change of control as such term is defined in the change of control agreements. Specifically, if their employment is involuntarily terminated following the completion of the merger under these circumstances, these officers are entitled to continue to receive payment of their regular base salary and medical benefits for up to 18 and 12 months for Mr. Barnett and Mr. Reagan, respectively, following such termination, as well as full acceleration of the vesting of their stock options or restricted stock holdings. Mr. Barnett would also be entitled to 1.5 times the average of his three prior years’ actual bonus payments and Mr. Reagan would be entitled to his target bonus for the year times the average of the three prior years’ actual percentage payment. These agreements have one-year terms which automatically extend in certain circumstances.

Regulatory Matters

      Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, which we refer to as the HSR Act, mergers and acquisitions that meet certain jurisdictional thresholds, such as the present transaction, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission. The initial waiting period is 30 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal request for additional information and documentary material. We are also required to file certain information and materials with regulatory authorities in Germany. Except for the filing of an agreement of merger in California at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

      It is possible that any of the government entities with which filings are made may seek various regulatory concessions as conditions for granting approval of the merger. There can be no assurance that we will obtain the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions on completion of the merger or require changes to the terms of the merger. These conditions or changes could result in conditions to the merger not being satisfied. For a more detailed description of the conditions to the merger, see the section titled “The Merger Agreement — Conditions to the Merger” on page 57 of this proxy statement.

Material U.S. Federal Income Tax Consequences

      The following discussion summarizes the material U.S. federal income tax consequences of the merger. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the regulations promulgated under the Code, Internal Revenue Service rulings and judicial and administrative rulings in effect as of the date of this proxy statement, all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

      This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of our stock in light of the shareholder’s particular circumstances, nor does it discuss the special considerations applicable to those holders of our stock subject to special rules, such as shareholders whose functional currency is not the United States dollar, shareholders subject to the alternative minimum tax, shareholders who are financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities for U.S. federal income tax purposes, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect mark to market method of accounting, controlled foreign corporations, passive foreign investment companies, expatriates, shareholders who acquired their stock through the exercise of options or similar derivative securities or shareholders who hold their stock as part of a straddle, constructive sale or conversion transaction. This discussion also does not address the U.S. federal income tax consequences to holders of our stock who acquired their shares through stock option or stock purchase plan programs or in other compensatory arrangements. This discussion assumes that holders of our stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally property held for investment). No party to the merger will seek an opinion of counsel or a ruling from the Internal Revenue Service with respect to the U.S. federal income tax consequences discussed herein and accordingly there can be no assurance that the Internal Revenue Service will agree with the positions described in this proxy statement.

      We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the merger. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. We also do not address foreign, state or local tax consequences of the merger. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our stock pursuant to the merger or upon the exercise of appraisal rights, in light of your individual circumstances.

      If a partnership holds our stock, the tax treatment of a partner will generally depend on the status of the partners and activities of the partnership. If you are a partner of a partnership holding our stock, you should consult your tax advisors.

      For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

      A non-U.S. holder is a person (other than a partnership) that is not a U.S. holder.

U.S. Holders

      The receipt of cash for shares of stock pursuant to the merger or upon the exercise of appraisal rights in connection with the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. A U.S. holder will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis for the shares surrendered. Generally, such gain or loss will be capital gain or loss. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) that are surrendered for cash pursuant to, or in connection with, the merger.

      Capital gain recognized from the disposition of stock held for more than one year will be long-term capital gain and will be subject (in the case of U.S. holders who are individuals) to tax at a maximum U.S. federal income tax rate of 15%. Capital gain recognized from the disposition of stock held for one year or less will be short-term capital gain subject to tax for individual U.S. holders at ordinary income tax rates. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are permitted to offset a limited amount of net capital losses annually against ordinary income, and unused net capital losses may be carried forward to subsequent tax years. Capital gains of corporations are taxed at the same rate as ordinary income, and capital loss in excess of capital gains cannot offset ordinary income.

      A U.S. holder of our stock may be subject, under certain circumstances, to information reporting on the cash received in the merger or upon the exercise of appraisal rights in connection with the merger unless such U.S. holder is a corporation or other exempt recipient. In addition, cash received for shares of stock may be subject to backup withholding at a rate of 28% unless the shareholder or other payee (1) is a corporation or comes within other exempt categories and demonstrates this fact or (2) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other shareholders), certifies under penalties of perjury that the number is correct (or properly certifies that it is awaiting a taxpayer identification number), certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Each of our shareholders and, if applicable, each other payee, should complete, sign and return to the exchange agent for the merger the substitute Form W-9 that each shareholder will receive with the letter of transmittal following completion of the merger or provide a certification of foreign status on the applicable Form W-8 in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the exchange agent. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a payee’s U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

Non-U.S. Holders

      Any gain realized on the receipt of cash for shares of stock in the merger or upon the exercise of appraisal rights in connection with the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a U.S. trade or business (and if an applicable income tax treaty so provides, is also attributable to a permanent establishment or a fixed base maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be taxed at the graduated U.S. federal income tax rates applicable to United States persons (as defined under the Code) and, if the non-U.S. holder is a foreign corporation, the additional branch profits tax equal to 30% of its effectively connected earnings and profits (or such lower rate as may be specified by an applicable income tax treaty) may apply;

•	the non-U.S. holder is a nonresident alien individual who is present in the U.S. for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder may be subject to a 30% tax on the net gain realized in the merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of the Aspect stock at any time during the five years preceding the merger, in which case the purchaser of our stock may withhold 10% of the cash payable to a non-U.S. holder in connection with the merger and a non-U.S. holder generally will be taxed on the holder’s net gain derived from the merger at the graduated U.S. federal income tax rates applicable to United States persons (as defined under the Code) and, if the non-U.S. holder is a foreign corporation, the additional branch profits tax described above may apply.

      We do not believe that we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

      Information reporting and, depending on the circumstances, backup withholding at a rate of 28% will apply to the cash received in the merger or upon the exercise of appraisal rights in connection with the merger, unless the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s

U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Litigation

      On July 6, 2005 and July 14, 2005, respectively, two actions, Kevin Kane v. Aspect Communications Corporation, et al., and Mary Sheridan v. Aspect Communications Corporation, et al., were filed in the Superior Court of the State of California for the County of Santa Clara. In these identical actions, the plaintiffs named as defendants Aspect, the directors of Aspect Communications Corporation and Norman A. Fogelsong, a former director of Aspect. The complaints purport to assert claims on behalf of all public shareholders of Aspect who are similarly situated with the plaintiffs, and allege that Aspect and the members of Aspect’s board of directors have breached their fiduciary duties to Aspect’s public shareholders. More specifically, the complaints allege that the directors engaged in an unfair process for the sale of Aspect’s shareholders’ shares in connection with their approval of the merger, that the directors failed to take steps to maximize the value of Aspect’s common stock to its public shareholders, and that the directors engaged in such conduct to further their own financial interest at the expense of Aspect’s shareholders. The complaints also allege generally that the directors breached their duty of candor by failing to disclose all material facts relating to the merger. The complaints seek class certification and certain forms of equitable relief, including enjoining the consummation of the merger. Should the merger be completed, the complaints seek alternative relief in the form of compensatory damages. Aspect believes that the claims are without merit and intends to vigorously contest this action. We cannot be certain that Aspect or the other defendants will be successful in their defense of these actions.

THE MERGER AGREEMENT

      The following is a summary of the material terms of the merger agreement. However, because the merger agreement is the primary legal document that governs the merger, you should carefully read the complete text of the merger agreement for its precise legal terms and other information that may be important to you. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about us. The merger agreement is included as Annex A to this proxy statement.

Form of the Merger

      If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, Ascend Merger Sub, a wholly owned subsidiary of Concerto created solely for the purpose of engaging in the transactions contemplated by the merger agreement, will merge with and into us. The separate corporate existence of Ascend Merger Sub will cease, and we will continue as the surviving corporation and will become a wholly owned subsidiary of Concerto.

Structure and Effective Time

      The merger will become effective upon the filing of an agreement of merger with the Secretary of State of the State of California or such later time as set forth in the agreement of merger and established by Concerto and us. The closing of the merger will occur on a date specified by us and Concerto, which shall be no later than the fifth business day after the conditions to effect the merger set forth in the merger agreement have been satisfied or waived, or such other date as Concerto and we may agree. Although we expect to complete the merger as soon as September 2005, we cannot specify when, or assure you that, we, Concerto and Ascend Merger Sub will satisfy or waive all conditions to the merger.

Articles of Incorporation and Bylaws

      At the effective time of the merger, our articles of incorporation will be amended in their entirety to be those of Ascend Merger Sub, Inc. in effect immediately prior to the effective time of the merger. In addition, the bylaws of Ascend Merger Sub, as in effect immediately prior to the effective time of the merger, will become the bylaws of the surviving corporation.

Board of Directors and Officers of the Surviving Corporation

      The directors of Ascend Merger Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation. Our officers immediately prior to the effective time of the merger will be the initial officers of the surviving corporation.

Consideration to Be Received in the Merger

      At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be canceled and converted into the right to receive $11.60 in cash, without interest and less applicable taxes and withholdings, other than shares of common stock:

•	owned by us as treasury stock immediately prior to the effective time of the merger, all of which will be cancelled without any payment;

•	owned by Concerto or Ascend Merger Sub or any other wholly owned subsidiary of Concerto immediately prior to the effective time of the merger, all of which will be cancelled without any payment;

•	owned by any of our wholly owned subsidiaries immediately prior to the effective time of the merger, all of which will remain outstanding; and

•	held by a shareholder who is entitled to exercise and has exercised dissenters’ rights in accordance with the General Corporation Law of the State of California and has not voted in against approval of the merger agreement, until such time as such holder fails to perfect or otherwise loses such holder’s dissenters’ rights under the General Corporation Law of the State of California.

      At the effective time of the merger, each of our 50,000 shares of Series B preferred stock issued and outstanding immediately prior to the effective time of the merger will automatically be canceled and converted into the right to receive $5,155.5555 in cash, without interest and less applicable taxes and withholdings (or $11.60 on an as-converted to common stock basis).

      Concerto and the surviving corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of our common stock that it is required to deduct and withhold with respect to making such payment under the Code, or any other applicable state, local or foreign tax law.

Payment Procedures

      Concerto and we (with respect to the merger consideration expected to be funded out of our cash, cash equivalents and marketable securities) will deposit sufficient cash with EquiServe Trust Company, N.A., or another mutually acceptable bank or trust company, which we refer to as the exchange agent, at or prior to the effective time of the merger (or, with respect to the merger consideration to be funded by us, as promptly as practicable thereafter) to make payment of the merger consideration. Promptly after the effective time of the merger, Concerto shall cause the exchange agent to mail to each holder of record of a certificate which immediately prior to the effective time of the merger represented outstanding shares of our common stock, a letter of transmittal and instructions for effecting the surrender of his, her or its stock certificates in exchange for the merger consideration with respect to such certificates. Upon surrender of a certificate to the exchange agent, together with such letter of transmittal, the holder of such certificate shall be entitled to receive the merger consideration such holder has the right to receive pursuant to the merger agreement. Concerto is entitled to cause the exchange agent to deliver to it any funds that have not been distributed for one year after the effective time of the merger. After that date, holders of certificates who have not previously complied with the instructions to exchange their certificates will be entitled to look only to Concerto (subject to abandoned property, escheat and similar laws) for payment of its claim for merger consideration, without interest.

      You should not send your Aspect stock certificates to the exchange agent until you have received transmittal materials from the exchange agent. Do not return your Aspect stock certificates with the enclosed proxy, and do not forward your stock certificates to the exchange agent without a letter of transmittal.

      We strongly recommend that stock certificates and letters of transmittal be transmitted only by registered United States mail, return receipt requested and appropriately insured. Holders of our common stock or Series B preferred stock whose stock certificates are lost will be required to make an affidavit identifying such certificate or certificates as lost, stolen or destroyed and execute such other documentation and take such actions as may be required by the exchange agent.

Stock Options

      Immediately prior to the effective time of the merger, all outstanding options issued under our compensatory benefit plans, including those held by our directors and executive officers, will accelerate and become fully vested. All options issued under our compensatory benefit plans not exercised prior to the merger will be cancelled as of the effective time of the merger and the holder of each such option will receive from Concerto, no later than the fifth business day following the effective time of the merger, an amount in cash, without interest and less applicable taxes and withholdings, equal to the product of the number of shares of our common stock subject to such option, as of the effective time of the merger, multiplied by the excess, if any, of $11.60 over the exercise price per share of common stock subject to such option.

      In the event that the exercise price for an option is equal to or greater than $11.60, such option shall be cancelled and have no further force or effect.

Representations and Warranties

      The merger agreement contains representations and warranties of each party to the agreement. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the merger agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of the Buyer and the Merger Sub” in Annex A to this proxy statement. However, the assertions embodied in these representations and warranties are qualified by information in confidential disclosure schedules that each of Aspect and Concerto provided to the other in connection with the signing of the merger agreement. While neither party believes that the disclosure schedules each provided contain information securities laws require it to publicly disclose other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedules. Aspect’s disclosure schedule contains information that has been included in Aspect’s general prior public disclosures, as well as additional non-public information. Moreover, information concerning the subject matter of Aspect’s representations and warranties may have changed since the date of the agreement, which subsequent information may or may not be fully reflected in Aspect’s public disclosures.

      The merger agreement contains representations and warranties that we made to Concerto and Ascend Merger Sub regarding, among other things:

•	corporate matters, including due organization, power and qualification;

•	our charter documents;

•	our subsidiaries;

•	our capitalization;

•	authorization, execution, delivery and performance and the enforceability of the merger agreement;

•	absence of conflicts with, or violations of, our or our subsidiaries’ organizational documents or other obligations as a result of the completion of the transactions contemplated by the merger agreement;

•	identification of required consents, approvals, actions, licenses, permits, orders, notices and authorizations of governmental authorities relating to the merger agreement and related matters of Aspect and Concerto;

•	shareholder approval required to complete the transactions contemplated by the merger agreement;

•	accuracy of information contained in registration statements, forms, reports and other documents that we filed with the Securities and Exchange Commission since December 31, 2001 and the compliance of our filings with applicable requirements of the Securities Act of 1933, as amended and the Exchange Act and, with respect to financial statements therein, preparation in accordance with generally accepted accounting principles;

•	accuracy of information contained in this proxy statement;

•	maintenance of disclosure controls and procedures required under the Exchange Act;

•	the absence of liabilities, other than as set forth on our March 31, 2005 balance sheet, ordinary course liabilities, liabilities incurred in connection with the transactions contemplated by the merger agreement or liabilities that, individually or in the aggregate, are not likely to result in a material adverse effect on us;

•	the absence of certain changes and events between March 31, 2005 and July 5, 2005, including the absence of a material adverse effect, except as disclosed in our filings with the Securities and Exchange Commission;

•	filing of tax returns, status of unpaid taxes and other tax matters;

•	owned and leased property and title to tangible assets;

•	intellectual property;

•	our material contracts;

•	litigation;

•	environmental matters;

•	employee benefits plans;

•	compliance with laws;

•	permits;

•	labor matters;

•	insurance;

•	receipt of a fairness opinion from Morgan Stanley & Co. Incorporated, our financial advisor;

•	the absence of finders or brokers fees payable by us, except to Morgan Stanley & Co. Incorporated;

•	transactions with affiliates;

•	inapplicability of state anti-takeover statutes;

•	our rights agreement; and

•	bonuses and other payments payable by us to certain officers and employees of Aspect upon the completion of the merger.

      In addition, Concerto and Ascend Merger Sub made representations and warranties to us regarding, among other things:

•	corporate matters, including due organization, power and qualification;

•	authorization, execution, delivery and performance and the enforceability of the merger agreement;

•	absence of conflicts with, or violations of, organizational documents or other obligations as a result of the completion of the transactions contemplated by the merger agreement;

•	identification of required consents, approvals, actions, licenses, permits, orders, notices and authorizations of governmental authorities relating to the merger agreement and related matters of Aspect and Concerto;

•	completion of the transactions contemplated by the merger agreement without the approval of Concerto’s stockholders;

•	accuracy of information contained in the financial statements delivered by Concerto to us, including Concerto’s March 31, 2005 balance sheet and the preparation of such financial statements in accordance with generally accepted accounting principles;

•	the absence of certain changes and events between March 31, 2005, including the absence of a material adverse effect;

•	the absence of liabilities, other than as set forth on Concerto’s March 31, 2005 balance sheet, ordinary course liabilities, liabilities incurred in connection with the transactions contemplated by the merger agreement or liabilities that, individually or in the aggregate, are not likely to result in a material adverse effect on Concerto;

•	accuracy of information supplied for inclusion in this proxy statement;

•	operations of Concerto and Ascend Merger Sub;

•	litigation;

•	the debt and equity commitment letters received by Concerto, including that such commitment letters are in full force and effect; and

•	neither Concerto nor Ascend Merger Sub being deemed an interested party within the meaning of Section 1203 of the General Corporation Law of the State of California.

      Many of our representations and warranties are qualified by a material adverse effect standard. A “material adverse effect” means, with respect to us, any material adverse change, event or circumstance with respect to, or material adverse effect on, the business, condition (financial or otherwise) or the results of operation of us and our subsidiaries, taken as a whole, or any event that would reasonably be expected to prevent completion of the transactions contemplated by the merger agreement, except that none of the following, to the extent occurring after July 5, 2005, shall constitute, or shall be considered in determining whether there has occurred, a material adverse effect:

•	changes in national or international economic or business conditions generally or the outbreak or escalation of hostilities, including acts of war or terrorism (in each case, other than those having a materially disproportionate effect on us and our subsidiaries taken as a whole);

•	changes in factors generally affecting the industries or markets in which we and our subsidiaries operate (other than any such change having a materially disproportionate impact on us and our subsidiaries, taken as a whole);

•	changes in any accounting rule or regulation or generally accepted accounting principles or the interpretation thereof;

•	any action taken pursuant to the merger agreement, including the public announcement of the transactions contemplated by the merger agreement;

•	any failure by us to meet any published estimates of revenues or earnings for any period ending on or after July 5, 2005 and prior to the date on which the merger is completed;

•	a decline in the price of our common stock on The NASDAQ National Market;

•	disruptions in financial, banking or securities markets generally (other than any such disruptions having a materially disproportionate effect on us and our subsidiaries, taken as a whole); or

•	changes resulting from the announcement of the execution of the merger agreement and the completion of the transactions contemplated thereby.

Covenants Relating to the Conduct of Our Business

      From July 5, 2005 through the effective time of the merger or the earlier termination of the merger agreement, we have agreed, and have agreed to cause our subsidiaries, to act and carry on our business in the ordinary course of business consistent with past practice and use our commercially reasonable efforts to comply in all material respects with all applicable laws and the requirements of our material agreements, to maintain and preserve our and our subsidiaries’ business organization and the goodwill of those having business relationships with us and to regain the services of our present executive management team.

      During the same period, we have also agreed that, subject to certain exceptions, we will not, and will not permit or cause any of our subsidiaries to, do any of the following without the prior written consent of Concerto:

•	declare, set aside or pay any dividends on, or make any other distributions in respect of shares of our capital stock other than dividends and distributions by a wholly owned subsidiary to us or dividends required to be accrued (but not paid) on our Series B preferred stock; or adjust, split, combine or reclassify any of our capital stock, or purchase, redeem or otherwise acquire any shares of our capital stock or any of our other securities;

•	issue or otherwise dispose of or encumber any shares of our capital stock or other voting securities, or issue any right or option to acquire any shares of our capital stock or other securities, other than the issuance of shares of common stock pursuant to the exercise of outstanding options, the conversion of shares of our Series B preferred stock, pursuant to our employee stock purchase plan or the grant of up to 25,000 options in connection with the hiring of new or non-officer employees;

•	amend our or our subsidiaries’ articles of incorporation or bylaws or other organizational documents;

•	acquire any business or any business organization or division, or any assets, other than assets acquired in the ordinary course of business;

•	sell, lease or otherwise dispose of or encumber any of our property or assets, other than in the ordinary course of business;

•	incur or guarantee indebtedness other than under specified circumstances;

•	make any material changes in accounting methods or principles, except as may be required under generally accepted accounting principles;

•	except as required by applicable law or agreements in effect as of July 5, 2005:

•	adopt, enter into, terminate or amend any employment agreement or severance or any benefit plan or any collective bargaining agreement;

•	increase in any material respect the compensation or benefits of any present or former director, officer, employee or consultant, except that we may increase salaries for and pay bonuses to non-officer employees in the ordinary course of business consistent;

•	hire any employees except under specified circumstances;

•	accelerate the payment, right to payment or vesting of any material compensation or benefits other than as contemplated by the merger agreement;

•	grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan;

•	make any loans or advances to present or former directors, officers or employees, except routine advances for business expenses in the ordinary course;

•	undertake any action that confers any right or remedy upon any current or former officer, employee, director or consultant under or by reason of the merger agreement;

•	other than in the ordinary course of business, take any action to fund or in any other way secure the payment of compensation or benefits under any benefit plan;

•	enter into any joint venture, partnership or similar arrangement with distributors or resellers other than in the ordinary course of business;

•	make any loan, advance or capital contribution to or investment in any person in amounts in excess of $100,000 in the aggregate other than inter-company loans, investments in a subsidiary or routine advances for business expenses in the ordinary course;

•	cancel any debts or waive any claims or rights of substantial value except in the ordinary course of business;

•	enter into, amend, supplement or modify in any material respect or waive or transfer any material rights under, any material contract, other than in the ordinary course of business consistent with past practice;

•	make or change any material tax election concerning taxes;

•	enter into any new or renegotiated any license, agreement or arrangement relating to any intellectual property, including for any current or new third party software;

•	make or incur any capital expenditures in excess of $3,727,000 in any three month period after July 5, 2005; or

•	authorize, or commit or agree to take, any of the foregoing actions.

No Solicitation

      The merger agreement provides that, until the completion of the merger or the earlier termination of the merger agreement, neither we nor any of our subsidiaries will, and we will cause our directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives not to, directly or indirectly:

•	solicit, initiate or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to, or that could reasonably be expected to lead to, any acquisition proposal; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information or grant access to our properties, books and records or personnel in connection with, any acquisition proposal.

      However, prior to the approval of the merger agreement by our shareholders, in response to a bona fide, unsolicited written acquisition proposal received by us after July 5, 2005, other than as a result of a breach by us of the no solicitation provisions of the merger agreement, we may provide information to and participate in discussions or negotiations with the person making such acquisition proposal only:

•	to the extent necessary for our board of directors to comply with its fiduciary obligations under applicable law as determined in good faith by our board of directors after consultation with outside counsel;

•	if our board of directors determines in good faith, after consultation with outside counsel and its financial advisors, that the acquisition proposal could be reasonably expected to result in a superior proposal;

•	if such person has entered into a customary confidentiality agreement not materially less restrictive of such other person than our confidentiality agreement with Concerto;

•	if we have complied with the no solicitation provisions of the merger agreement;

•	if we have provided to Concerto all information not previously provided to Concerto; and

•	if the acquisition proposal is the type of proposal or offer specified in the first bullet point of the definition of an acquisition proposal provided below.

      In response to such a proposal in these circumstances, we may also amend, or grant a waiver or release under, any standstill or similar agreement with respect to any shares of our common stock, so long as we have also amended or granted a release or waiver under any standstill or similar agreement affecting Concerto and its affiliates and such action was necessary to permit non-public proposals to be made to our board of directors.

      We have further agreed that, until the effective time of the merger or the earlier termination of the merger agreement, our board of directors will not:

•	withhold, withdraw or modify, in a manner adverse to Concerto, its approval or its recommendation with respect to the merger or the approval of the merger agreement by our shareholders;

•	cause or, permit us to enter into, or publicly propose that we enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other contract regarding any acquisition proposal, which we refer to in this proxy statement as an alternative acquisition agreement;

•	approve or recommend or propose to approve or recommend any acquisition proposal or any agreement, understanding or arrangement relating to any acquisition proposal; or

•	approve, recommend or take any position other than to recommend rejection of, any acquisition proposal.

      However, until such time as our shareholders approve the merger agreement, our board of directors may withhold, withdraw or modify in a manner adverse to Concerto its recommendation that our shareholders vote in favor of the approval of merger agreement, and/or terminate the merger agreement to enter into an alternative acquisition agreement with respect to a superior proposal, if our board of directors determines in good faith, after consultation with outside counsel, such action is necessary for it to comply with its fiduciary obligations under applicable law, but only if:

•	such acquisition proposal did not result from a breach by us of the no solicitation provisions of the merger agreement;

•	we complied with the no solicitation provisions of the merger agreement, including the notification provisions;

•	our board of directors provided prior written notice to Concerto that it is prepared to effect a withholding, withdrawal or modification in a manner adverse to Concerto of its recommendation that our shareholders vote in favor of the approval of the merger agreement; and

•	Concerto did not make within two business days after receipt of such notice, a proposal that our board of directors determined in good faith, after consultation with its financial advisor, is at least as favorable to our shareholders as such superior proposal.

      In addition, in the event of any such termination, we must pay the termination fee described below concurrently with and as a condition of such termination. Moreover, during the two business day period prior to our board of directors effecting a withholding, withdrawal or modification in a manner adverse to Concerto of its recommendation that our shareholders vote in favor of the merger and the adoption of the merger agreement, we must negotiate in good faith with Concerto regarding any revisions to the terms of the transaction contemplated by the merger agreement that are proposed by Concerto.

      We have agreed to as promptly as practicable, but in any event within the lesser of one full business day and 48 hours, notify Concerto of our receipt of any acquisition proposal, the material terms and conditions of any such acquisition proposal and the identity of the person making any such acquisition proposal. We are also required to keep Concerto reasonably informed of any material modifications or material developments with respect to such acquisition proposal. We also agreed to, and to direct our directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to, cease immediately all discussions and negotiations that commenced prior to July 5, 2005 regarding any proposal that constitutes or could reasonably be expected to lead to an acquisition proposal and request the prompt return or destruction of all confidential information previously furnished to any such third parties.

      Nothing in the merger agreement prohibits us from taking and disclosing a position to our shareholders with respect to a tender or exchange offer contemplated by Rules 14d-9 and 14e-2 under the Exchange Act or from making any required disclosure to our shareholders, if our board of directors determines in good faith, after consultation with outside counsel, that such action is necessary in order for our board of directors to comply with its fiduciary obligations under applicable law. Nonetheless, neither we nor our board of directors may recommend that our shareholders tender or exchange their shares of our common stock in connection with any such tender or exchange offer (or otherwise approve or recommend an acquisition proposal) or withhold, withdraw or modify in a manner adverse to Concerto its recommendation with respect to the merger or the adoption of the merger agreement by our shareholders, in each case unless the requirements of the no solicitation provisions of the merger agreement have been satisfied.

      An acquisition proposal means:

•	any proposal or offer

•	relating to a merger, reorganization, consolidation, dissolution, sale of substantial assets, tender offer, exchange offer, recapitalization, liquidation, dissolution, joint venture, share exchange or other business combination involving us or any of our subsidiaries;

•	for the issuance by us of 20% or more of our equity securities,

•	to acquire in any manner, directly or indirectly, 20% or more of the capital stock or assets of our company or any of our subsidiaries on a consolidated basis;

•	to acquire in any manner, directly or indirectly, 20% or more of the fair market value of the assets of our company or any of our subsidiaries on a consolidated basis; or

•	any public announcement of an agreement, proposal or plan to do any of the foregoing;

•	any written inquiry with respect to, any oral inquiry to which we or our representatives have responded with respect to, or any other oral inquiry that might reasonably be expected to lead to, any proposal or offer described in the above first bullet point; or

•	any request for non-public information in connection with any proposal, offer or inquiry described in the first bullet point above.

      A superior proposal means any unsolicited, bona fide written proposal made by a third party to acquire, directly or indirectly, 100% of our equity securities or our assets having a fair market value equal to 50% or more of the assets of our company and our subsidiaries on a consolidated basis, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of our assets, that our board of directors determines in its good faith judgment to be:

•	on terms more favorable from a financial point of view to our shareholders than the transactions contemplated by the merger agreement, after consultation with our financial advisor, taking into account all the terms and conditions of the proposal and the merger agreement, including any alterations to the terms of the merger agreement agreed to in writing by Concerto and Ascend Merger Sub;

•	reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of the proposal; and

•	to the extent our board of directors determines in good faith that financing is material to such proposal, accompanied by one or more financing commitment letters or without a financing condition.

Shareholder Meeting

      The merger agreement requires us to promptly and duly call, give notice of, convene and hold a meeting of our shareholders to adopt the merger agreement. Subject to the provisions described above under “— No Solicitation”, our board of directors is required to recommend approval and adoption of the merger agreement by our shareholders and may not withhold, withdraw or modify in a manner adverse to Concerto, or publicly propose or resolve to withhold, withdraw or modify, in a manner adverse to Concerto, its recommendation that our shareholders vote in favor of the merger and adoption of the merger agreement. Subject to the provisions described above under “— No Solicitation”, we are required to take all reasonable and lawful action to solicit from our shareholders proxies in favor of approval of the merger agreement, and all other actions reasonable necessary or advisable to secure the vote or consent of our shareholders required by the rules of The NASDAQ National Market or the General Corporation Law of the State of California.

Indemnification and Insurance

      Concerto has agreed that, for a period of six years following the effective time of the merger, Concerto and the surviving corporation will indemnify our and our subsidiaries’ current and former directors and officers

(including any person who becomes an officer or director prior to the effective time of the merger) against losses arising out of or pertaining to the fact that those persons are or were directors or officers of our company or any of our subsidiaries or arising out of the merger agreement and the transactions contemplated thereby, to the fullest extent permitted by the General Corporation Law of the State of California. Each indemnified party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the surviving corporation within ten business days of receipt of a request for an advancement of such expenses. However, to the extent required by the General Corporation Law of the State of California, any person to whom expenses are advanced must provide an undertaking to repay the advances if it is ultimately determined that such person is not entitled to indemnification. The articles of incorporation and bylaws of the surviving corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of our and our subsidiaries’ present and former directors and officers contained in our articles of incorporation and bylaws. Such provisions shall not be amended for a period of six years from the effective time of the merger in a manner that would adversely affect the rights of such persons who were officers or directors of our company at or prior to the effective time of the merger, unless required by applicable law after the effective time of the merger.

      Concerto has also agreed to cause the surviving corporation to maintain in effect for six years after the effective time of the merger an insurance “tail” or other insurance policies with respect to directors’, officers’ and fiduciaries’ liability insurance with respect to matters existing or occurring at or prior to the effective time of the merger in an amount and scope at least as favorable as the coverage applicable to directors and officers as of July 5, 2005 under our directors’ and officers’ liability insurance policy. Concerto is not required to pay an annual premium for such insurance in excess of 200% of the last annual premium we paid as of July 5, 2005.

Benefit Arrangements

      Concerto has agreed that, for a period of three months following the effective time of the merger, it will use commercially reasonable efforts to provide continuing employees a base salary that is no less than the base salary provided to such employees immediately prior to the effective time of the merger. Continuing employees are those of our employees who continue as employees of the surviving corporation or Concerto following the effective time of the merger. Concerto has agreed to use commercially reasonable efforts to cause the surviving corporation to give continuing employees full credit for prior service with us (and to the extent credited by us, with any prior employers) for purposes of eligibility and vesting under certain of the surviving corporation’s employee benefits plans and the determination of benefits levels under certain of the surviving corporation’s employee benefits plans. Concerto has agreed to use commercially reasonable efforts to waive or cause to be waived any limitation on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable Aspect benefit plan and recognize for purpose of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by continuing employees in the calendar year in which the merger is completed. Concerto has also agreed to allow continuing employees to use accrued but unused personal, sick or vacation time, except to the extent that Concerto deems it necessary to disallow a continuing employee from taking such accrued personal, sick or vacation time, in which case it is obligated to the extent required by law, to cause the surviving corporation to pay an amount in cash equal to such time. In addition, to the extent required by law, if a continuing employee’s employment terminates for any reason after the effective time of the merger, Concerto is obligated to cause the surviving corporation to pay in cash an amount equal to such accrued personal, sick or vacation time. We have agreed, at Concerto’s request, to adopt resolutions terminating our 401(k) plan, with such termination to become effective immediately prior to the effective time of the merger.

Agreement to Take Further Action and to Use Commercially Reasonable Efforts

      Subject to the terms and conditions of the merger agreement, each party has agreed to use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement as promptly as practicable. Among other things, each party has committed to use such efforts to obtain all necessary consents, approvals and authorizations from governmental authorities and third parties.

Neither we nor any of our subsidiaries, however, without the prior consent of Concerto, will make or agree to make any payment or accept any material conditions or obligations in connection with obtaining any such consent, approval or authorization from any governmental entity or third party. Each party has also agreed to make appropriate filings under the Exchange Act, the HSR Act and any other applicable law, and we have agreed to use commercially reasonable efforts to repatriate cash from our United Kingdom, German, or Cayman Islands subsidiaries and, subject to tax and other reasonable business considerations, to use commercially reasonable efforts to repatriate cash from certain other countries.

Financing

      We and Concerto estimate that the total amount of funds necessary to complete the merger and related transactions will be approximately $1.1 billion, which will be funded by our cash on hand, new credit facilities and equity financing. As of June 30, 2005, we had cash, cash equivalents and marketable securities of approximately $227 million. Funding of the equity and debt financing is subject to the satisfaction of the conditions set forth in the commitment letters pursuant to which the financing will be provided.

      Concerto has agreed, at its expense, to use commercially reasonable efforts to fully satisfy, in all material respects, on a timely basis, all terms, conditions, representations and warranties set forth in the commitment letters pursuant to which the financing provided and to enforce its rights under such commitment letters. Concerto has also agreed to use commercially reasonable efforts to enter into definitive agreements with respect to the financings contemplated by the commitment setters on terms and conditions no less favorable to the Concerto than the commitment letters already obtained as soon as reasonably practicable but in any event at the effective time of the merger.

      Concerto has also agreed to provide copies of such executed definitive agreements to us at our request and to keep us reasonably informed with respect to the status of the financings contemplated by the commitment letters. Concerto will notify us within two business days if any time prior to the date of the effective time of the merger if any commitment letter expires or is terminated or if any financing source that is party to a commitment letter notifies Concerto that it no longer intends to provide or underwrite the financings as contemplated by the commitment letters.

      Concerto may not, other than in connection with the merger agreement or with our prior written consent, take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition (including the disposition of any capital stock of any subsidiary), lease, contract or debt or equity financing, that would reasonably be expected to materially impair, delay or prevent Concerto’s obtaining of the financing contemplated by any commitment letter. Concerto may not amend or alter, or agree to amend or alter, (i) the equity commitment letter in any manner adverse to us without the our prior written consent or (ii) any debt commitment letter in any manner that would materially impair or delay or prevent the transactions contemplated by the merger agreement without our prior written consent. If any commitment letter is terminated or modified in a manner materially adverse to Concerto for any reason, Concerto has agreed to use commercially reasonable efforts to:

•	obtain, and, if obtained, provide us with a copy of, a new financing commitment that provides for at least the same amount of financing as contemplated by such commitment letter as originally issued;

•	enter into definitive agreements with respect to such new financing; and

•	obtain funds under such agreements to the extent necessary to consummate the transactions contemplated by the merger agreement; provided that Concerto is under no obligation to obtain or seek to obtain any financing commitment containing terms or funding conditions less favorable to Concerto or Ascend Merger Sub than those included in such commitment letter, as determined in Concerto’s good faith and reasonable discretion.

      In the event that Concerto is unable to obtain such new financing, then we may, in our sole discretion, propose an alternative new financing that provides for at least the same amount of financing as contemplated by the commitment letters as originally issued on terms that are not less favorable to Concerto and its affiliates than those set forth in the commitment letters as originally issued (as determined in Concerto’s good faith and reasonable discretion), and Concerto will use commercially reasonable efforts to enter into definitive agreements with respect to such alternative new financing and obtain funds under such agreements to the extent necessary to consummate the transactions contemplated by the merger agreement.

      We have agreed to provide Concerto with such cooperation in connection with the arrangement of the financings contemplated by the commitment letters as may be reasonably requested by Concerto, including:

•	participation in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with rating agencies;

•	using commercially reasonable efforts to prepare business projections and financial statements (including pro forma financial statements);

•	assisting Concerto in preparing offering memoranda, private placement memoranda and similar documents;

•	providing and executing documents as may reasonably be requested by Concerto, including a certificate or certificates of our chief financial officer with respect to solvency and financial matters;

•	using commercially reasonable efforts to obtain surveys and title insurance as may be reasonably requested by Concerto; and

•	reasonably facilitating the pledge of collateral.

      We have also agreed, in connection with the arrangement of the financing, to use commercially reasonable efforts to cause legal counsel to provide customary legal opinions and our independent auditor to provide any unqualified opinions, consents or customary comfort letters with respect to our financial statements. We have agreed to allow representatives of Concerto the opportunity to review and comment upon any such financial statements (including pro forma financial statements) in draft form and to allow such representatives access to us and to supporting documentation with respect to the preparation of such financial statements and the independent auditors’ work papers relating to such financial statements. We will also use commercially reasonable efforts to take certain actions to make our cash and cash equivalents and the cash and cash equivalents of our subsidiaries available to be paid out to our shareholders in connection with the merger.

Conditions to the Merger

      Our and Concerto’s and Ascend Merger Sub’s obligations to effect the merger are subject to the satisfaction of the following conditions:

•	the holders of our common stock and the holder of Series B preferred stock must have approved the merger agreement;

•	the mandatory waiting periods applicable to completion of the merger under the HSR Act and applicable foreign antitrust laws must have expired or been terminated; and

•	other than the filing of an agreement of merger with the Secretary of State of the State of California, all material authorizations, consents, orders and approvals and all filings required filed with, or expirations of waiting periods imposed by, any governmental entity in connection with the merger and the completion of the other transactions contemplated by the merger agreement shall have been filed or obtained.

      In addition, our obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of Concerto and Ascend Merger Sub in the merger agreement, without regard to any materiality or material adverse effect qualifications or exceptions, must be true and correct, except where the failure to be true and correct, individually or in the aggregate, has not had and is not reasonably likely to result in a material adverse effect on the ability of Concerto or Ascend Merger Sub to consummate the transactions contemplated by the merger agreement;

•	Concerto and Ascend Merger Sub must have performed, in all material respects, all obligations required to be performed by them under the merger agreement; and

•	no governmental entity shall have enacted, issued, promulgated, enforced or entered any order, stay, decree, judgment or injunction or statute, rule or regulation that is in effect that would, and there shall not be instituted or pending any action or proceeding in which any governmental entity seeks to:

•	make the merger illegal or otherwise challenge, restrain or prohibit the completion of the merger or other transactions contemplated by the merger agreement; or

•	cause the transactions contemplated by the merger agreement to be rescinded following completion.

      In addition, the obligations of Concerto and Ascend Merger Sub to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	certain of our representations and warranties in the merger agreement must be true and correct, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date;

•	all of our other representations and warranties in the merger agreement, without regard to any materiality or material adverse effect qualifications or exceptions, except where the failure to be true and correct individually or in the aggregate has not had and is not reasonably like to result in a material adverse effect on us;

•	we must have performed, in all material respects, all obligations required to be performed by us under the merger agreement;

•	no governmental entity shall have enacted, issued, promulgated, enforced or entered any order, stay, decree, judgment or injunction or statute, rule or regulation that is in effect that would, and there shall not be instituted or pending any action or proceeding in which any governmental entity seeks to:

•	make the merger illegal or otherwise challenge, restrain or prohibit the completion of the merger or other transactions contemplated by the merger agreement;

•	cause the transactions contemplated by the merger agreement to be rescinded following the completion of the merger; or

•	impose material limitations on the ability of Concerto to effectively exercise full rights of ownership of all shares of the surviving corporation;

•	we must have made available all of our available cash and that of our subsidiaries as set forth in the merger agreement for pay out to our shareholders in connection with the transactions contemplated by the merger agreement, which amount shall be not less than $125 million;

•	we must have delivered to Concerto a certificate of our secretary certifying as to the resolutions adopted by our board of directors, our shareholders and our charter documents in effect immediately prior to the effective time of the merger;

•	certain holders of options must have executed and delivered to us an acknowledgement of cancellation of such holder’s options as set forth in the merger agreement; and

•	the holder of shares of Series B preferred stock shall not have, and not more than 20% of the outstanding shares of common stock shall have, made and not withdrawn a demand for dissenters’ rights in accordance with Chapter 13 of the General Corporation Law of the State of California.

      The merger agreement may be terminated at any time prior to the effective time of the merger whether before or after the special meeting of our shareholders to consider the approval of the merger agreement:

•	by mutual written consent of us, Concerto and Ascend Merger Sub;

•	by either us or Concerto if:

•	the merger has not been consummated by December 31, 2005, provided that this right to terminate is not available to any party whose failure to fulfill any obligation under the merger agreement has been a principal cause of the failure of the merger to occur on or before December 31, 2005; and provided further that if at the time either party seeks to terminate the agreement pursuant to this right, all of the conditions to closing that are required to be satisfied by that party shall have been satisfied or waived and, as a condition to such termination, five business days notice to the non-terminating party and an opportunity for the non-terminating party to consummate the merger during such five business day period shall have been provided;

•	a governmental entity has issued a nonappealable final order, decree or ruling or taken any other nonappealable final action permanently restraining, enjoining or otherwise prohibiting the merger; provided, that the party seeking to terminate the merger agreement pursuant to this right has used reasonable efforts to prevent the occurrence of and to remove such order, decree or ruling;

•	at the special meeting of our shareholders, the vote required by our shareholders to approve the merger agreement is not obtained.

•	by Concerto, if:

•	our board of directors withholds, or withdraws or modifies in a manner adverse to Concerto its recommendation that our shareholders vote in favor of the merger or approves or recommends to our shareholders an alternative acquisition proposal; or

•	we breach or fail to perform any representation, warranty, covenant or agreement that would result in the failure of a condition to Concerto’s obligation to effect the merger being satisfied and which is not cured within 20 business days after our receipt of written notice of the breach or failure to perform or which by its nature or timing cannot reasonably be cured by December 31, 2005; provided that Concerto is not in material breach of its obligations under the merger agreement.

•	by us, if:

•	our board of directors has approved or recommended to our shareholders a superior proposal, and such action was done pursuant to and in compliance with the no solicitation provisions of the merger agreement, including observance of the two business day period relating to proposals by Concerto; or

•	if Concerto or Ascend Merger Sub breaches or fails to perform any representation, warranty, covenant or agreement that would result in the failure of a condition to our obligation to effect the merger being satisfied and which is not cured within 20 business days after its receipt of written notice of the breach or failure to perform or which by its nature or timing cannot reasonably be cured by December 31, 2005; provided that we are not in material breach of our obligations under the merger agreement.

      In the event of termination of the merger agreement by either party, the merger agreement shall become void and have no effect, provided that the termination of the merger agreement will not relieve any party from liability for any willful breach of the merger agreement prior to its termination, confidentiality obligations of the parties or obligations to pay termination fees and reimburse expenses, if any.

Termination Fee and Payment of Expenses

      Except as set forth below, all fees and expenses incurred in connection with the merger, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by us or Concerto are the obligation of the respective party incurring such fees and expenses, whether or not the merger is consummated:

•	We are obligated to pay a termination fee to Concerto in an amount equal to $32.5 million in the event the merger agreement is terminated by Concerto because our board of directors has withheld, or withdrawn or modified in a manner adverse to Concerto its recommendation that our shareholders vote in favor of the merger or approved or recommended to our shareholders an alternative acquisition proposal.

•	We are obligated to pay Concerto’s reasonable expenses in an amount not to exceed $5.0 million in the event the merger agreement is terminated by either us or Concerto for failure to obtain at the special meeting of our shareholders the vote required for our shareholders to approve the merger agreement. In addition, we are obligated to pay to Concerto an amount equal to $27.5 million in the event of such a termination of the merger agreement if, prior to the special meeting of our shareholders, an alternative acquisition proposal was publicly disclosed, announced or commenced and not withdrawn at the time of the special meeting of our shareholders and within twelve months after the date of such termination of the merger agreement we enter into an agreement with respect to an alternative acquisition transaction or consummate any such transaction.

•	We are obligated to pay Concerto and Ascend Merger Sub for their reasonably incurred expenses in an aggregate amount not to exceed $5.0 million in the event the merger agreement is terminated by Concerto due to our breach or failure to perform any representation, warranty, covenant or agreement or if any representation or warranty has become untrue, in any case that would result in the failure of a condition to Concerto’s obligation to effect the merger being satisfied and the foregoing is not cured within twenty business days after notice thereof, as described above.

•	Concerto is obligated to pay to us a termination fee in an amount equal to $32.5 million if the merger agreement is terminated in accordance with its terms:

•	by us, if Concerto has breached any of its representations regarding its financial statements or events that have occurred subsequent to the date of its financial statements, the absence of any undisclosed liabilities or the financing commitments for the merger, or by reason of Concerto’s failure to perform certain of its obligations in connection with the financing for the merger, in any case which causes failure of a condition to our obligation to effect the merger being satisfied and is not cured within twenty business days after notice thereof; or

•	by us or Concerto, if the merger shall not have been consummated by December 31, 2005 (as such right of termination is described above) and at the time of such termination, we have complied with, or are capable of complying with, certain of the conditions to closing.

      Fees and expenses of Credit Suisse First Boston, Vista Equity Partners’ financial advisor, are not being paid by Aspect.

Amendment and Waiver

      The parties may amend the merger agreement at any time before or after approval of the matters presented in connection with the merger agreement by the shareholders of any party. However, after shareholder approval has been obtained, the parties may not amend the merger agreement which by law requires further approval by such shareholders without obtaining such further approval. The merger agreement also provides that, at any time prior to the effective time of the merger, the parties may extend the time for the performance of any obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties in the merger agreement or any document delivered in connection therewith or waive compliance with any of the agreements or conditions contained in the merger agreement.

OTHER AGREEMENTS RELATED TO THE MERGER

Voting Agreement

      Vista Equity Fund II, L.P., an affiliate of Vista Equity Partners and the sole holder of shares of our Series B preferred stock, has entered into a voting agreement with Concerto and agreed to vote all of its shares of Series B preferred stock in favor of approval of the merger agreement. Vista has also granted Concerto an irrevocable proxy to vote the shares of Series B preferred stock held by Vista at any meeting of our shareholders or in connection with any action by written consent taken by the shareholders that occurs prior to the earliest to occur of: (i) the merger agreement is terminated in accordance with its terms, (ii) the completion of the merger, (iii) such time as our board of directors, following due exercise of its fiduciary duties in connection with its receipt and evaluation of a superior proposal, formally recommends that shareholders vote against the approval and adoption of the merger agreement and such recommendation is publicly announced to the shareholders, or (iv) December 31, 2005 (the earliest to occur of which we refer to in this proxy statement as the expiration time), as follows:

    (a) in favor of:

•	the approval of the merger agreement,

•	the approval of the merger and each of the other transactions contemplated by the merger agreement,

and (b) against:

•	any merger, consolidation or other business combination involving Aspect or its subsidiaries (other than the proposed merger and the other transactions contemplated by the merger agreement);

•	any sale or other transfer of all or substantially all of the assets of Aspect and its subsidiaries;

•	any acquisition proposal (as defined in the merger agreement);

•	any liquidation, dissolution or winding up of Aspect;

•	any amendment to Aspect’s articles of incorporation or bylaws that is not approved by Concerto; and

•	any other action intended or reasonably expected to interfere with or delay the merger or any of the other transactions contemplated by the merger agreement.

Vista’s obligations under the voting agreement terminate as of the expiration time. Mr. Smith, a member of our board of directors, is the Managing Principal of Vista Equity Partners.

Amendment to Rights Agreement

      In connection with the approval of the merger agreement by our board of directors, we amended our Preferred Shares Rights Agreement dated May 11, 1999 with EquiServe Trust Company, N.A., as rights agent on July 5, 2005 to provide that none of the transactions contemplated by the merger agreement, including the merger, will trigger any of the anti-takeover mechanisms in the rights agreement. The preferred share purchase rights issuable under the rights agreement are not separately transferable and will be automatically exchanged for the merger consideration upon completion of the merger.

DISSENTERS’ RIGHTS

      If the merger is completed, when the merger becomes effective, holders of common stock who vote against the merger and merger agreement and who comply with the procedures prescribed in Chapter 13 of the General Corporation Law of the State of California (including making written appraisal demand to Aspect prior to the occurrence of the special meeting), may be entitled to a judicial appraisal of the fair market value of their shares, which, for purposes of the exercise of appraisal rights under General Corporation Law of the State of California, is determined as of the day before the first announcement of the terms of the merger, excluding any appreciation or depreciation in consequence of the merger, and to require Aspect to purchase the shareholder’s shares for cash at such fair market value. To the extent required by California law, a further notice of dissenters’ rights will be sent to any shareholder eligible to exercise or exercising such rights within ten days after the special meeting.

      The following is a brief summary of the statutory procedures that must be followed by a shareholder of Aspect in order to dissent from the merger and perfect appraisal rights under the General Corporation Law of the State of California. This summary is not intended to be complete and is qualified in its entirety by reference to Chapter 13 of the General Corporation Law of the State of California, the full text of which is attached to this proxy statement as Annex C and is incorporated herein by reference. We advise any shareholders of Aspect considering exercising appraisal rights to consult legal counsel.

      Under Sections 181 and 1201 of the California General Corporation Law, the merger constitutes a “reorganization.” Chapter 13 of the California General Corporation Law provides appraisal rights for shareholders dissenting from reorganization under certain circumstances. The Series B preferred stock is not publicly traded and, as a result, the holder of Series B preferred stock will be entitled to dissent and seek appraisal for its shares of Series B preferred stock. The common stock is listed on The NASDAQ National Market, and therefore, holders of common stock will be entitled to dissent and seek appraisal for their shares of common stock but will be entitled to obtain appraisal for their shares only if either of the following criteria are satisfied:

•	the common stock for which appraisal rights are sought are subject to restrictions on transfer imposed by us or by any law or regulation (for example, the shares are “restricted securities” not registered pursuant to the Securities Act of 1933, as amended, and are not eligible for unrestricted resale pursuant to Rule 144(k) of the Securities Act) in which case such holders of common stock that are subject to such restrictions have the right to dissent and seek appraisal for such shares; or

•	holders of 5% or more of the outstanding shares of common stock (i.e., approximately shares of the common stock) dissent from the proposed merger and demand appraisal in which case all holders of common stock that dissent and seek appraisal for their shares prior to the special meeting will have the right to obtain appraisal for such shares.

      Even though a shareholder who wishes to exercise dissenters’ rights may be required to take certain actions before the special meeting, if the merger agreement is later terminated and the merger is abandoned, no shareholder of the company will have the right to any payment from us by reason of having taken that action. The following discussion is subject to these qualifications.

      For a holder of common stock to exercise dissenters’ rights as to any shares of the common stock in connection with the merger, the shareholder must vote against the merger and merger agreement and must make a written demand to have the company purchase the shares at their fair market value. For the holder of Series B preferred stock to exercise dissenters’ rights as to any shares of the Series B preferred stock in connection with the merger, the shareholder must not vote in favor of the merger and merger agreement and must make a written demand to have the company purchase the shares at their fair market value.

      The written demand must:

•	in the case of the common stock, be received not later than the date of the special meeting;

•	in the case of the Series B preferred stock, be received within 30 days of the date of mailing of the notice of approval of the merger (described below);

•	specify the shareholder’s name and mailing address and the number and class of the company’s shares held of record which the shareholder demands the company purchase;

•	state that the shareholder is demanding purchase of the shares and payment of their fair market value; and

•	state the price which the shareholder claims to be the relevant (see below) fair market value of the shares, which statement will constitute an offer by the shareholder to sell the shares to the company at that price.

      Written demands should be addressed to:

Aspect Communications Corporation
1320 Ridder Park Drive
San Jose, California 95131-2312
Attention: General Counsel
Fax No.: (408) 325-4832

      Simply failing to vote for, or voting against, the merger and merger agreement will not be sufficient to constitute the demand described above.

      In addition, within 30 days after notice of the approval of the merger is mailed to shareholders, the shareholder must also submit to the company or a transfer agent of the company, for endorsement as dissenting shares, the stock certificates representing the company’s shares as to which the shareholder is exercising dissenters’ rights.

      Shares of our stock held by shareholders who have perfected their dissenters’ rights in accordance with Chapter 13 of the California General Corporation Law and have not withdrawn their demands or otherwise lost their rights are referred to in this summary as “dissenting shares.” Under the California General Corporation Law, a dissenting shareholder may not withdraw his, her or its demand for payment of the fair market value of the shareholder’s dissenting shares in cash unless we consent.

      Within 10 days after the approval of the merger by the company’s shareholders, the company must mail a notice of the approval to each holder of common stock who voted against the merger and each holder of Series B preferred stock who has not voted in favor of the merger. This notice must state the price determined by the company represent the relevant fair market value of the dissenting shares, which statement will constitute an offer by the company to purchase the dissenting shares at the stated amount if the merger closes. Chapter 13 of the California General Corporation Law states that the fair market value, for this purpose, is determined “as of the day before the first announcement” of the terms of the proposed merger, excluding appreciation or depreciation as a consequence of the proposed merger. The company’s notice must also include a brief description of the procedures to be followed by those holders if the holders desire to exercise their dissenters’ rights and a copy of Section 1300 through 1304 of Chapter 13 of the California General Corporation Law.

      Irrespective of the percentage of our common stock with respect to which demands for appraisal have been properly filed, we must mail the notice referred to above to any shareholder who has filed a demand with respect to our shares and that are subject to transfer restrictions imposed by us or by any law or regulation. We are not aware of any transfer restrictions on our shares of common stock, except for those restrictions which apply to our common stock held by shareholders who are deemed to be affiliated of the company as that term is defined in Rule 144 adopted by the Securities and Exchange Commission under the Securities Act, as amended. Any shareholder who believes there is another type of restriction on its shares should consult with its advisor as to the nature of the restriction and its relationship to the availability of dissenters’ rights in connection with the merger.

      If the shareholder and Aspect agree that the shares of our common stock or our Series B preferred stock as to which the shareholder is seeking dissenters’ rights are dissenting shares, and also agree upon the price to be paid to purchase the shares, then the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments under General Corporation Law of the State of California from the date of the merger agreement. Any agreements fixing the fair market value of any dissenting shares as between Aspect and any dissenting shareholder must be filed with the secretary of Aspect.

      However, if Aspect denies that the shareholder’s shares qualify as dissenting shares eligible for purchase under Chapter 13 of the General Corporation Law of the State of California, or Aspect and the shareholder fail to agree upon the fair market value of the shares, then the shareholder may, within six months after the date on which Aspect mailed to the shareholder the notice of approval of the merger by the shareholders of Aspect, but not thereafter, file a complaint in the California Superior Court of the proper county requesting the Court to determine whether the shareholder’s shares qualify as dissenting shares that are eligible to be repurchased pursuant to the exercise of dissenters’ rights, the fair market value of such shares, or both, or may intervene in any action pending on such a complaint.

      If the Court is requested to determine the fair market value of the shares, it shall appoint one or more impartial appraisers to determine the fair market value of the shares. Within 10 days of their appointment, the appraisers, or a majority of them, will make and file a report with the Court. If the Court finds the report reasonable, the Court may confirm it. However, if the appraisers cannot determine the fair market value within 10 days of their appointment, or within a longer time determined by the Court or the report is not confirmed by the Court, then the Court will determine the fair market value. If the Court determines that the shareholder’s shares qualify as dissenting shares, then, following determination of their fair market value, Aspect will be obligated to pay the dissenting shareholder the fair market value of the shares, as so determined, together with interest thereon at the legal rate from the date on which judgment is entered. Payment on this judgment will be due upon the endorsement and delivery to Aspect of the certificates for the shares as to which the appraisal rights are being exercised.

      The costs of the appraisal action, including reasonable compensation to the appraisers appointed by the court, will be allocated among Aspect and dissenting shareholders as the Court deems equitable. However, if the appraisal of the fair market value of the shares exceeds the price offered by Aspect, then Aspect shall pay such costs. If the fair market value of the shares awarded by the Court exceeds 125% of the price offered by Aspect for the shares in the notice of approval of the merger by the shareholders of Aspect, then the Court may in its discretion include attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments in the costs payable by Aspect.

      Shareholders of Aspect considering whether to seek appraisal should bear in mind that the fair value of their Aspect capital stock determined under Chapter 13 of the General Corporation Law of the State of California could be more than, the same as or less than the value of consideration to be paid in the merger as set forth in the merger agreement. Also, Aspect reserves the right to assert in any appraisal proceeding that, for purposes thereof, the “fair value” of the capital stock of Aspect is less than the value of the consideration to be issued and paid in the merger as set forth in the merger agreement.

      The process of dissenting requires strict compliance with technical prerequisites. Shareholders wishing to dissent should consult with their own legal counsel in connection with compliance with Chapter 13 of the General Corporation Law of the State of California.

      Any shareholder who fails to comply with the requirements of Chapter 13 of the General Corporation Law of the State of California, attached as Annex C to this proxy statement, will forfeit his, her or its rights to dissent from the merger and exercise appraisal rights and will receive the consideration to be issued and paid in the merger as set forth in the merger agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of July 5, 2005, with respect to:

•	each person who is known to us to own more than 5% of our outstanding common stock;

•	each of our current directors;

•	our chief executive officer and our other named executive officers; and

•	all of our current directors and executive officers as a group.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission based upon voting or investment power over the securities. Unless otherwise indicated, each person or entity listed in the table has sole voting and investment power with respect to all shares listed as owned by such person or entity. The inclusion of shares in the table does not constitute an admission that the named shareholder is a direct or indirect beneficial owner of the shares. Unless otherwise noted, the address of each person listed in the table is: c/o Aspect Communications Corporation, 1320 Ridder Park Drive, San Jose, California 95131-2312.

	Shares Beneficially
	Owned(1)
Beneficial Owner, Director, Named Executive Officer, and
Directors and Executive Officers as a Group	Number	Percent

Vista Equity Fund II, L.P.(2)	22,222,222	26.5%
150 California Street, 19th Floor San Francisco, CA 94111
Columbia Wanger Asset Management, L.P.(3)	7,438,300	12.1%
227 West Monroe Street, Suite 3000 Chicago, IL 60606
Barclays Global Investors, NA(4)	6,815,965	11.1%
45 Fremont Street San Francisco, CA 94105
Perry Corp(5)	4,925,200	8.0%
599 Lexington Avenue New York, NY 10022
Osterweis Capital Management, Inc.(6)	3,385,963	5.5%
One Maritime Plaza, Suite 1201 San Francisco, CA 94111
Putnam Investments(7)	3,164,007	5.1%
One Post Office Square Boston, MA 02109
Barry M. Ariko(8)	32,000	*
Gary E. Barnett(9)	630,301	1.0%
A. Barry Rand(10)	44,652	*
Robert F. Smith(11)	22,253,517	26.5%
Thomas Weatherford(12)	12,500	*
David B. Wright(13)	62,404	*
James C. Reagan	—	—
Gary A. Wetsel(14)	295,000	*
James J. Flatley(15)	—	—
All directors and executive officers as a group(16)	23,035,374	27.5%

*	Less than 1%.

(1)	Gives effect to the shares of our common stock issuable upon the exercise of all options exercisable within 60 days of July 5, 2005 and other rights beneficially owned by the indicated shareholders on that date. The percentages shown are based on 61,616,816 shares of our common stock outstanding at July 5,

2005 and other than the percentages for Vista Equity Fund II, L.P., for Robert F. Smith and for all directors and executive officers as a group, assume no conversion of our Series B preferred stock.

(2)	Represents shares of common stock currently issuable upon conversion of the 50,000 shares of Series B convertible preferred stock held by Vista Equity Fund II, L.P. (“Vista”), which shares of common stock are deemed to be beneficially owned by Vista. The 50,000 shares of Series B preferred stock held by Vista represent 100% of the authorized, issued and outstanding shares of Series B preferred stock. Vista has entered into a voting agreement with Concerto pursuant to which, among other things, Vista has agreed to vote its shares in favor of the merger.

(3)	Columbia Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Columbia Acorn Trust together have voting and dispositive power over 7,438,300 shares owned. This information is based solely on information as of December 31, 2004, set forth in a Schedule 13G/ A dated February 10, 2005, as filed by Columbia Wanger Asset Management, L.P. with the Securities and Exchange Commission.

(4)	Barclays Global Investors, NA and various related entities have indicated that they have sole voting and dispositive power over 6,815,965 shares owned in the aggregate. This information is based solely on information as of March 31, 2005, set forth in a Form 13F dated May 13, 2005, as filed by Barclays Global Investors, NA with the Securities and Exchange Commission.

(5)	Perry Corp. has sole voting and dispositive power over 4,925,200 shares. This information is based solely on information as of July 5, 2005 set forth in a Schedule 13G dated July 15, 2005, as filed by Perry Corp. with the Securities and Exchange Commission.

(6)	Represents 2,152,775 shares over which Osterweis Capital Management, LLC has sole voting and dispositive power and 1,133,238 shares over which Osterweis Capital Management, Inc. has sole voting and dispositive power. This information is based solely on information as of March 31, 2005, set forth in a Form 13F dated May 11, 2005, as filed by Osterweis Capital Management, Inc. with the Securities and Exchange Commission.

(7)	Includes shares beneficially owned by two investment advisers wholly owned by Putnam, LLC, d/b/a Putnam Investments (“PI”) as follows: (i) Putnam Investment Management, LLC (“PIM”), the investment adviser to the Putnam family of mutual funds — 2,708,785 shares; and (ii) the Putnam Advisory Company, LLC (“PAC”), the investment advisor to Putnam’s international clients — 455,222 shares. PIM and PAC each have dispositive power over the shares that they beneficially own as investment managers. PI is a wholly owned subsidiary of Marsh and McLennan Companies, Inc. (“M&MC”). M&MC and PI disclaim that they are, for the purposes of Sections 13(d) or 13(g) of the Exchange Act, the beneficial owners of these shares. This information is based solely on information as of March 31, 2005, set forth in a Form 13F dated May 15, 2005, as filed by Putnam Investments with the Securities and Exchange Commission.

(8)	Represents 32,000 shares of common stock issuable pursuant to options that are exercisable by Mr. Ariko within 60 days of July 5, 2005.

(9)	Includes 514,801 shares of common stock issuable pursuant to options that are exercisable by Mr. Barnett within 60 days of July 5, 2005.

(10)	Includes 21,500 shares of common stock issuable pursuant to options that are exercisable by Mr. Rand within 60 days of July 5, 2005. Mr. Rand, a member of our board of directors, has been designated as a member of our board of directors by Vista Equity Partners. Mr. Rand has no economic interest in Vista Equity Partners.

(11)	Includes 21,500 shares of common stock issuable pursuant to options that are exercisable by Mr. Smith within 60 days of July 5, 2005. Also includes 22,222,222 shares of common stock beneficially owned by Vista. Mr. Smith is the managing member of VEFIIGP, LLC, an entity which acts as the managing general partner for Vista and which entity may be deemed the beneficial owner of such shares of common stock beneficially owned by Vista. Mr. Smith and VEFIIGP, LLC each disclaim beneficial ownership of all such shares except to the extent of their pecuniary interest therein.

(12)	Represents 12,500 shares of common stock issuable pursuant to options that are exercisable by Mr. Weatherford within 60 days of July 5, 2005.

(13)	Includes 44,000 shares issuable pursuant to options that are exercisable by Mr. Wright within 60 days of July 5, 2005.

(14)	Includes 280,000 shares issuable pursuant to options that are exercisable by Mr. Wetsel within 60 days of July 5, 2005. Mr. Wetsel transitioned from his role as Executive Vice President, Finance, Chief Financial Officer and Chief Administrative Officer of the Company in December 2004. This information is based solely on the latest information made available to us.

(15)	Mr. Flatley’s employment with us ended in May 2004. The information is based solely on the latest information made available to us.

(16)	Includes 646,301 shares issuable pursuant to options that are exercisable by all directors and executive officers within 60 days of July 5, 2005. Also includes shares beneficially owned by Vista (see footnotes (2) and (11) above) and assumes Vista’s shares of Series B preferred stock were converted to common stock as of July 5, 2005.

Change of Control Agreements

      Pursuant to the terms of change of control agreements with us, each of Messrs. Barnett and Reagan, among other officers, are entitled to certain benefits in the event his employment is terminated without cause or is constructively terminated during the period beginning three months prior to a change of control of Aspect and ending 13 months following a change of control. The transactions contemplated by the merger agreement constitute a change of control as such term is defined in the change of control agreements. Specifically, if their employment is involuntarily terminated following the completion of the merger under these circumstances, these officers are entitled to continue to receive payment of their regular base salary and medical benefits for up to 18 and 12 months for Mr. Barnett and Mr. Reagan, respectively, following such termination, as well as full acceleration of the vesting of their stock options or restricted stock holdings. Mr. Barnett would also be entitled to 1.5 times the average of his three prior years’ actual bonus payments and Mr. Reagan would be entitled to his target bonus for the year times the average of the three prior years’ actual percentage payment. These agreements have one-year terms which automatically extend in certain circumstances.

SHAREHOLDER PROPOSALS

      Aspect will hold its 2006 annual meeting of shareholders only if the merger is not completed.

      If the merger is not completed, proposals of shareholders intended to be presented at the regular annual meeting of Aspect shareholders for the fiscal year ended December 31, 2005 pursuant to SEC Rule 14a-8 must have been received no later than the close of business on December 12, 2005 at Aspect’s principal executive offices in order to be included in Aspect’s proxy statement for that meeting. If Aspect is not notified of a shareholder proposal by February 27, 2006, then the proxies held by management of Aspect provide discretionary authority to vote against such shareholder proposal, even through such proposal is not discussed in the proxy statement. Shareholders wishing to submit proposals or nominations of persons to serve as directors should notify Aspect at its corporate headquarters at 1320 Ridder Park Drive, San Jose, California 95131 (Attention: Stephen Yu, Vice President, General Counsel and Secretary) of their desire to do so.

OTHER MATTERS

      As of the date of this proxy statement, the Aspect board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

      Shareholders who share a single address will receive only one proxy statement at that address unless Aspect has received instructions to the contrary from any shareholder at that address. This practice, known as “householding,” is designed to reduce Aspect’s printing and postage costs. However, if a shareholder of record at such address wishes to receive a separate copy of this proxy statement or future proxy statements (as applicable), he or she may contact Aspect’s Investor Relations Department at 1320 Ridder Park Drive, San Jose, California 95131-2312, telephone (408) 325-2200. Aspect will deliver separate copies of this proxy statement promptly upon written or oral request. If you are a shareholder receiving multiple copies of this proxy statement, you can request householding by contacting Aspect in the same manner. If you own your shares of our common stock or Series B preferred stock through a bank, broker or other shareholder, you can request additional copies of this proxy statement or request householding by contacting the shareholder of record.

WHERE YOU CAN FIND MORE INFORMATION

      Aspect files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Aspect will mail without charge, upon written request, a copy of Aspect’s annual report on Form 10-K for the fiscal year ended December 31, 2004, including the financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: Aspect Communications Corporation, 1320 Ridder Park Drive, San Jose, California 95131-2312, Attention: Investor Relations. The annual report on Form 10-K is also available at the internet world wide web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

      Concerto Software, Inc. and Ascend Merger Sub, Inc. have supplied all information contained in this proxy statement relating to Concerto Software, Inc. and Ascend Merger Sub, Inc., respectively, and Aspect has supplied all such information relating to Aspect.

      Aspect shareholders should not send in their Aspect stock certificates until they receive the transmittal materials from the exchange agent. Aspect shareholders of record who have further questions about their share certificates or the exchange of their Aspect common stock for cash should call the exchange agent following the completion of the merger. The exchange agent’s contact information will be set forth in the letter of transmittal.

      You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [                    ], 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to shareholders nor the issuance of cash in the merger creates any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG
CONCERTO SOFTWARE, INC.,
ASCEND MERGER SUB, INC.
AND
ASPECT COMMUNICATIONS CORPORATION
DATED AS OF JULY 5, 2005

A-i

A-ii

A-iii

TABLE OF DEFINED TERMS

Reference in
Terms	Agreement

Acquired Company Plan	Section 3.14(a)
Acquisition Proposal	Section 6.1(g)
Acquisition Transaction	Section 8.3(c)
Affiliate	Section 3.4(b)
Agreement	Preamble
Agreement of Merger	Section 1.1
Alternative Acquisition Agreement	Section 6.1(b)(ii)
Antitrust Laws	Section 6.6(b)
Antitrust Order	Section 6.6(b)
Bankruptcy and Equity Exception	Section 3.3(a)
Business Day	Section 1.2
Buyer	Preamble
Buyer Balance Sheet	Section 4.3
Buyer Financial Statements	Section 4.3
Buyer Material Adverse Effect	Section 4.1
Buyer Parent	Section 4.3
Buyer Subsidiary	Section 4.3
Certificate	Section 2.2(b)
CGCL	Recitals
Change in the Company Recommendation	Section 6.1(b)(iii)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(f)
Commitment Letters	Section 4.9
Company	Preamble
Company Balance Sheet	Section 3.5
Company Board	Section 3.3(a)
Company Charter Documents	Section 3.1(b)
Company Common Consideration	Section 2.1(d)
Company Common Stock	Section 2.1(b)
Company Disclosure Schedule	Article III
Company Employees	Section 3.14(a)
Company Employee Plans	Section 3.14(a)
Company Material Adverse Effect	Section 3.1(a)
Company Material Contract	Section 3.11(a)
Company Meeting	Section 3.3(d)
Company Permits	Section 3.16
Company Recommendation	Section 6.2
Company SEC Reports	Section 3.4(a)
Company Series A Preferred Stock	Section 3.2(a)
Company Series B Merger Consideration	Section 2.1(c)
Company Series B Preferred Stock	Section 2.1(c)

A-iv

Reference in
Terms	Agreement

Company Software	Section 3.10(c)
Company Stock Options	Section 2.3(a)(i)
Company Stock Plans	Section 2.3(a)(i)
Company Stockholder Approval	Section 3.3(a)
Company Termination Fee	Section 8.3(b)
Company Voting Proposal	Section 3.3(a)
Commitment Letters	Section 4.9
Confidentiality Agreement	Section 5.2
Continuing Employees	Section 6.12
Contract	Section 3.3(b)
Costs	Section 6.8(a)
D&O Tail	Section 6.8(c)
Debt Commitment Letter	Section 4.9
Debt Financing	Section 4.9
Deferred Compensation Plan	Section 3.14(j)
Dissenting Shares	Section 2.4(a)
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.14(a)
Employee Stock Purchase Plan	Section 3.2(a)
Environmental Law	Section 3.13(b)
Equity Commitment Letter	Section 4.9
Equity Financing	Section 4.9
ERISA	Section 3.14(a)
ERISA Affiliate	Section 3.14(a)
Exchange Act	Section 3.1(a)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Expenses	Section 8.3(a)
Financing	Section 4.9
First-Lien Term Facility	Section 4.9
Foreign Benefit Plan	Section 3.14(i)
GAAP	Section 3.4(a)
Governmental Entity	Section 3.3(c)
Hazardous Substance	Section 3.13(c)
HSR Act	Section 3.3(c)
Identified Company Representation	Section 7.2(a)
Indemnified Parties	Section 6.8(a)
Insurance Cap	Section 6.8(c)
Intellectual Property	Section 3.10(a)
IRS	Section 3.7(b)
Leases	Section 3.8(b)
Liens	Section 3.1(c)
Merger	Recitals
Merger Consideration	Section 2.1(d)

A-v

Reference in
Terms	Agreement

Merger Sub	Preamble
Morgan Stanley	Section 3.19
Option Consideration	Section 2.3(b)
Outside Date	Section 8.1(b)
Owned Real Property	Section 3.8(a)
Pre-Closing Period	Section 5.1
Proxy Statement	Section 3.4(b)
Required Company Shareholder Vote	Section 3.3(d)
Representatives	Section 6.1(a)
Revolving Facility	Section 4.9
Rights Agreement	Section 3.24
SEC	Section 3.1(a)
Second-Lien Facility	Section 4.9
Securities Act	Section 3.4(b)
Subsidiary	Section 3.1(a)
Subsidiary Charter Documents	Section 3.1(b)
Superior Proposal	Section 6.1(g)
Surviving Corporation	Section 1.3
Surviving Corporation Employee Plan	Section 6.14
Tax Returns	Section 3.7(a)
Taxes	Section 3.7(a)
Third Party Software	Section 3.10(c)
To the knowledge of the Company	Section 9.13
401(k) Plan	Section 6.15

A-vi

AGREEMENT AND PLAN OF MERGER
      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of July 5, 2005, by and among Concerto Software, Inc., a Delaware corporation (the “Buyer”), Ascend Merger Sub, Inc., a California corporation and a wholly owned subsidiary of the Buyer (the “Merger Sub”), and Aspect Communications Corporation, a California corporation (the “Company”).
RECITALS
      A. The Boards of Directors of the Buyer and the Company deem it advisable and in the best interests of each corporation and their respective shareholders that the Buyer acquire the Company in order to advance the long-term business interests of the Buyer and the Company;
      B. The acquisition of the Company shall be effected through a merger (the “Merger”) of the Merger Sub with and into the Company in accordance with the terms of this Agreement and the California General Corporation Law (the “CGCL”), as a result of which the Company shall become a wholly owned subsidiary of the Buyer;
      C. Concurrently with the execution of this Agreement, and as a condition and inducement to the Buyer’s willingness to enter into this Agreement, Vista Equity Fund II, L.P. is entering into a voting agreement with the Buyer; and
      D. The respective Boards of Directors of the Buyer, the Merger Sub and the Company deem it advisable and in the best interests of their respective shareholders to consummate the Merger on the terms and conditions set forth in this Agreement.
      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the Buyer, the Merger Sub and the Company agree as follows:
ARTICLE I
THE MERGER

1.1	Effective Time of the Merger.
      Subject to the provisions of this Agreement, at or prior to the Closing, the Buyer and the Company shall jointly prepare and cause to be filed with the Secretary of State of California an agreement of merger (the “Agreement of Merger”) in such form as is required by, and executed by the Company, the Buyer and Merger Sub in accordance with, the relevant provisions of the CGCL and shall make all other filings or recordings required under the CGCL. The Merger shall become effective upon the filing of the Agreement of Merger with the Secretary of State of California or at such later time as is established by the Buyer and the Company and set forth in the Agreement of Merger (the “Effective Time”).

1.2	Closing.
      The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Pacific Time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the fifth Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Heller Ehrman LLP, 275 Middlefield Road, Menlo Park, California, unless another date, place or time is agreed to in writing by the Buyer and the Company. For purposes of this Agreement, a “Business Day” shall be any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in San Francisco, California are permitted or required by law, executive order or governmental decree to remain closed.

1.3	Effects of the Merger.
      At the Effective Time, the separate existence of the Merger Sub shall cease and the Merger Sub shall be merged with and into the Company (the Company surviving the Merger is sometimes referred to herein as the “Surviving Corporation”). The Merger shall have the effects set forth in Sections 1107 and 1107.5 of the CGCL.

1.4	Articles of Incorporation.
      At the Effective Time, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in their entirety so as to conform to the Articles of Incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, and, as so amended and restated, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by applicable law.

1.5	By-laws.
      At the Effective Time, the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in their entirety so as to conform to the By-laws of the Merger Sub, as in effect immediately prior the Effective Time, and, as so amended and restated, shall become the By-laws of the Surviving Corporation until thereafter amended as provided by applicable law, the Articles of Incorporation of the Surviving Corporation and such By-laws.

1.6	Directors and Officers of the Surviving Corporation.
      (a) The directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation.
      (b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation.
ARTICLE II
CONVERSION OF SECURITIES

2.1	Conversion of Capital Stock.
      As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Merger Sub:

(a) Capital Stock of the Merger Sub. Each share of the common stock, par value $0.01 per share, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Buyer-Owned Stock. All shares of common stock, $0.01 par value per share, of the Company (“Company Common Stock”) that are owned by the Company as treasury stock and any shares of Company Common Stock owned by the Buyer, the Merger Sub or any other wholly owned Subsidiary of the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefore.

(c) Merger Consideration for Series B Preferred Stock. Subject to Section 2.2, each share of Series B convertible preferred stock, par value $0.01 per share, of the Company (the “Company Series B Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive an amount in cash equal to $5,155.5555 per share (the “Company

Series B Merger Consideration”). As of the Effective Time, all such shares of Company Series B Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Series B Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Company Series B Merger Consideration pursuant to this Section 2.1(c) upon the surrender of such certificate in accordance with Section 2.2, without interest.

(d) Merger Consideration for Company Common Stock. Subject to Section 2.2, each share of Company Common Stock (other than (i) shares to be cancelled in accordance with Section 2.1(b) and (ii) Dissenting Shares (as defined in Section 2.4(a) below)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive an amount in cash equal to $11.60 per share (the “Company Common Consideration” and, together with the Company Series B Merger Consideration, the “Merger Consideration”). To the extent any vesting condition or any other condition requiring forfeiture to the Company would otherwise apply to any share of Company Common Stock as of immediately prior to the Effective Time, such vesting or forfeiture condition shall lapse in full as of immediately prior to the Effective Time. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(d) upon the surrender of such certificate in accordance with Section 2.2, without interest.

(e) Adjustments to Merger Consideration. The Company Common Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

2.2	Exchange of Certificates.
      The procedures for exchanging certificates representing shares of Company Common Stock and/or Company Series B Preferred Stock for the applicable Merger Consideration pursuant to the Merger are as follows:

(a) Exchange Agent. At or promptly following the Effective Time, the Buyer shall deposit with EquiServe Trust Company, N.A. or another bank or trust company designated by the Buyer and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock and the holders of shares of Company Series B Preferred Stock, in each case, issued and outstanding immediately prior to the Effective Time, for payment through the Exchange Agent in accordance with this Section 2.2, cash in an amount which, together with the amount deposited with the Exchange Agent by the Company pursuant to Section 7.2(d), is sufficient to make payment of the Merger Consideration pursuant to Section 2.1(c) and 2.1(d) in exchange for all of the outstanding shares of Company Common Stock and Company Series B Preferred Stock (the “Exchange Fund”).

(b) Exchange Procedures. Promptly after the Effective Time, the Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Company Series B Preferred Stock (each, a “Certificate”) (i) a letter of transmittal in customary form and (ii) instructions for effecting the surrender of the Certificates in exchange for the applicable Merger Consideration payable with respect thereto. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock or Company Series B Preferred Stock which is not registered in the transfer records of the Company, the applicable Merger Consideration may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Section 2.2.

(c) No Further Ownership Rights in Company Stock. All Merger Consideration paid upon the surrender for exchange of Certificates evidencing shares of Company Common Stock or Company Series B Preferred Stock in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to such shares of Company Common Stock or Company Series B Preferred Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock or Company Series B Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock or Company Series B Preferred Stock for one year after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Company Common Stock or Company Series B Preferred Stock who has not previously complied with this Section 2.2 shall look only to the Buyer (subject to abandoned property, escheat and similar laws) for payment of its claim for Merger Consideration without interest.

(e) No Liability. To the extent permitted by applicable law, none of the Buyer, the Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock or Company Series B Preferred Stock for any Merger Consideration in respect of such shares, cash or property delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Withholding Rights. Each of the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Series B Preferred Stock or Company Stock Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Buyer, as the case may be, such withheld amounts (i) shall be remitted by the Buyer or the Surviving Corporation, as the case may be, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Series B Preferred Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Buyer, as the case may be.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(h) Stock Transfer Books. At the close of business, New York City time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock or Company Series B Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided in this Agreement or by applicable law. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Buyer for any reason shall be canceled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Sections 2.1(c) and 2.1(d).

2.3	Company Stock Options.

      (a) The Company shall take such action as shall be required:

(i) to cause the vesting of any unvested options to purchase Company Common Stock (“Company Stock Options”) granted under the Company’s 1989 Stock Option Plan, as amended, Amended and Restated 1998 Directors’ Stock Option Plan, Amended and Restated 1996 Employee Stock Option Plan, 1999 Equity Incentive Plan, Annual Retainer Compensation Plan for Directors, Voicetek Corporation 1992 Equity Incentive Plan, Voicetek Corporation 1996 Stock Option Plan, PakNetX Corporation 1997 Stock Plan and Commerce Soft Inc. 1997 Stock Plan (as amended, effective August 14, 1997) (the “Company Stock Plans”) to be accelerated in full effective immediately prior to the Effective Time (it being agreed and understood that for purposes of the Company Stock Plans, the Buyer, the Merger Sub and the Surviving Corporation shall be treated as having refused to assume the rights outstanding under such plans or substitute similar rights therefor);

(ii) subject to the conversion of each Company Stock Option as set forth in Section 2.3(a)(iii) below, to effectuate the cancellation, as of the Effective Time, of all Company Stock Options outstanding immediately prior to the Effective Time (without regard to the exercise price of such Company Stock Options); and

(iii) to cause each outstanding Company Stock Option to represent on the first Business Day following the Effective Time solely the right to receive, in accordance with this Section 2.3, a lump sum cash payment in the amount of the Option Consideration (as defined below), if any, with respect to such Company Stock Option and to no longer represent the right to purchase Company Common Stock or any other equity security of the Company, the Buyer, the Surviving Corporation or any other person or any other consideration.

      (b) Each holder of a Company Stock Option that remains unexercised as of the Effective Time shall receive from the Buyer or the Company, in respect and in consideration of each Company Stock Option so cancelled, no later that the fifth Business Day following the Effective Time, a cash payment (net of applicable withholding taxes) equal to the product of (i) the excess, if any, of (A) the Company Common Consideration over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Stock Option (whether or not then vested or exercisable), without any interest thereon (the “Option Consideration”). In the event that the exercise price of any Company Stock Option is equal to or greater than the Company Common Consideration, such Company Stock Option shall be cancelled at the Effective Time without payment and have no further force or effect.

      (c) As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of Company Stock Options a letter describing the treatment of and payment for such Company Stock Options pursuant to this Section 2.3 and providing instructions for use in obtaining payment for such Company Stock Options.

2.4	Dissenting Shares.

      (a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who is entitled to demand and has made a demand for purchase of such shares of Company Common Stock in accordance with Chapter 13 of the CGCL and has not voted in favor of the approval of this Agreement (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s dissenters’ rights under the CGCL with respect to such shares) shall not be converted into or represent the right to receive Company Common Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the CGCL to a holder of Dissenting Shares.

      (b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Company Common Consideration in accordance with Section 2.1, without interest thereon, upon surrender of the Certificates representing such shares.

      (c) The Company shall give the Buyer: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the CGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the CGCL that relate to such demand; and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Buyer shall have given its written consent to such payment or settlement offer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to the Buyer and the Merger Sub, except as set forth in the disclosure schedule delivered by the Company to the Buyer and the Merger Sub and dated as of the date of this Agreement (the “Company Disclosure Schedule”), as follows:

3.1	Organization; Standing and Power; Charter Documents; Subsidiaries.

      (a) Organization; Standing and Power. The Company and each of its Subsidiaries (as defined below) (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and, where applicable as a legal concept, in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so organized, qualified, licensed or in good standing, or to have such power or authority, when taken together with all other such failures, would not have a Company Material Adverse Effect (as defined below). For purposes of this Agreement, “Subsidiary,” when used with respect to the Company, shall mean each subsidiary of the Company listed on Exhibit 21.1 to the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on March 15, 2005 pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of this Agreement, the term “Company Material Adverse Effect” means any change, event or circumstance resulting in (i) a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) a prohibition on the Company’s ability to consummate the Merger; provided, however, that no change or effect resulting from any of the following shall be considered in determining whether there has occurred a Company Material Adverse Effect: (A) changes in national or international economic or business conditions generally or the outbreak or escalation of hostilities, including acts of war or terrorism (in each case, other than those having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole); (B) changes in factors generally affecting the industries or markets in which the Company and its Subsidiaries operate (other than any such change having a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole); (C) changes in any accounting rule or regulation or GAAP or the interpretation thereof; (D) any action taken pursuant to this Agreement, including the public announcement of the transactions contemplated by this Agreement; (E) any failure by the Company to meet any published estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing Date; (F) a decline in the price of the Company Common Stock on The Nasdaq National Market; (G) disruptions in financial, banking or securities markets generally (other than any such disruptions having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole); or (H) changes resulting from the announcement of the execution of this Agreement and the consummation of the transactions contemplated hereby.

      (b) Charter Documents. The Company has delivered or made available to the Buyer: (i) a true and correct copy of the Amended and Restated Articles of Incorporation and By-laws of the Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the Articles of Incorporation and By-laws, or like organizational documents (collectively, “Subsidiary Charter Documents”), of each of its Subsidiaries, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each Subsidiary is not in violation of any of the provisions of its respective Subsidiary Charter Documents.
      (c) Subsidiaries. Section 3.1(c) of the Company Disclosure Schedule lists each Subsidiary of the Company. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are owned by the Company or by a direct or indirect wholly-owned subsidiary of the Company, free and clear of all material pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than liens for taxes not yet due and payable (collectively, “Liens”) or restrictions imposed by applicable securities laws. Other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible into or exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other person.

3.2	Capital Structure.
      (a) The authorized capital stock of Company consists of 200,000,000 shares of Company Common Stock, 100,000 shares of Series A participating preferred stock, par value $0.01 per share (the “Company Series A Preferred Stock”) and 50,000 shares of Company Series B Preferred Stock. At the close of business on June 30, 2005, 61,609,494 shares of Company Common Stock were issued and outstanding, no shares of Company Series A Preferred Stock were issued and outstanding and 50,000 shares of Company Series B Preferred Stock were issued and outstanding. All of the outstanding shares of capital stock of the Company are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights. Section 3.2 of the Company Disclosure Schedule sets forth a complete and accurate list of: (i) all Company Stock Plans, indicating for each Company Stock Plan, as of the date hereof, the number of shares of Company Common Stock issued under such Company Stock Plan, the number of shares of Company Common Stock subject to outstanding options under such Company Stock Plan and the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan; and (ii) all outstanding Company Stock Options other than those granted following the date of this Agreement in compliance with Section 5.1(h) hereof, indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price and the date of grant thereof. Except as set forth above, and except for shares of Company Common Stock issuable pursuant to the Company’s 1990 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”) and as permitted to be issued pursuant to Section 5.1(h) hereof following the date of this Agreement and prior to the Closing Date (a) there are no shares of capital stock of the Company authorized, issued or outstanding; (b) there are no existing options, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company, obligating the Company to issue, transfer, redeem, purchase or sell or cause to be issued, transferred, redeemed, purchased or sold any shares of capital stock of the Company or to otherwise make any payment in respect of any such shares; and (c) there are no rights, agreements or arrangements of any character which provide for any stock appreciation or similar right or grant any right to share in the equity, income, revenue or cash flow of the Company.
      (b) Section 3.2(b) of the Company Disclosure Schedule sets forth a list of all stockholder agreements, voting trusts and other agreements or understandings to which the Company is a party or which are otherwise known to the Company and relating to voting or disposition of any shares of the Company’s capital stock or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of the Company or any of its Subsidiaries.

3.3	Authority; No Conflict; Required Filings and Consents.
      (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement (the “Company Voting Proposal”) by the Company’s shareholders under the CGCL (the “Company Stockholder Approval”), to perform its obligations under and consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, with all directors present voting in favor, (i) determined that the Merger is fair and in the best interests of the Company and its shareholders, (ii) approved the Merger in accordance with the provisions of the CGCL, and (iii) directed that this Agreement be submitted to the shareholders of the Company for their approval and resolved to recommend (subject to the provisions of Section 6.1 of this Agreement) that the shareholders of the Company vote in favor of the approval of this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).
      (b) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Company Charter Documents or the Subsidiary Charter Documents, (ii) conflict with, result in any violation or breach of, constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any material benefit) under, or result in the imposition of any Lien on the Company’s or any of its Subsidiaries’ assets pursuant to, any of the terms, conditions or provisions of any lease, license, contract, subcontract, indenture, note, option or other agreement, instrument or obligation, written or oral, to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (each, a “Contract”), or (iii) subject to obtaining the Company Stockholder Approval and compliance with the requirements specified in Section 3.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, writ, decree, statute, law, ordinance, rule, or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except, in the case of clauses (ii) and (iii) of this Section 3.3(b), for any such conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations, losses or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, would not result in a Company Material Adverse Effect.
      (c) No consent, approval, action, license, permit, order, certification, concession, franchise or authorization of, or registration, declaration, notice or filing with, any federal, state, local or foreign court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required to be obtained or made, as the case may be, by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and applicable foreign Antitrust Laws, (ii) the filing of the Agreement of Merger with the Secretary of State of California, (iii) the filing of the Proxy Statement with the SEC under the Exchange Act, (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not, individually or in the aggregate, result in a Company Material Adverse Effect.
      (d) The affirmative vote for approval and adoption of the Company Voting Proposal by (i) the holders of a majority in voting power of the outstanding shares of Company Common Stock on the record date for the meeting of the Company’s shareholders to consider the Company Voting Proposal (the “Company Meeting”) and (ii) the holders of a majority in voting power of the outstanding shares of Company Series B Preferred Stock on the record date for the Company Meeting (collectively, the “Required Company Shareholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the approval and adoption of this Agreement and for the consummation by the Company of the transactions contemplated by this Agreement.

3.4	SEC Filings; Financial Statements; Information Provided.
      (a) The Company has filed or furnished all reports required to be filed or furnished by it or any of its Subsidiaries with the SEC since December 31, 2001 (collectively, including any amendments thereto, the “Company SEC Reports”). As of their respective filing dates (or, if amended, as of the date of such amendment), the Company SEC Reports complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a Company SEC Report filed subsequently (but prior to the date hereof). As of the date hereof, there are no material unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Reports. The financial statements (including the related notes and schedules) of the Company included in, or incorporated by reference into, the Company SEC Reports comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited financial statements, as permitted by applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes).
      (b) Except with respect to information to be supplied by or on behalf of the Buyer or the Merger Sub for inclusion in the proxy statement to be sent to the shareholders of the Company in connection with the Company Meeting (the “Proxy Statement”), the Proxy Statement and any other soliciting materials of the Company shall not, on the date the Proxy Statement or such materials are first mailed to the shareholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary to make the statements therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in an amendment or supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform the Buyer of such fact or event and file the applicable amendment or supplement to the Proxy Statement. For purposes of this Agreement, the term “Affiliate” when used with respect to any person shall mean any person who is an “affiliate” of that person within the meaning of Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”).
      (c) The Company maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents, and such disclosure controls and procedures are, to the knowledge of the Company, effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC rules and forms. The Company has disclosed, based on its most recent evaluations, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are known to the Company and reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, known to the Company that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC.

3.5	No Undisclosed Liabilities.
      Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in the consolidated unaudited balance sheet of the Company as of March 31, 2005 (the “Company Balance Sheet”), the Company and its Subsidiaries do not have any liabilities (whether accrued, absolute, contingent or otherwise) of a type that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto), except for liabilities (i) incurred in connection with the transactions contemplated hereby, (ii) incurred in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet or (iii) that, individually or in the aggregate, would not result in a Company Material Adverse Effect.

3.6	Absence of Certain Changes or Events.
      Between the date of the Company Balance Sheet and the date of this Agreement, except as disclosed in the Company SEC Reports and except in connection with the transactions contemplated by this Agreement, (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and (ii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would require the consent of the Buyer under Section 5.1 of this Agreement. Since the date of the Company Balance Sheet, there has not been any (x) change, event, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to result in a Company Material Adverse Effect, (y) material restatement of the financial statements of the Company or the notes thereto included in, or incorporated by reference into, the Company SEC Reports or (z) suspension of the trading or quotation of the Company Common Stock on The Nasdaq Stock Market (other than any suspension that affects the trading or quotation of all companies listed on The Nasdaq Stock Market).

3.7	Taxes.
      (a) The Company and each of its Subsidiaries have timely filed all Tax Returns that they were required to file, and all such Tax Returns were correct and complete, except for any failure to file or errors or omissions that, individually or in the aggregate, would not result in a Company Material Adverse Effect. The Company and each of its Subsidiaries have paid on a timely basis all Taxes due and payable (whether or not shown on any such Tax Returns), other than Taxes for which adequate reserves exist on the Company Balance Sheet and any Taxes in excess of such reserves which the failure to pay would not, individually or in the aggregate, result in a Company Material Adverse Effect. The unpaid Taxes of the Company and its Subsidiaries for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet exclusive of any accruals and reserves for “deferred taxes” or similar items that reflect timing differences between Tax and financial accounting principles other than any excess Taxes which the failure to pay would not, individually or in the aggregate, result in a Company Material Adverse Effect. All liabilities for Taxes that arose since the date of the Company Balance Sheet arose in the ordinary course of business. All Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity, except for any such Taxes with respect to which the failure to withhold, collect or pay would not, individually or in the aggregate, result in a Company Material Adverse Effect. There are no liens or encumbrances with respect to Taxes upon any of the assets or property of the Company or its Subsidiaries, other than liens for Taxes not yet due and payable. For purposes of this Agreement, (i) “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, license alternative or add-on minimum, transfer, withholding, employment, payroll and franchise taxes imposed by any federal, state, local or foreign government, or any agency thereof, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.
      (b) There are no deficiencies for any amount of Taxes claimed, proposed or assessed by any taxing or other Governmental Entity in writing that have not been fully paid, settled or accrued for. The Company has made available to the Buyer correct and complete copies of all federal income Tax Returns filed, and examination reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 2002. The federal income Tax Returns of the Company and each of its Subsidiaries have been audited by the Internal Revenue Service (the “IRS”) or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.7(b) of the Company Disclosure Schedule. The Company has made available to the Buyer correct and complete copies of all other material Tax Returns of the Company and its Subsidiaries together with all related examination reports and statements of deficiency for all periods from and after January 1, 2001. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. Neither the Company nor any of its Subsidiaries has been informed by any Governmental Entity that the Governmental Entity believes that the Company or any of its Subsidiaries was required to pay any Tax or file any Tax Return that was not filed. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect.
      (c) Neither the Company nor any of its Subsidiaries: (i) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be treated as an “excess parachute payment” under Section 280G of the Code or would give rise to an excise Tax pursuant to Section 4999 of the Code; or (ii) has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract or otherwise.
      (d) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.
      (e) Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.
      (f) The Company is not and has not been at any time during the last five years a “United States real property holding corporation” within the meaning of Section 897 of the Code.

3.8	Owned and Leased Real Properties.
      (a) Section 3.8(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of (i) the addresses of all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”), (ii) the record owners of such Owned Real Property, and (iii) all loans secured by mortgages encumbering the Owned Real Property. The Company or its Subsidiaries are the sole owners of good, valid and marketable title to the Owned Real Properties free and clear of all Liens other than those that would not, individually or in the aggregate, result in a Company Material Adverse Effect.
      (b) Section 3.8(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed by the Company or any of its Subsidiaries (collectively, the “Leases”). Each Lease is valid and binding and is enforceable by the Company or its Subsidiaries in accordance with its respective terms (subject to the Bankruptcy and Equity Exception), except for such failures to be valid, binding or enforceable that, individually or in the aggregate, would not result in a Company Material Adverse Effect. The Company and its Subsidiaries and, to the knowledge of the Company, each other party to the Leases, have performed in all material respects their respective obligations to be performed by them to the date hereof under the Leases and are not, and are not alleged in writing to be, (with or without notice, the lapse of time, or both) in breach thereof or default thereunder, and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to the Leases, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Lease.

3.9	Tangible Personal Property.
      The Company and its Subsidiaries have legal and valid title to, or a valid and enforceable right to use, all of the tangible personal properties and assets used or held for use by the Company and its Subsidiaries in connection with the conduct of the business of the Company and its Subsidiaries, except for such defects or failures that, individually or in the aggregate, would not result in a Company Material Adverse Effect. All such tangible personal properties and assets, other than properties and assets in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for such Liens that, individually or in the aggregate, would not result in a Company Material Adverse Effect.

3.10	Intellectual Property.
      (a) The Company and its material Subsidiaries own, license or sublicense, or otherwise possess, free and clear of any Liens, legally enforceable rights to use all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as currently conducted except for any such failures to own, license, sublicense, or possess that, individually or in the aggregate, would not result in a Company Material Adverse Effect. For purposes of this Agreement, the term “Intellectual Property” means all intellectual property, including without limitation, all (i) patents, inventions, trademarks, service marks, trade names, Internet domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) lists (including customer lists), databases, processes, formulae, methods, schematics, technology, know-how, computer software programs and related documentation, (iv) computer software, data and databases including, but not limited to, object code, source code, related documentation and all copyrights therein and (v) other tangible or intangible proprietary or confidential information and materials; and for the purposes of clarity, “Intellectual Property” includes intellectual property identified in clauses (i) through (v) of the preceding sentence which may be embodied in: computer software (including source code, object code, data, databases and related documentation), systems, processes, methods, devices, machines, designs or articles of manufacture (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, technology, proprietary information, specifications, flowcharts, blueprints, schematics, protocols, programmer notes, customer and supplier lists, pricing and cost information, business and marketing plans and proposals.
      (b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not result in the breach of, or create in any third party the right to terminate or modify, or result in the payment of any additional fees under, any Intellectual Property licenses set forth in Section 3.10(c) of the Company Disclosure Schedule.
      (c) Section 3.10(c) of the Company Disclosure Schedule sets forth a complete and accurate list of: (i) all patented and registered Intellectual Property, and pending patent applications and disclosures or applications for registration of Intellectual Property, owned or filed by the Company or any of its Subsidiaries where such patent or registration has not expired or been abandoned within six (6) years prior to the Closing Date; (ii) all trade names, Internet domain names and material unregistered trademarks, material unregistered service marks and material unregistered copyrights (other than in Company Software, as defined below, and in computer software under (iv) below) owned by the Company or any of its Subsidiaries; (iii) all material computer software products that are licensed or distributed to third parties by the Company or any of its Subsidiaries, excluding Third Party Software (“Company Software”), listed by major point release; (iv) other than Company Software, all other material computer software developed and owned by the Company or its Subsidiaries for internal use (e.g., internally developed back office software, etc.), except where such owned software is a customization of generally commercially available software; (v) all licenses or similar agreements or arrangements, in effect as of the date hereof, pursuant to which the Company or any of its Subsidiaries embeds, integrates, redistributes, resells or otherwise sublicenses software in or with the Company Software (“Third Party Software”), including a description of the relationship of such Third Party Software to the Company Software and the royalty or fee for such Third Party Software that has been paid by the Company or its Subsidiaries to the licensor of such Third Party Software if any, where, for each license, the total aggregate payments made for each such license for Third Party Software has exceeded $250,000 since June 30, 1998 or such Third Party Software is otherwise not generally commercially available; (vi) all material settlement agreements entered into by the Company or its Subsidiaries relating to Intellectual Property entered into on or after June 30, 1996; (vii) all material standstill and consent agreements entered into by the Company or its Subsidiaries relating to trademarks entered into on or after June 30, 1996; and (viii) all material intellectual property agreements where indemnification obligations are the principal subject matter of the agreement entered into on or after June 30, 1996. The Company and its Subsidiaries own and possess all right, title and interest in and to the items listed in clauses (i) through (iv) of the preceding sentence, except for any portion of Company Software that is Third Party Software, including generally commercially available software, for which the Company or its Subsidiaries have valid and enforceable licenses to distribute.
      (d) All patents and registrations for trademarks, service marks and copyrights which are held by the Company or any of its Subsidiaries and which are material to the business of the Company and its Subsidiaries, taken as a whole, are subsisting and have not expired or been cancelled or abandoned. To the knowledge of the Company, no third party is infringing, violating or misappropriating any of the Company Intellectual Property; no claims have been made against a third party by the Company or its Subsidiaries; and the Company and its Subsidiaries are not aware of any facts that indicate a likelihood of any of the foregoing.
      (e) Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Company, Company Software and conduct of the business of the Company and its Subsidiaries as currently conducted has not infringed, violated or misappropriated, or been alleged to infringe, violate or misappropriate any Intellectual Property of any third party. The Company and its Subsidiaries are not aware of any facts which indicate a likelihood of any of the foregoing. Neither the Company nor any of its Subsidiaries has received any written notice (or, to the Company’s knowledge, other notice) demanding or offering to license or alleging infringement or misappropriation with asserted Intellectual Property rights of others since January 1, 2002. No claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property owned or used by the Company or any of its Subsidiaries is currently outstanding or, to the knowledge of the Company, threatened.
      (f) The Company takes commercially reasonable steps to protect and preserve its rights in any proprietary Intellectual Property (including executing confidentiality and intellectual property assignment agreements with current executive officers and current employees and contractors that have a material role in the development of the Company’s products, including the Company Software, and Intellectual Property). No prior or current employee or officer or any prior or current consultant or contractor of the Company or any of its Subsidiaries has asserted or, to the knowledge of the Company, has any ownership in any Intellectual Property used by the Company or its Subsidiaries in the operation of their respective businesses (except for development agreements entered into with consultants and contractors in the ordinary course of business where the Company or any of its Subsidiaries was provided a license including terms sufficient to conduct the business of the Company or any of its Subsidiaries as needed by such consultants or contractors). Except as set forth in Section 3.10(f)(ii) of the Company Disclosure Schedule, all customizations of the Company Software (excluding any Third Party Software) developed by the Company or any of its Subsidiaries are owned by the Company or such Subsidiary.
      (g) Except as set forth in Section 3.10(g)(i) of the Company Disclosure Schedule, the Company Software does not contain any open source or other software licensed to the Company free of charge with accompanying source code. The distribution or licensing of the Company Software, including any Third Party Software incorporated herein, in the ordinary course of business, is not governed, in whole or in part, by the terms of the GNU General Public License or any license requiring the Company to disclose source code to any of the Company Software. Except as set forth in Section 3.10(g)(ii) of the Company Disclosure Schedule, and for source code escrow provisions and agreements which the Company or its Subsidiaries may have undertaken in the ordinary course of business, only the object code relating to any Company Software has been disclosed to any third party. No third party has asserted any right to access any source code for any Company Software and no source code licensed to persons as set forth in Section 3.10(g)(ii) of the Company Disclosure Schedule is material to the current business of the Company or any of its Subsidiaries. The Company has obtained representations, warranties and indemnities from the transferring party relating to title to any Company Software that the Company has acquired title to in connection with any prior acquisitions. There are no viruses, worms, Trojan horses or similar malicious programs in the Company Software. The Company is in possession of the source code and object code for all Company Software and copies of all other material related thereto, including without limitation, installation and user documentation, engineering specifications, flow charts, and know-how reasonably necessary for the use, maintenance, enhancement, development and other exploitation of such software as currently used in, or currently under development for, the business, except for those materials where the Company’s failure to possess such materials would not reasonably be expected to have a Company Material Adverse Effect. The computer software, computer firmware, computer hardware (whether general purpose or special purpose), and other similar or related items of automated, computerized and/or software system(s) that are used or relied on by the Company and its Subsidiaries in the current conduct of its business is sufficient for the current needs of such business except for any such failures to own, license, sublicense, or possess that, individually or in the aggregate, would not result in a Company Material Adverse Effect.
      (h) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has licensed any of the Intellectual Property, including the Company Software, owned by the Company and its Subsidiaries to any third party on an exclusive basis, nor has the Company or any of its Subsidiaries entered into any contract limiting its ability to exploit fully any of such Intellectual Property, including the Company Software, except for any such contract where such Intellectual Property is licensed on a non-exclusive basis to customers in the ordinary course of business consistent with past practice.
      (i) The Company and its Subsidiaries have collected, used, imported, exported and protected all personally identifiable information, and other information relating to individuals in accordance with their respective privacy policies and in accordance with applicable law, including by entering into agreements, where applicable, governing the flow of such information across national borders.

3.11	Contracts.
      (a) For purposes of this Agreement, “Company Material Contract” shall mean:

(i) any “material contract” (within the meaning of Item 601(b)(10) of Regulation S-K under the Securities Act and the Exchange Act) with respect to the Company;

(ii) any indemnification, employment, consulting or other Contract with (x) any member of the Company Board, (y) any executive officer of the Company or any Subsidiary or (z) any other employee of the Company or any Subsidiary earning an annual salary plus bonus equal to or in excess of $200,000 other than those Contracts terminable by the Company or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation to the Company or any such Subsidiary;

(iii) any Contract containing any covenant (A) limiting, in any material respect, the ability of the Company or any of its Subsidiaries to engage in any line of business or compete with any person or solicit the employees of another person, (B) granting any exclusive rights to make, sell or distribute the Company’s or it’s Subsidiaries’ products or (C) granting “most favored nation” pricing status to any person;

(iv) any Contract (i) relating to the disposition or acquisition by the Company or any of its Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business or (ii) pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other person or other business enterprise other than the Subsidiaries;

(v) any Contract to provide source code into any escrow or to any third party (under any circumstances) for any product or technology that is material to the business of the Company and its Subsidiaries, taken as a whole;

(vi) any Contract to license to any third party the right to reproduce any of the Company’s or any of its Subsidiaries’ Intellectual Property products, services or technology or any Contract to sell or distribute any of the Company’s or any of its Subsidiaries’ Intellectual Property products, services or technology, except (A) agreements with sales representatives or other resellers in the ordinary course of business, or (B) agreements allowing internal backup copies made or to be made by end-user customers in the ordinary course of business;

(vii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements, promissory notes or other Contracts relating to the borrowing of money, extension of credit or other indebtedness, other than accounts receivables and payables in the ordinary course of business or any Contract relating to the mortgaging, pledging or otherwise placing a Lien on any material asset or group of assets of the Company or any of its Subsidiaries;

(viii) any settlement agreement entered into within three (3) years prior to the date of this Agreement, other than (I) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the routine cessation of such employee’s or independent contractor’s employment or association with the Company or (II) settlement agreements for cash only (which has been paid) in an amount not exceeding $250,000;

(ix) any Contract under which the Company or any of its Subsidiaries has received or granted a license relating to any Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, other than non-exclusive licenses extended to customers, clients, distributors or other resellers in the ordinary course of business;

(x) any material partnership or joint venture agreement to which the Company or any of its Subsidiaries is a party;

(xi) any Contract with a customer that accounted for net revenues in fiscal year 2004 of more than $1,000,000 in the aggregate; and

(xii) any Contract (other than Leases) with a vendor pursuant to which the Company incurred payables in fiscal year 2004 of more than $2,000,000 in the aggregate.
      (b) Section 3.11(b) of the Company Disclosure Schedule sets forth a list of all Company Material Contracts as of the date hereof.
      (c) Each Company Material Contract is valid and binding, in full force and effect and is enforceable by the Company or its Subsidiaries in accordance with its respective terms (subject to the Bankruptcy and Equity Exception), except to the extent it has previously expired in accordance with its terms and except for such failures to be valid and binding or in full force and effect that, individually or in the aggregate, would not result in a Company Material Adverse Effect. The Company and its Subsidiaries and, to the knowledge of the

Company, each other party to the Company Material Contracts, have performed in all material respects all respective obligations required to be performed by them to the date hereof under the Company Material Contracts and are not, and are not alleged in writing to be (with or without notice, the lapse of time or both) in breach thereof or default thereunder, and, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to any Company Material Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract, except in each case, for those failures to perform, breaches, violations and defaults that, individually or in the aggregate, would not result in a Company Material Adverse Effect.

3.12	Litigation.
      Except as disclosed in the Company SEC Reports, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries, or any of their assets, properties or rights that, individually or in the aggregate, has had or would result in a Company Material Adverse Effect. There are no judgments, orders, settlements or decrees outstanding against the Company or any of its Subsidiaries that would result in a Company Material Adverse Effect. As of the date of this Agreement, no officer or director of the Company is a defendant in any action or, to the knowledge of the Company, the subject of any investigation commenced by any Governmental Entity with respect to the performance of his or her duties as an officer and/or director of the Company.

3.13	Environmental Matters.
      (a) Except for matters that, individually or in the aggregate, would not result in a Company Material Adverse Effect:

(i) neither the Company nor its Subsidiaries has received (A) any written notice alleging that any of them has not complied with applicable Environmental Laws or (B) any written notice, demand, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law;

(ii) neither the Company nor any of its Subsidiaries has received a written notice that it is subject to liability for any Hazardous Substance disposal or contamination;

(iii) neither the Company nor any of its Subsidiaries is subject to any orders, decrees or injunctions issued by any Governmental Entity or is subject to any indemnity agreement with any third party relating to liability under any Environmental Law;

(iv) to the knowledge of the Company, the Company and its Subsidiaries are, and at all prior times were, in compliance with all applicable Environmental Laws; and

(v) to the knowledge of the Company, Hazardous Substances have not been generated, transported, treated, stored, disposed of, arranged to be disposed of or released by the Company or any of its Subsidiaries at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by any of the Company and its Subsidiaries in violation of, or in a manner or to a location that would give rise to liability to any of the Company and its Subsidiaries under or relating to, any Environmental Laws.
      (b) For purposes of this Agreement, the term “Environmental Law” means any law, statute, regulation, rule, judgment, order, decree or permit requirement of, or issued by, any Governmental Entity relating to: (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor or wetlands protection.
      (c) For purposes of this Agreement, the term “Hazardous Substance” means: (i) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material,” “solid waste” or any other term of similar import under any Environmental Law; or (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

3.14	Employee Benefit Plans.
      (a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all material Employee Benefit Plans to which the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates contribute, sponsor or have any liability (together, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), including the Company Stock Plans and, without limitation, all severance, employment, change-in-control, material fringe benefit, bonus, incentive, deferred compensation and employee loan arrangements, whether or not subject to ERISA (including any funding mechanism therefore now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written under which (a) any current or former employee, director or consultant of the Company or its Subsidiaries (the “Company Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries (each such Company Employee Plan maintained by an entity which was acquired by the Company, directly or indirectly, prior to January 1, 2003, to be known as an “Acquired Company Plan”); or (b) the Company or any of its Subsidiaries has any present or future liability, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or an ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Company.
      (b) With respect to each Company Employee Plan, the Company has made available to the Buyer a complete and accurate copy of each Company Employee Plan and, to the extent applicable: (i) the most recent determination letter; (ii) any summary plan description; (iii) a summary of any proposed amendments or changes anticipated to be made to the Company Employee Plans at any time within the twelve months immediately following the date hereof and which have been communicated to employees; (iv) the most recent annual report (Form 5500) filed with the IRS; and (v) each trust agreement, group annuity contract or other funding instrument, if any, relating to such Company Employee Plan.
      (c) Each Company Employee Plan that is not a Foreign Benefit Plan is being administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms, except for failures to comply or violations that would not, individually or in the aggregate, result in a Company Material Adverse Effect; (ii) no event has occurred and to the knowledge of the Company, no condition exists that would subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any ERISA Affiliate, to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations that would, individually or in the aggregate, result in a Company Material Adverse Effect; (iii) no Company Employee Plan is a split-dollar life insurance program or otherwise provides for loans (except for routine advances for business expenses in the ordinary course and similar items) to executive officers (within the meaning of The Sarbanes-Oxley Act of 2002); and (iv) neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Company or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable law.
      (d) With respect to the Company Employee Plans that are not Foreign Benefit Plans, there are no benefit obligations for which contributions have not been made if due or properly accrued to the extent required by GAAP. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.
      (e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or the period for obtaining such a determination letter has not yet closed except for such failures to receive a determination letter that would not, individually or in the aggregate, result in a Company Material Adverse Effect.
      (f) Neither the Company, any of its Subsidiaries nor any of their ERISA Affiliates has ever (i) contributed to a Company Employee Plan or any other employee benefit plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).
      (g) Neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any shareholders, or any present or former director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated or resulting in any payment to or funding of any trust, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.
      (h) With respect to any Company Employee Plan, no administrative investigation, audit or other administrative proceeding by the Department of Labor, he Internal Revenue Service or other United States governmental agencies is in progress or, to the knowledge of the Company, pending or threatened.
      (i) No Company Employee Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (except for those Company Employee Plans set forth as such in Section 3.14(b) of the Company Disclosure Schedule, each a “Foreign Benefit Plan”). With respect to any Foreign Benefit Plans, (i) all Foreign Benefit Plans have been established, maintained and administered in compliance with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality, except for failures or violations that would not, individually or in the aggregate, result in a Company Material Adverse Effect; (ii) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the accounting statements of the applicable Company or Subsidiary entity, except for failures or violations that would not, individually or in the aggregate, result in a Company Material Adverse Effect; and (iii) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans that would, individually or in the aggregate, result in a Company Material Adverse Effect.
      (j) Except as set forth in Section 3.14(j) of the Company Disclosure Schedule, no Company Employee Plan is a nonqualified deferred compensation plan within the meaning of Section 409A(d)(1) of the Code (each such plan listed in Section 3.14(j) of the Company Disclosure Schedule, a “Deferred Compensation Plan”). Each Deferred Compensation Plan satisfies the requirements to avoid the consequences set forth in Section 409A(a)(1). Neither the Company nor any of its Subsidiaries has, since October 3, 2004, (i) granted to any person an interest in any Deferred Compensation Plan which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the Tax imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code, or (ii) modified the terms of any Deferred Compensation Plan in a manner that could cause an interest previously granted under such plan to become subject to the Tax imposed by Section 409A(a)(10(B) or (b)(4) of the Code.

3.15	Compliance With Laws.
      The Company and each of its Subsidiaries is and has been in compliance in all material respects with all applicable statutes, laws, rules, orders and regulations material to the operation of the business and each of its Subsidiaries, except for failures to comply that, individually or in the aggregate, would not result in a Company Material Adverse Effect. No notice has been received by the Company or any of its Subsidiaries from any Governmental Entity alleging any violation of any applicable statutes, laws, rules, orders or regulations, except for violations that, individually or in the aggregate, would not result in a Company Material Adverse Effect. Notwithstanding the foregoing, the representations and warranties contained in this Section 3.15 do not apply to Employee Benefit Plans, environmental matters, labor matters or Taxes.

3.16	Permits.
      The Company and each of its Subsidiaries have all material permits, licenses, franchises, certificates and authorizations (the “Company Permits”) from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses, franchises, certificates and authorizations, the absence of which, individually or in the aggregate, would not result in a Company Material Adverse Effect. The Company and each of its Subsidiaries are in material compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, would not result in a Company Material Adverse Effect.

3.17	Labor Matters.
      Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, would result in a Company Material Adverse Effect. There are no pending or, to the knowledge of the Company, threatened, labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries that, individually or in the aggregate, would result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities by any labor unions to organize such employees.

3.18	Insurance.
      Schedule 3.18 of the Company Disclosure Schedule lists all policies of liability, fire, casualty, business interruption, worker’s compensation and other forms of insurance insuring the Company and its Subsidiaries and their respective assets, properties and operations. Except as would not, individually or in the aggregate, result in a Company Material Adverse Effect: (i) all such policies are in full force and effect and (ii) neither the Company nor any Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default of the Company or any Subsidiary, or permit termination or modification by the insurance carrier, under any policy.

3.19	Opinion of Financial Advisor.
      The financial advisor of the Company, Morgan Stanley & Co., Incorporated (“Morgan Stanley”), has delivered to the Company an opinion dated the date of this Agreement to the effect that, as of such date, that the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view. An executed copy of this opinion will be delivered to the Buyer promptly after it becomes available. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied upon by the Buyer or the Merger Sub.

3.20	Brokers; Fees.
      No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company, or any of its Subsidiaries or their respective officers, directors or employees, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Morgan Stanley pursuant to that certain agreement referenced in Section 3.20 of the Company Disclosure Schedule.

3.21	Transactions with Affiliates.
      Except as disclosed in the Company SEC Reports, there are no Contracts or transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of any class of the voting securities of the Company or (iii) Affiliate or family member of any such officer, director or record or beneficial owner, in each case of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and the Exchange Act.

3.22	Information in the Proxy Statement.
      The Proxy Statement and any other document filed with the SEC or by the Company in connection with the Merger (taking into account any amendment thereof or supplement thereto), at the time filed with the SEC, at the time first mailed to the stockholders of the Company and at the time of the Company Meeting, as the case may be, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and the Proxy Statement and such other documents filed with the SEC by the Company will comply in all material respects with the provisions of the Exchange Act; provided, however that no representation is made by the Company with respect to statements made therein based on information supplied by Buyer or Merger Sub for inclusion in such documents.

3.23	State Takeover Statutes.
      No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger or the other transactions contemplated by this Agreement.

3.24	Rights Agreement.
      The Company has authorized and executed an amendment to the Preferred Shares Rights Agreement (the “Rights Agreement”), dated as of May 11, 1999, between the Company and BankBoston, N.A. as Rights Agent, so that neither the Merger nor the other transactions contemplated by this Agreement shall cause the certificates for the Rights (as defined in the Rights Agreement) to be distributed or cause there to be any adjustment to the Exercise Price (as defined in the Rights Agreement).

3.25	Change of Control Payments; Expenses.
      Section 3.25 of the Company Disclosure Schedule sets forth the base salary and bonus information of those persons who are party to Change of Control agreements with the Company, and describes any other compensation or payment (other than stock option acceleration or restricted stock vesting lapse) which may, pursuant to the terms of the underlying arrangement, become payable to any employee of the Company or any of its Subsidiaries by reason of the execution and delivery of this Agreement or the consummation of the Merger. Section 3.25 of the Company Disclosure Schedule also sets forth a list (prepared by the Company in good faith based on its understanding and assessment as of the date hereof) of the recipients of the Company’s Expenses and the Company’s good faith estimate as of the date hereof of the amounts to be paid to such recipients.

3.26	No Further Representations and Warranties.
      The representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including, without limitation, any implied warranties. The Company hereby disclaims any such other or implied representations or warranties, notwithstanding the delivery or disclosure, if any, to the Buyer or its officers, directors, employees, agents or representatives of any documentation or other information.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER AND
THE MERGER SUB
      The Buyer and the Merger Sub each represent and warrant to the Company that, except as set forth in the disclosure schedule delivered by the Buyer to the Company and dated as of the date of this Agreement, as follows:

4.1	Organization, Standing and Power.
      Each of the Buyer and the Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification or licensing necessary, except for (with respect to clause (iii) only) such failures to be so qualified or licensed or in good standing, individually or in the aggregate, that could not result in a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any material adverse effect on the ability of the Buyer or the Merger Sub to consummate the transactions contemplated by this Agreement.

4.2	Authority; No Conflict; Required Filings and Consents.
      (a) Each of the Buyer and the Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Merger Sub have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Merger Sub. This Agreement has been duly executed and delivered by each of the Buyer and the Merger Sub and constitutes the valid and binding obligation of each of the Buyer and the Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.
      (b) The execution, delivery and performance of this Agreement by each of the Buyer and the Merger Sub do not, and the consummation by the Buyer and the Merger Sub of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Buyer or the Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty or increased fees under or result in the imposition of any Lien on the Buyer’s or the Merger Sub’s assets pursuant to, any of the terms, conditions or provisions of any lease, license, contract, subcontract, indenture, note, option or other agreement, instrument or obligation, written or oral, to which the Buyer or the Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, writ, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or the Merger Sub or any of their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations, losses, penalties, increased fees or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, could not result in a Buyer Material Adverse Effect.
      (c) No consent, approval, action, license, permit, order, certification, concession, franchise or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required to be obtained or made, as the case may be, by the Buyer or the Merger Sub in connection with the execution, delivery and performance of this Agreement by the Buyer or the Merger Sub or the consummation by the Buyer or the Merger Sub of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and applicable foreign Antitrust Laws, (ii) the filing of the Agreement of Merger with the Secretary of State of California and, as applicable, appropriate corresponding documents with the appropriate authorities of other states in which the Company, the Buyer or the Merger Sub is qualified as a foreign corporation to transact business in order to continue such qualification and (iii) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, could not, individually or in the aggregate, result in a Buyer Material Adverse Effect.
      (d) No vote of the holders of any class or series of the Buyer’s capital stock or other securities is necessary for the approval and adoption of this Agreement and the consummation by the Buyer of the transactions contemplated by this Agreement.

4.3	Buyer Financial Statements.
      The Buyer has delivered to the Company the following financial statements (collectively, the “Buyer Financial Statements”): (i) the unaudited consolidated balance sheet of Concerto Software Group Holdings Ltd, the ultimate parent corporation of the Buyer (“Buyer Parent”), and its consolidated subsidiaries, including Buyer, as of December 31, 2004, and the related unaudited consolidated income statement and statement of cash flows of Buyer Parent and its consolidated subsidiaries, including Buyer, for the year then ended; and (ii) the unaudited consolidated balance sheet of Buyer Parent and its consolidated subsidiaries, including Buyer, as of May 31, 2005 (the “Buyer Balance Sheet”), and the related unaudited consolidated income statement of Buyer Parent and its consolidated subsidiaries, including Buyer, for the five (5) months then ended. The Buyer Financial Statements are accurate and complete in all material respects and present fairly the consolidated financial position of Buyer Parent and its consolidated subsidiaries, including Buyer, as of the respective dates thereof and the consolidated results of operations and, in the case of the financial statements referred to in clause (i) above, cash flows of Buyer Parent and its consolidated subsidiaries, including the Buyer, for the periods covered thereby. The Buyer Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Buyer Parent and its consolidated subsidiaries, including the Buyer, as of the dates thereof and their consolidated results of operations for the periods then ended (subject to normal year-end audit adjustments and any adjustments that may be required to reflect purchase accounting for Buyer Parent’s or any of its subsidiaries’ prior acquisitions and the absence of footnotes). For purposes of this Agreement, “subsidiary,” when used with respect to the Buyer or Buyer Parent, shall mean any corporation, association, business entity, partnership, limited liability company or other person of which the Buyer or Buyer Parent, as the case may be, either alone or together with one or more subsidiaries (A) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such entity, or (B) is entitled, by contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such entity’s board of directors or other governing body.

4.4	Absence of Certain Changes or Events.
      Since the date of the Buyer Balance Sheet, (i) the Buyer and its subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice; and (ii) there has not been any (x) change, event, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to result in a Buyer Material Adverse Effect, or (y) material restatement of the consolidated financial statements of Buyer Parent and its consolidated subsidiaries (taking into account normal year-end audit adjustments and any adjustments that may be required to reflect purchase accounting for Buyer Parent’s or any of its subsidiaries’ prior acquisitions).

4.5	No Undisclosed Liabilities.
      Except as disclosed in the Buyer Balance Sheet, the Buyer and the Buyer Subsidiaries do not have any liabilities (whether accrued, absolute, contingent or otherwise) of a type that would be required by GAAP to be reflected on a consolidated balance sheet of the Buyer and the Buyer Subsidiaries (including the notes thereto), except for liabilities (i) incurred in connection with the transactions contemplated hereby, (ii) incurred in the ordinary course of business consistent with past practice since the date of the Buyer Balance Sheet or (iii) that, individually or in the aggregate, would not result in a Buyer Material Adverse Effect.

4.6	Information Provided.
      The information to be supplied by or on behalf of the Buyer or the Merger Sub for inclusion in the Proxy Statement and any other soliciting materials of the Company to be sent to the shareholders of the Company in connection with the Company Meeting shall not, on the date the Proxy Statement or such materials are first mailed to the shareholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to make the statements made therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Buyer or the Merger Sub or any of their Affiliates which should be set forth in an amendment or supplement to the Proxy Statement should be discovered by the Buyer or should occur, the Buyer shall, promptly after becoming aware thereof, inform the Company of such fact or event.

4.7	Operations of the Merger Sub.
      The Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.8	Litigation.
      There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Buyer, threatened or contemplated against the Buyer or the Merger Sub or any of their assets, properties or rights that, individually or in the aggregate, has had or would reasonably be expected to result in a Buyer Material Adverse Effect.

4.9	Financing.
      The Buyer has delivered to the Company true and complete copies of (a) a fully executed commitment letter (the “Debt Commitment Letter”) from JPMorgan Chase Bank, N.A., Deutsche Bank Trust Company Americas, Lehman Commercial Paper Inc. Wells Fargo Foothill, Inc. to provide the Buyer with (i) up to $475,000,000 in a senior secured first-lien term loan facility (the “First-Lien Term Facility”), (ii) up to $50,000,000 in a senior secured revolving credit facility (the “Revolving Facility”), and (iii) up to $250,000,000 in a senior secured second-lien credit facility (the “Second-Lien Facility”, and together with the First-Lien Term Facility and the Revolving Facility, the “Debt Financing”), and (b) a fully executed commitment letter (the “Equity Commitment Letter”, and together with the Debt Commitment Letter, the “Commitment Letters”) from Golden Gate Private Equity, Inc. to provide equity financing to the Buyer in an amount up to $270,000,000 on the terms and conditions set forth therein (the “Equity Financing”, and together with the Debt Financing, the “Financing”). The Debt Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of the Buyer and, to the knowledge of the Buyer as of the date hereof, the other parties thereto. The Equity Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of the parties thereto. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would, individually or in the aggregate, constitute a default or breach on the part of the Buyer under any term or condition of the Debt Commitment Letter or the Equity Commitment Letter. As of the date hereof, the Buyer has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Debt Commitment Letter or the Equity Commitment Letter. The Buyer has fully paid any and all commitment fees or other fees, if any, required by the Debt Commitment Letter to be paid on or before the date of this Agreement.

4.10	Section 1203 of the CGCL.
      Neither Buyer nor Merger Sub is an “interested party” (within the meaning of Section 1203 of the CGCL).

4.11	No Further Representations and Warranties.
      The representations and warranties made by the Buyer in this Agreement are in lieu of and are exclusive of all other representations and warranties, including, without limitation, any implied warranties. The Buyer hereby disclaims any such other or implied representations or warranties, notwithstanding the delivery or disclosure, if any, to the Company or its officers, directors, employees, agents or representatives of any documentation or other information.
ARTICLE V
CONDUCT OF BUSINESS

5.1	Covenants of the Company.
      Except as expressly provided herein, set forth in Section 5.1 of the Company Disclosure Schedule or as consented to in writing by the Buyer, during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, (x) act and carry on its business in the ordinary course of business consistent with past practice, (y) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Company Material Contracts and (z) use commercially reasonable efforts to (i) maintain and preserve intact its business organization and the goodwill of those having business relationships with it; and (ii) retain the services of its present executive management committee. Without limiting the generality of the foregoing, except as expressly provided herein or as set forth in Section 5.1 of the Company Disclosure Schedule, during the Pre-Closing Period the Company shall not, and shall not permit or cause any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer (which consent, in the case of clauses (g), (l), (m) and (n) below, shall not be unreasonably withheld or delayed):

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, or convertible into or exchangeable or exercisable for, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent and other than dividends required to be accrued (but not paid) on Company Series B Preferred Stock); (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the conversion of Company Series B Preferred Stock, the exercise of Company Stock Options outstanding on the date of this Agreement, the issuance of shares of Company Common Stock pursuant to pre-existing obligations under the Employee Stock Purchase Plan in accordance with Section 6.11 or as permitted in Section 5.1(h)(v));

(c) amend the Company Charter Documents or the Subsidiary Charter Documents;

(d) acquire (i) by merger or consolidation or by any other means, any business, whether a corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, except for the transactions contemplated by this Agreement or (ii) any assets outside the ordinary course of business;

(e) sell, lease, license, assign, pledge, subject to a material Lien or otherwise dispose of or encumber any properties or assets of the Company or of any of its Subsidiaries outside the ordinary course of business;

(f) (i) incur or assume any indebtedness for borrowed money or guarantee any such indebtedness of another person or amend any such existing indebtedness, other than amendments to the Amended and Restated Credit Agreement dated February 13, 2004 by and among the Company and Comerica Bank as administrative agent, the CIT Group Business Credit, Inc. as collateral agent and certain other banks, to effect the changes described in Section 5.1(f) of the Company Disclosure Schedule or (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

(g) make any material changes in accounting methods or principles, except as may be required by a change in GAAP;

(h) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (i) adopt, enter into, terminate or amend any material employment, severance or similar agreement or benefit plan, including any Company Employee Plan, policy, trust, fund or program or other arrangement for the benefit or welfare of any current or former director, officer, employee or consultant, or any collective bargaining agreement, (ii) increase in any material respect the compensation or benefits of any present or former directors, officers, employees or consultants of the Company or its Subsidiaries (except, in the case of employees other than any officer of the Company or any Subsidiary, for normal salary increases and bonus payments in the ordinary course of business), (iii) hire any employee except (A) the replacement of any current Company Employee whose employment with the Company or any of its Subsidiaries is terminated for any reason (with such replacement employee receiving substantially similar compensation and benefits as such terminated Company Employee) and (B) any new employees (other than replacement employees) whose reasonably anticipated annual base salary and bonus will not exceed $1,000,000 in the aggregate among all such new employees, provided that no such new employee whose reasonably anticipated annual base salary and bonus will exceed $200,000 may be hired pursuant to this clause (B), (iv) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options or restricted stock awards other than as contemplated by this Agreement or by any agreement outstanding on the date hereof, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock (except for (a) the grant of options to purchase up to 25,000 shares of Company Common Stock to new hires or to non-officer employees (in each case, with an exercise price equal to the fair market value for a share of Company Common Stock as of the date of such grant), (b) the payment of bonuses to non-management employees in accordance with the provisions of the Aspect Incentive Plan, as amended through the date of this Agreement and

(c) the payment of bonuses to management employees in accordance with the provisions of the Executive Incentive Plan, as amended through the date of this Agreement), (vi) loan or advance any money or other property to any present or former director, officer or employee of the Company or its Subsidiaries, other than routine advances for business expenses in the ordinary course consistent with past practice, (vii) undertake any action, (other than those listed in Section 9.4) that confers upon any current or former employee, officer, director or consultant of the Company or any of its subsidiaries any rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever under or by reason of this Agreement, or (viii) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan;

(i) enter into any joint venture, partnership or other similar arrangement, other than arrangements with distributors or resellers in the ordinary course of business that do not result in the formation of any person or funding obligations of the Company or any Subsidiary;

(j) make any loan, advance or capital contribution to or investment in any person in amounts in excess of $100,000 in the aggregate, other than (i) inter-company loans, advances or capital contributions among the Company or any Subsidiary and any Subsidiary, (ii) investments in any Subsidiary of the Company or (iii) routine advances for business expenses in the ordinary course;

(k) cancel any debts or waive any claims or rights of substantial value (including the cancellation, compromise, release or assignment of any indebtedness owed to, or claims held by, the Company or any its Subsidiaries), except for cancellations made or waivers granted (which, in the aggregate, are not material) in the ordinary course of business consistent with past practice;

(l) enter into, or materially amend, modify or supplement any Company Material Contract or Lease outside the ordinary course of business consistent with past practice (except as may be required for the Company to comply with its obligations hereunder) or waive, release, grant, assign or transfer any of its material rights or claims (whether such rights or claims arise under a Material Contract or Lease or otherwise);

(m) make or change any material election concerning Taxes (other than elections made in the ordinary course of business);

(n) except for contracts entered into in the ordinary course of business consistent with past practice, enter into any new or renegotiate any license, agreement or arrangement relating to any Intellectual Property, including for any current or new Third Party Software;

(o) make or incur any capital expenditures in excess of $3,727,000 in any three month period following the date of this Agreement (provided that the Company shall reasonably consult with the Buyer in connection with making any such expenditures and reasonably consider the Buyer’s input thereon); or

(p) agree, in writing or otherwise, to take any of the foregoing actions.

5.2	Confidentiality.
      The parties acknowledge that Buyer and the Company have previously executed a confidentiality agreement, dated as of February 18, 2005 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly waived or modified as provided herein or therein. The Company (a) shall, promptly upon execution of this Agreement, request each person that has heretofore executed a confidentiality or non-disclosure agreement in connection with its consideration of acquiring the Company or any of its Subsidiaries to return or destroy all materials containing confidential information (and copies thereof) furnished or made available to such person by or on behalf of the Company or any of its Subsidiaries and (b) except as otherwise contemplated by Section 6.1, shall not, without the prior written consent of Buyer, waive any of its rights or remedies under any such confidentiality or non-disclosure agreement or release any other party to any such confidentiality or non-disclosure agreement from any of its obligations thereunder.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1	No Solicitation.
      (a) No Solicitation or Negotiation. During the Pre-Closing Period, neither the Company nor any of its Subsidiaries shall, and the Company shall cause its directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) solicit, initiate, or knowingly encourage or facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer (including any proposal from or offer to the Company’s shareholders) with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal; or

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information or grant access to its properties, books and records or personnel in connection with, any Acquisition Proposal.
Notwithstanding anything to the contrary set forth in this Agreement, the Company may, prior to the adoption of the Company Voting Proposal only, solely to the extent necessary for the Company Board to comply with its fiduciary obligations under applicable law, as determined in good faith by the Company Board after consultation with outside counsel, in response to a bona fide, unsolicited written Acquisition Proposal (satisfying clause (i) of the definition thereof) received by the Company after the date of this Agreement that the Company Board determines in good faith after consultation with outside counsel and its financial advisor could reasonably be expected to result in a Superior Proposal, in each case, so long as such Acquisition Proposal did not result from a material breach by the Company of this Section 6.1 and the Company has complied in all material respects with this Section 6.1, including Section 6.1(c), (x) furnish information with respect to the Company to the person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement not materially less restrictive of the other party than the Confidentiality Agreement, (y) participate in discussions or negotiations (including solicitation of a revised Acquisition Proposal) with such person and its Representatives regarding any Acquisition Proposal (but only after (I) such person enters into a confidentiality agreement with the Company at least as restrictive as the Confidentiality Agreement and (II) concurrently with the delivery to such person, the Company delivers to the Buyer all such information not previously provided to the Buyer), and (z) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock; provided, however, that the Company may only so amend or so grant a waiver or release (i) to the extent that the Company has also previously or concurrently amended or granted a release or waiver under any standstill or similar agreement affecting the Buyer and its Affiliates and (ii) to the extent necessary to permit non-public proposals to be made to the Company Board.
      (b) No Change in Recommendation or Alternative Acquisition Agreement. During the Pre-Closing Period, the Company Board shall not:

(i) withhold, withdraw or modify in a manner adverse to the Buyer, the approval or recommendation by the Company Board with respect to the Merger or the Company Voting Proposal;

(ii) cause or permit the Company to enter into (or publicly propose that the Company enter into) any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other Contract (an “Alternative Acquisition Agreement”) with respect to any Acquisition Proposal or approve or recommend or propose to approve or recommend any Acquisition Proposal or any agreement, understanding or arrangement relating to any Acquisition Proposal (or resolve or authorize or propose to agree to do any of the foregoing actions), except for a confidentiality agreement, waiver or release referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a) and subject to Section 6.1(c); or

(iii) approve, recommend or take any position other than to recommend rejection (including modifying any recommendation of rejection) of, any Acquisition Proposal.
Notwithstanding anything to the contrary set forth in this Agreement, the Company may, prior to the adoption of the Company Voting Proposal only, to the extent necessary for the Company Board to comply with its fiduciary obligations under applicable law, as determined in good faith by the Company Board after consultation with outside counsel, in response to a Superior Proposal received by the Company Board after the date of this Agreement, (i) withhold, withdraw or modify in a manner adverse to the Buyer the Company Recommendation (as defined below) (a “Change in the Company Recommendation”) and/or (ii) terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, but, in each case, only if:

(v) such Acquisition Proposal did not result from a material breach by the Company of this Section 6.1;

(w) the Company has complied in all material respects with this Section 6.1, including Section 6.1(c);

(x) the Company Board shall have first provided prior written notice to the Buyer that it is prepared to effect a Change in the Company Recommendation with respect to a Superior Proposal, which notice shall attach the most current version of any written agreement relating to such Superior Proposal; and

(y) the Buyer does not make, within two Business Days after the receipt of such notice, a proposal that the Company Board determines in good faith, after consultation with its financial adviser, is at least as favorable to the shareholders of the Company as such Superior Proposal.
      Prior to taking any action permitted by the preceding sentence and following receipt of a confidentiality agreement executed by Buyer, the Company shall promptly (but in any event at least two Business Days prior to taking such action) notify Buyer in writing of any such action it proposes to take. The Company agrees that, during the two Business Day period prior to effecting a Change in the Company Recommendation or terminating this Agreement to enter into an Alternative Acquisition Agreement, the Company and its Representatives shall negotiate in good faith with the Buyer and its Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement that are proposed by the Buyer.
      (c) Notices to the Buyer. The Company shall as promptly as reasonably practicable (but in any event within the lesser of one full Business Day and 48 hours) provide oral and written notice to the Buyer of receipt by the Company of any Acquisition Proposal, and the material terms and conditions of any such Acquisition Proposal and the identity of the person making any such Acquisition Proposal, and shall keep the Buyer reasonably informed of any material modifications or material developments with respect to such Acquisition Proposal, including without limitation, either copies of all written Acquisition Proposals, including draft agreements or term sheets, or summaries of the material terms thereof. Prior to taking any action permitted by Section 6.1(a) and following receipt of a confidentiality agreement executed by the Buyer, the Company shall promptly (but in any event at least one Business Day prior to taking such action) notify the Buyer in writing of any such action it proposes to take with respect to such Acquisition Proposal.
      (d) Certain Permitted Disclosure. Nothing contained in this Agreement shall be deemed to prohibit the Company from taking and disclosing to its shareholders a position with respect to a tender or exchange offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any required disclosure to the Company’s shareholders if the Company Board determines in good faith, after consultation with outside counsel, that such action is necessary for the Company Board to comply with its fiduciary obligations under applicable law; provided, however, that neither the Company nor the Company Board (nor any committee thereof) shall (i) recommend that the shareholders of the Company tender or exchange their shares of Company Common Stock in connection with any such tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal) or (ii) withhold, withdraw or modify in a manner adverse to Buyer the Company Board’s recommendation with respect to the Merger or the Company Voting Proposal, unless in each case the requirements of this Section 6.1 shall have been satisfied.

      (e) Cessation of Ongoing Discussions. The Company shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal and shall request that all confidential information previously furnished to any such third parties be promptly returned or destroyed.
      (f) Third Party Standstill Agreements. During the Pre-Closing Period, the Company shall not terminate, amend, modify or waive any material provision of any confidentiality or standstill agreement to which the Company is a party (other than involving Buyer or its Affiliates and except as permitted by Section 6.1(a)). During such period, the Company agrees to use reasonable efforts to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, seeking injunctions to prevent any breaches of such agreements to enforce specifically the terms and provisions thereof in a court in the United States or any state thereof having jurisdiction.
      (g) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer (A) relating to a merger, reorganization, consolidation, dissolution, sale of substantial assets, tender offer, exchange offer, recapitalization, liquidation, dissolution, joint venture, share exchange or other business combination involving the Company or any of its Subsidiaries, (B) for the issuance by the Company of 20% or more of its equity securities or (C) to acquire in any manner, directly or indirectly, in a single transaction or a series of related transactions, 20% or more of the capital stock or assets of the Company or any of its Subsidiaries (on a consolidated basis), (D) to acquire, directly or indirectly, in a single transaction or a series of related transactions, assets of the Company and its Subsidiaries having a fair market value equal to 20% or more of the Company’s consolidated assets or (E) any public announcement of an agreement, proposal or plan to do any of the foregoing, in each case other than the transactions contemplated by this Agreement or (ii) any written inquiry with respect to, any oral inquiry to which the Company or its representatives have responded with respect to, or any other oral inquiry that might reasonably be expected to lead to, any proposal or offer described in the foregoing clause (i).

“Superior Proposal” means any unsolicited, bona fide written proposal made by a third party to acquire, directly or indirectly, 100% of the equity securities or a assets of the Company having a fair market value equal to 50% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, which the Company Board determines in its good faith judgment to be (i) on terms more favorable to the holders of Company Common Stock and Company Series B Preferred Stock from a financial point of view than the transactions contemplated by this Agreement (after consultation with its financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any alteration to the terms of this Agreement agreed to in writing by Buyer), (ii) reasonably capable of being completed in a timely manner on the terms proposed, taking into account all financial, regulatory, antitrust, legal and other aspects of such proposal (including without limitation the likelihood of obtaining necessary financing), and (iii) to the extent the Company Board determines in good faith that financing is material to such proposal, accompanied by one or more financing commitment letters or without a financing condition.

6.2	Proxy Statement.
      As soon as reasonably as practicable after the execution of this Agreement, the Company, in cooperation with the Buyer, shall prepare and file with the SEC the Proxy Statement. Subject to Section 6.1(b), the Company, acting through the Company Board, shall include in the Proxy Statement (or any supplement thereto filed pursuant to this Section 6.2) the unanimous (of those directors that were present) recommendation of the Company Board that the shareholders of the Company vote in favor of the Merger and the adoption of this Agreement (the “Company Recommendation”). The Company shall respond to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time after the resolution of any such comments. The Company shall notify the Buyer promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply the Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. Provided that there shall have been no Change in the Company Recommendation pursuant to Section 6.1(b), the Company shall use commercially reasonable efforts to obtain the Required Company Shareholder Vote. The Company shall use commercially reasonable efforts to cause all documents that the Company is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. The Buyer shall use commercially reasonable efforts to provide, or to cause to be provided, to the Company for inclusion in the Proxy Statement and any amendments or supplements thereto all information regarding the Buyer and its Affiliates that may be required by applicable law and the rules and regulations promulgated thereunder to be so included. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of the Company, such amendment or supplement. Notwithstanding the foregoing, the Company shall not file with the SEC or mail to its shareholders the Proxy Statement, any amendment thereto, any other soliciting material or any such other documents without providing the Buyer a reasonable opportunity to review and comment on such documents.

6.3	Nasdaq Quotation.
      The Company agrees to use commercially reasonable efforts to cause the continued trading and quotation of the Company Common Stock on The Nasdaq Stock Market during the term of this Agreement.

6.4	Access to Information.
      During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer’s officers, employees, accountants, counsel, financing sources and other Representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, to all of its properties, books, contracts, commitments, personnel and records as the Buyer shall request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer (x) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (y) all other information concerning its business, finances, operations, properties, assets and personnel as the Buyer may reasonably request, in each case, subject to any restrictions contained in the Confidentiality Agreements; provided, further, that the foregoing shall not require the Company to permit any inspection or disclose any information that, in the reasonable judgment of the Company, would result in the disclosure of any trade secrets of third parties or otherwise privileged information. The Buyer will hold, and instruct all such officers, employees, accountants, counsel, financing sources and other Representatives to hold, any such information that is nonpublic in confidence in accordance with the Confidentiality Agreement.

6.5	Stockholders Meeting.
      Subject to fiduciary obligations under applicable law, the Company, acting through the Company Board, shall take all actions in accordance with applicable law, the Company Charter Documents and the rules of The Nasdaq Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Buyer, may adjourn or postpone the Company Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s shareholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.

6.6	Legal Requirements.

      (a) Subject to the terms hereof, including Section 6.6(b), each of the Company and the Buyer shall, and the Company shall cause its Subsidiaries to, each use their commercially reasonable efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable (and the Company shall use its commercially reasonable efforts to obtain prior to Closing such written consents and authorizations of the parties to the Contracts identified on Schedule 3.3(b) as requiring a consent or other authorization by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby);

(ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(iii) as promptly as practicable, make all necessary filings, notifications, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law; and

(iv) contest any legal proceeding relating to the Merger or the other transactions contemplated by this Agreement; and

(v) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

      The Company and the Buyer shall cooperate with each other in connection with the making of all such filings. The Company and the Buyer shall each use their commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.6(a) shall modify or affect their respective rights and responsibilities under Section 6.6(b).

      (b) The Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals prepared for submission to a government agency in connection with an antitrust filing relating to the Merger and made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Notwithstanding anything in this Agreement to the contrary, (i) Buyer shall not be required to agree to any consent decree or order in connection with any objections raised by the Federal Trade Commission or Department of Justice or any other governmental agency or authority or third party with respect to the transactions contemplated by this Agreement and (ii) neither Buyer nor its Affiliates shall be obligated to agree to divest or hold separate all or any portion of the assets or businesses of the Company and its subsidiaries or any of their other assets or businesses.

6.7	Public Disclosure.
      Prior to the Closing, the parties shall not issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated by this Agreement without the prior written approval of the other party, (i) except as may be required by law or the rules and regulations of The Nasdaq Stock Market or in connection with the enforcement of this Agreement, in which case the parties will use their commercially reasonable efforts to reach mutual agreement as to the language of any such report, statement or press release in advance of publication or (ii) except in connection with the exercise of the Company’s rights pursuant to Section 6.1 of this Agreement. Any press release announcing the execution of this Agreement or the Closing shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer, and the Buyer and the Company shall consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

6.8	Indemnification.
      (a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Buyer and the Surviving Corporation shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the CGCL for officers and directors of California corporations and to the fullest extent set forth in the indemnification agreements between the Company and such directors or officers and in effect on the date hereof set forth in Section 6.8 of the Company Disclosure Schedule. Each Indemnified Party will be entitled, subject to applicable law, to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the Surviving Corporation within ten (10) Business Days of receipt by the Buyer or the Surviving Corporation from the Indemnified Party of a request therefore; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the CGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Notwithstanding the foregoing, if any claim, action, suit, proceeding or investigation is made against any Indemnified Party prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.8(a) shall continue in effect until the final disposition thereof.
      (b) The Articles of Incorporation and By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Company Charter Documents, which provisions shall not be amended, modified or repealed for a period of six years time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of the Company, unless such amendment, modification or repeal is required by applicable law after the Effective Time.
      (c) For six (6) years following the Effective Time, the Surviving Corporation shall maintain, and the Buyer shall cause the Surviving Corporation to maintain, “tail” or other insurance policies (the “D&O Tail”) with respect to directors’, officers’ and fiduciaries’ liability insurance covering matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) in an amount and scope at least as favorable as the coverage applicable to directors, officers and fiduciaries of the Company as of the date hereof under the Company’s directors’ and officers’ liability insurance policy; provided that if such

“tail” or other insurance policies are not available at a cost not greater than 200% of the annual premiums paid as of the date hereof under such policy (the “Insurance Cap”) (which premium the Company hereby represents and warrants is as set forth on Section 6.8(c) of the Company Disclosure Schedule), then the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for such annual premiums as do not exceed the Insurance Cap.
      (d) The Buyer and the Surviving Corporation shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 6.8 in connection with their enforcement of their rights provided in this Section 6.8; provided that the Indemnified Party must provide a written undertaking to repay all expenses if it is finally judicially determined that such Indemnified Party is not entitled to indemnification.
      (e) The provisions of this Section 6.8 are intended to be in addition to the rights otherwise available to the current or former officers and directors of the Company charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.
      (f) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors or assigns of the Surviving Corporation shall assume and succeed to all the obligations set forth in this Section 6.8.
      (g) The Buyer shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.8.

6.9	Notification of Certain Matters.
      During the Pre-Closing Period, the Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of the Buyer and the Merger Sub or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger and the other transactions contemplated by this Agreement.

6.10	Exemption from Liability Under Section 16.
      Prior to the Closing, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) under such rule resulting from the transactions contemplated by Articles I and II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

6.11	Employee Stock Purchase Plan.
      As of the Effective Time, the Employee Stock Purchase Plan shall be terminated. The current Offering Period under the Employee Stock Purchase Plan shall terminate on August 15, 2005. Prior to such time, the Company shall take such actions as shall be necessary to suspend the operation of the Employee Stock Purchase Plan for the period beginning on August 16, 2005 and extending until at least the earlier to occur of (i) the Effective Time or (ii) the termination of this Agreement in accordance with the terms of Section 8.1. During the period of suspension, the Company will accept no further employee contributions under the Employee Stock Purchase Plan.

6.12	Employee Compensation.
      Except as may otherwise be agreed between the Buyer and any employee of the Company, for the three-month period immediately following the Effective Time, the Buyer shall use commercially reasonable efforts to provide to each of its employees and employees of the Surviving Corporation or their respective subsidiaries who shall have been employees of the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”) a base salary that is no less than the base salary of such Continuing Employee immediately prior to the Effective Time.

6.13	Accrued Personal, Sick or Vacation Time.
      With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, if the Buyer deems it necessary to disallow any such Continuing Employee from taking such accrued personal, sick or vacation time, the Buyer shall, to the extent required by law, cause the Surviving Corporation to pay in cash to each such Continuing Employee an amount equal to such personal, sick or vacation time; and provided, further, that the Buyer shall, to the extent required by law, cause the Surviving Corporation to pay in cash an amount equal to such accrued personal, sick and vacation time to any Continuing Employees whose employment terminates for any reason subsequent to the Effective Time.

6.14	Service Credit.
      Following the Effective Time, the Buyer shall, to the extent permitted by any Surviving Corporation Employee Plan or underlying insurance or service provider, use commercially reasonable efforts to cause the Surviving Corporation to give each Continuing Employee full credit for prior service with the Company or its Subsidiaries (and to the extent credited by the Company or its Subsidiaries, with any prior employer) for purposes of (a) eligibility and vesting under any Surviving Corporation Employee Plans (as defined below) and (b) determination of benefit levels under any Surviving Corporation Employee Plan, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such credit would result in a duplication of benefits. In addition, the Buyer shall, to the extent permitted by any Surviving Corporation Employee Plan or underlying insurance or service provider, use commercially reasonable efforts to waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable Company Employee Plan of the Surviving Corporation and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. For purposes of this Agreement, the term “Surviving Corporation Employee Plan” means, to the extent applicable, and other than a Company Employee Plan, any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written plan providing severance benefits or paid time off, for the benefit of, or relating to, any Continuing Employee.

6.15	401(k) Plan.
      At the Buyer’s request, prior to the Effective Time, the Company’s Board of Directors shall adopt resolutions terminating the Aspect Communications Corporation Savings and Retirement Plan (the “401(k) Plan”) effective immediately prior to the Effective Time. If terminated and following such termination, the Company shall make no further contributions to the 401(k) Plan (other than contributions which relate to compensation paid for services rendered on or prior to the date of the termination of the 401(k) Plan), all participants in the 401(k) Plan shall vest 100% in their respective account balances, and the plan administrator of the 401(k) Plan shall be authorized, but not directed, to apply for a favorable determination letter from the Internal Revenue Service with respect to the termination of the 401(k) Plan. Subject to Buyer’s approval, which approval shall be given within five Business Days following a request by the Company for such approval or which shall be deemed given at the end of such period absent explicit non-approval communicated prior to the end of the fifth Business Day, the Company shall be entitled to communicate prior to the Effective Time with the Continuing Employees regarding the effect of such plan termination.

6.16	Resignations.
      The Company shall use commercially reasonable efforts to obtain and deliver to the Buyer at the Closing evidence reasonably satisfactory to the Buyer of the resignation, effective as of the Effective Time, of all directors of the Company and each of its Subsidiaries.

6.17	Financing.
      (a) The Buyer shall, at the Buyer’s expense, use commercially reasonable efforts to (i) fully satisfy in all material respects, on a timely basis, all terms, conditions, representations and warranties set forth in the Commitment Letters and (ii) enforce its rights under the Commitment Letters. The Buyer shall use commercially reasonable efforts to enter into definitive agreements with respect to the Financings contemplated by the Commitment Letters on terms and conditions no less favorable to the Buyer than the Commitment Letters as soon as reasonably practicable but in any event at the Closing. The Buyer will furnish correct and complete copies of such executed definitive agreements to the Company promptly upon request by the Company. At the Company’s request, the Buyer shall keep the Company reasonably informed with respect to all material activity concerning the status of the Financings contemplated by the Commitment Letters and shall give the Company prompt notice of any material adverse change with respect to such Financings. Without limiting the foregoing, the Buyer agrees to notify the Company promptly, and in any event within two (2) Business Days, if at any time prior to the Closing Date (i) any Commitment Letter shall expire or be terminated for any reason or (ii) any financing source that is a party to any Commitment Letter notifies the Buyer that such source no longer intends to either provide or underwrite financing to the Buyer on the material terms set forth therein. Other than in connection with this Agreement, the Buyer shall not, and shall cause Buyer Parent and such entity’s direct and indirect subsidiaries not to, without the prior written consent of the Company, take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition (including the disposition of any capital stock of any Buyer Subsidiary), lease, contract or debt or equity financing, that would reasonably be expected to materially impair, delay or prevent the Buyer’s obtaining of the Financing contemplated by any Commitment Letter. The Buyer shall not amend or alter, or agree to amend or alter, (i) the Equity Commitment Letter in any manner adverse to the Company without the prior written consent of the Company or (ii) any Debt Commitment Letter in any manner that would materially impair or delay or prevent the transactions contemplated by this Agreement without the prior written consent of the Company. If any Commitment Letter shall be terminated or modified in a manner materially adverse to the Buyer for any reason, the Buyer shall use commercially reasonable efforts to (i) obtain, and, if obtained, will provide the Company with a copy of, a new financing commitment that provides for at least the same amount of financing as contemplated by such Commitment Letter as originally issued; (ii) enter into definitive agreements with respect to such new financing; and (iii) obtain funds under such agreements to the extent necessary to consummate the transactions contemplated by this Agreement; provided that the Buyer shall be under no obligation to obtain or seek to obtain any financing commitment containing terms or funding conditions less favorable to the Buyer or the Merger Sub than those included in such Commitment Letter (as determined in the Buyer’s good faith and reasonable discretion). In the event that, after use of Buyer’s commercially reasonable efforts, Buyer is unable to obtain such new financing as described in the immediately preceding sentence, then the Company may, in its sole discretion, propose an alternative new financing that provides for at least the same amount of financing as contemplated by the Commitment Letters as originally issued on terms that are not less favorable to the Buyer and its Affiliates than those set forth in the Commitment Letters as originally issued (as determined in the Buyer’s good faith and reasonable discretion), and Buyer shall use commercially reasonable efforts to enter into definitive agreements with respect to such alternative new financing and obtain funds under such agreements to the extent necessary to consummate the transactions contemplated by this Agreement. In the event that a new Debt Commitment Letter is executed in accordance with this Section 6.17, then such new Debt Commitment Letter shall be the “Debt Commitment Letter” for purposes of this Agreement.

      (b) The Company agrees to provide the Buyer with such cooperation in connection with the arrangement of the financings contemplated by the Commitment Letters as may be reasonably requested by the Buyer, including (i) participation in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with rating agencies, (ii) using commercially reasonable efforts to prepare business projections and financial statements (including pro forma financial statements), (iii) assisting the Buyer in preparing offering memoranda, private placement memoranda and similar documents, (iv) providing and executing documents as may reasonably be requested by the Buyer, including a certificate or certificates of the chief financial officer of the Company with respect to solvency and financial matters, (v) using commercially reasonable efforts to obtain surveys and title insurance as may be reasonably requested by the Buyer, and (vi) reasonably facilitating the pledge of collateral. The Company shall also use commercially reasonable efforts to cause legal counsel to provide customary legal opinions and an independent auditor of the Company to provide any unqualified opinions, consents or customary comfort letters with respect to its financial statements. The Company shall allow the Buyer’s representatives the opportunity to review and comment upon any such financial statements (including pro forma financial statements) in draft form and to allow such representatives access to the Company and supporting documentation with respect to the preparation of such financial statements and the independent auditors’ work papers relating to such financial statements. Notwithstanding the foregoing, (i) such requested cooperation shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the financings contemplated by the Commitment Letters prior to the Effective Time (unless such fee or liability is subject to the immediately succeeding sentence or such commitment fee or liability is conditional on the occurrence of the Effective Time). The Buyer shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and fees and expenses of counsel incurred by the Company or any of its Subsidiaries in connection with such cooperation to the extent such actions shall have been requested by the Buyer.
      (c) The Company shall use commercially reasonable efforts to make its cash and cash equivalents and the cash and cash equivalents of its domestic and foreign Subsidiaries available for deposit into the Exchange Fund at or prior to the Closing. The parties acknowledge if the Company shall use its commercially reasonable efforts to take the actions set forth on Schedule 6.17(c), or use commercially reasonable efforts to cause such actions to be taken, then the Company shall be deemed to have exerted its commercially reasonable efforts for this purpose.
ARTICLE VII
CONDITIONS TO MERGER

7.1	Conditions to Each Party’s Obligation to Effect the Merger.
      The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Voting Proposal shall have been approved and adopted at the Company Meeting, at which a quorum is present, by the Required Company Shareholder Vote.

(b) HSR Act and Foreign Antitrust Laws. All mandatory waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act and applicable foreign Antitrust Laws shall have expired or otherwise been terminated.

(c) Governmental Approvals. Other than the filing of the Agreement of Merger, all material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement shall have been filed or been obtained.

7.2	Additional Conditions to Obligations of the Buyer and the Merger Sub.
      The obligations of the Buyer and the Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Merger Sub:

(a) Representations and Warranties. (x) The Identified Company Representations shall be true and correct (except as provided in the last sentence of this Section 7.2(a) below) (i) as of the date of this Agreement and (ii) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), and (y) all of the other representations and warranties of the Company set forth in this Agreement shall be true and correct without regard to any materiality or Company Material Adverse Effect qualifiers contained therein (i) as of the date of this Agreement and (ii) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), in the case of this clause (y), except where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; and the Buyer shall have received a certificate signed on behalf of the Company by an officer of the Company to such effect. For purposes of this Agreement, “Identified Company Representation” means any representation or warranty of the Company set forth in Section 3.2, Section 3.3, Section 3.19, Section 3.20, Section 3.22, Section 3.23, Section 3.24 or Section 3.25 (other than (A) changes in Section 3.2(a) relating to (I) the exercise of Company Stock Options granted on or prior to the close of business on June 30, 2005, (II) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options granted on or prior to the close of business on June 30, 2005, (III) the issuance of shares of Company Common Stock pursuant to the Employee Stock Purchase Plan, as in effect on the date hereof, (B) as to the change of control payments referenced in the first sentence of Section 3.25, inaccuracies in the amount set forth for such payments in the Company Disclosure Schedule as to agreements or arrangements in effect as of the date hereof in an amount not to exceed $500,000 in the aggregate, and (C) such unintentional inaccuracies in the Identified Company Representations (other than Section 3.25, which is addressed in clause (B) above) that would result in an increase in the aggregate Merger Consideration payable by the Buyer and the Merger Sub in an amount not to exceed $1,000,000, which amount shall be deemed to be in addition to the amount contemplated by clause (B) above as it relates to Section 3.25).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by an officer of the Company to such effect.

(c) No Restraints. (i) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect which would, and (ii) there shall not be instituted or pending any action or proceeding in which any Governmental Entity seeks to (A) make the Merger illegal or otherwise challenge, restrain or prohibit consummation of the Merger or the other transactions contemplated by this Agreement (B) cause the transactions contemplated by this Agreement to be rescinded following consummation or (C) impose material limitations on the ability of Buyer effectively to exercise full rights of ownership of all shares of the Surviving Corporation; provided, however, that each of the Buyer and the Merger Sub shall have used reasonable efforts to prevent the entry of any such order or injunction and to appeal as promptly as possible any order or injunction that may be entered.

(d) Company Cash Deposit. The Company shall have deposited in the Exchange Fund all available cash of the Company and its Subsidiaries (which, for this purpose, shall be deemed only to refer to cash of the Company that is located in the United States as of the Closing or that has been repatriated to the United States as of the Closing and is reasonably available, after taking into account the reasonable near term business needs of the Company and the need to fund the payments contemplated by Section 2.3(b), for deposit into the Exchange Fund, and shall be calculated after payment of all Expenses of the Company and its Subsidiaries and the D&O Tail), which amount shall be not less than $125,000,000.

(e) Certified Copies. At the Closing, the Company shall deliver a certificate executed by the Secretary of the Company certifying as to (i) the resolutions duly adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the Transactions, (ii) the resolutions duly adopted by the Company’s shareholders adopting this Agreement and (iii) the articles of incorporation and the By-laws of the Company as then in effect immediately prior to the Effective Time.

(f) Optionholder Acknowledgements. The holders of Company Stock Options identified in Section 7.2 of the Company Disclosure Schedule shall have executed and delivered to the Company an acknowledgement of the cancellation of such holder’s Company Stock Options in the form attached hereto as Exhibit A.

(g) Dissenters. No holder of outstanding Company Series B Preferred Stock and the holders of not more than 20% of the outstanding Company Common Stock as of immediately prior to the Effective Time shall have made, and not withdrawn, written demand on the Company for the purchase of their shares of Company capital stock in connection with the Merger in compliance with the requirements of Chapter 13 of the CGCL.

7.3	Additional Conditions to Obligations of the Company.
      The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the Buyer and the Merger Sub set forth in this Agreement shall be true and correct (i) as of the date of this Agreement and (ii) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), in each case, except where the failure to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Buyer Material Adverse Effect; and the Company shall have received a certificate signed on behalf of the Buyer by an officer of the Buyer to such effect.

(b) Performance of Obligations of the Buyer and the Merger Sub. The Buyer and the Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by an officer of the Buyer to such effect.

(c) No Restraints. (i) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect which would, and (ii) there shall not be instituted or pending any action or proceeding in which any Governmental Entity seeks to, (A) make the Merger illegal or otherwise challenge, restrain or prohibit consummation of the Merger or the other transactions contemplated by this Agreement or (B) cause the transactions contemplated by this Agreement to be rescinded following consummation; provided, however, that the Company shall have used reasonable efforts to prevent the entry of any such order or injunction and to appeal as promptly as possible any order or injunction that may be entered.

ARTICLE VIII
TERMINATION AND AMENDMENT

8.1	Termination.
      This Agreement may be terminated at any time prior to the Effective Time (whether before or after the Company Meeting) (with respect to Sections 8.1(b) through 8.1(h), by written notice by the terminating party to the other party specifying the provision hereof pursuant to which such termination is effected and the concurrent payment of any amount required to be paid concurrently by Section 8.3):

(a) by mutual written consent of the Buyer, the Merger Sub and the Company; or

(b) by either the Buyer or the Company if the Merger shall not have been consummated by December 31, 2005 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of the failure of the Merger to occur on or before the Outside Date; and provided further that if at the time either the Buyer or the Company shall determine to terminate this Agreement pursuant to this Section 8.1(b) all of the conditions set forth in Section 7.1 and, in the case of an attempted termination by the Company, Section 7.2, and, and in the case of an attempted termination by the Buyer, Section 7.3, shall have been satisfied, the right of the Buyer or the Company, as the case may be, to terminate this Agreement pursuant to this Section 8.1(b) shall, as a condition to such termination, require five Business Days notice by the terminating party to the non-terminating party and the opportunity for the non-terminating party take such steps as shall be necessary to consummate the Merger within such five-Business Day period);

(c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, that the party seeking to terminate this Agreement pursuant to this paragraph (c) shall have used reasonable efforts to prevent the occurrence of and to remove such order, decree or ruling;

(d) by either the Buyer or the Company if at the Company Meeting at which a vote on the Company Voting Proposal is taken, the Required Company Shareholder Vote in favor of the adoption of the Company Voting Proposal shall not have been obtained;

(e) by the Company pursuant to and in compliance with Section 6.1;

(f) by the Buyer, if the Company Board shall have effected a Change in the Company Recommendation;

(g) by the Buyer, if it is not in material breach of its obligations under this Agreement, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement or any such representation or warranty has become untrue or inaccurate, in any case which (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within twenty (20) Business Days following receipt by the Company of written notice of such breach, failure to perform or inaccuracy from the Buyer or which by its nature or timing cannot reasonably be cured by the Outside Date; or

(h) by the Company, if it is not in material breach of its obligations under this Agreement, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Merger Sub set forth in this Agreement or any such representation or warranty has become untrue or inaccurate, in any case which (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within twenty (20) Business Days following receipt by the Buyer of written notice of such breach, failure to perform or inaccuracy from the Company or which by its nature or timing cannot reasonably be cured by the Outside Date.

8.2	Effect of Termination.
      In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Merger Sub or their respective officers, directors, shareholders or Affiliates under this Agreement; provided that:

(a) any such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination; and

(b) the provisions of Sections 5.2 (Confidentiality) and 8.3 (Fees and Expenses), this Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.

8.3	Fees and Expenses.
      (a) Except as set forth in Sections 8.3(c) and 8.3(e), all Expenses shall be paid by the party incurring such Expenses, whether or not the Merger is consummated. For purposes of this Agreement, “Expenses” means all out-of-pocket expenses (including, without limitation, all fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, financial printers, proxy solicitors, exchange agents, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the investigation, due diligence examination, authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, and the financing thereof and all other matters contemplated by this Agreement and the closing thereof, together with any out-of-pocket costs and expenses incurred by any party in enforcing any of its rights set forth in this Agreement, whether pursuant to litigation or otherwise.
      (b) If this Agreement is terminated (i) by the Company pursuant to Section 8.1(e), or (ii) by the Buyer pursuant to Section 8.1(f), then concurrently with any such termination of this Agreement, the Company shall pay to the Buyer an amount equal to $32,500,000 (the “Company Termination Fee”).
      (c) If this Agreement is terminated by either the Buyer or the Company pursuant to Section 8.1(d), then immediately following such termination, the Company shall pay the Buyer and the Merger Sub for their reasonably incurred Expenses in an aggregate amount not to exceed $5,000,000. If this Agreement is terminated by either the Buyer or the Company pursuant to Section 8.1(d), and (i) at any time after the date of this Agreement and prior to the Company Meeting, an Acquisition Proposal that appears to have been bona fide shall have been publicly disclosed, announced or commenced and not withdrawn at the time of the Company Meeting and (ii) within twelve (12) months after the date on which this Agreement shall have been so terminated, the Company shall enter into any binding definitive agreement providing for an Acquisition Transaction or shall consummate an Acquisition Transaction, then, within two Business Days following the execution by the Company of such definitive agreement or the consummation of the Acquisition Transaction, as the case may be, the Company shall pay to the Buyer an amount equal to $27,500,000. For purposes of this Section 8.3(c), “Acquisition Transaction” means any transaction or series of transactions involving: (A) an acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries having a fair market value equal to 50% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole; (B) a direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 50% or more of the voting power of the Company; (C) a tender offer or exchange offer that if consummated would result in any person or entity beneficially owning 50% or more of the voting power of the Company; or (D) a merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving the Company in which the equity interests held in the Company and retained following such transaction, or issued to or otherwise received in such transaction, by the shareholders of the Company immediately preceding the consummation of such transaction constitute less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof.

      (d) If this Agreement is terminated (i) by the Company pursuant to Section 8.1(h) by reason of the breach of any of the representations set forth in Sections 4.3, 4.4, 4.5 or 4.9 or by reason of the Buyer’s failure to perform its obligations pursuant to Section 6.17, or (ii) by either the Buyer or the Company pursuant to Section 8.1(b) and, for purposes of clause (ii), at the time of such termination, the conditions set forth in Section 7.1 and Sections 7.2(a), 7.2(b), 7.2(c) and 7.2(g)shall have been satisfied and at such time the Company shall be capable of satisfying the condition set forth in Section 7.2(d), then, in the case of a termination by the Buyer under clause (ii), currently with such termination, and in the case of a termination by the Company under either clause (i) or (ii), within two Business Days following the date of such termination, the Buyer shall pay to the Company an amount equal to $32,500,000.
      (e) If this Agreement is terminated by the Buyer pursuant to Section 8.1(g), then within two Business days following the date of such termination the Company shall pay the Buyer and the Merger Sub for their reasonably incurred Expenses in an aggregate amount not to exceed $5,000,000.
      (f) All amounts payable by the Company or the Buyer, as the case may be, pursuant to Sections 8.3(b), 8.3(c), 8.3(d) or 8.3(e) shall be paid in cash and in immediately available funds to such bank account as the recipient party may designate in writing to the paying party.
      (g) The parties agree that the agreements contained in Section 8.3(b), 8.3(c), 8.3(d) and 8.3(e) and the payments contemplated thereby are an integral part of the transactions contemplated by this Agreement and that such payments represent the damages that the party receiving the payment will incur if the conditions giving rise to such payments shall occur and constitute liquidated damages and not a penalty and represent the exclusive remedy of the parties in the circumstances contemplated by such payment events; provided, however, that the foregoing limitations shall not be applicable or have any effect in the case of a termination of this Agreement by reason of a willful breach by the Buyer or the Merger Sub, one the one hand, or the Company, on the other, of a representation or warranty hereunder or a willful failure of the Buyer or the Merger Sub, on the one hand, or the Company, on the other, to perform their respective obligations under this Agreement, in which event the parties expressly agree that the payments contemplated by Section 8.3(d) and 8.3(e), as the case may be, shall not be deemed liquidated damages and shall serve as payments towards, and not in lieu of, any other damages and legal remedies that may be available to, or asserted by, the Company against the Buyer and its Affiliates, or the Buyer against the Company, as the case may be, in such circumstances.

8.4	Amendment.
      This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after receipt of the Required Company Shareholder Vote in favor of the adoption of the Company Voting Proposal, but, after receipt of any such Required Company Shareholder Vote, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5	Extension; Waiver.
      At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX
MISCELLANEOUS

9.1	Nonsurvival of Representations, Warranties and Agreements.
      None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Sections 6.8, 6.12, 6.13 and 6.14 and Article IX.

9.2	Notices.
      All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:
      (a) if to the Buyer or the Merger Sub, to:

Concerto Software, Inc.
6 Technology Park Drive
Westford, MA 01886
Attn: Chief Executive Officer and General Counsel
Telecopy: (978) 952-0795

and

Golden Gate Private Equity, Inc.
One Embarcadero Center
San Francisco, CA 94111
Attn: Prescott Ashe
Telecopy: (415) 627-4501

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
555 California Street, 27th Floor
San Francisco, CA 94104

Attn:	Jeffrey C. Hammes

Stephen D. Oetgen
Telecopy: (415) 439-1500

If to the Company, to:

Aspect Communications Corporation
1320 Ridder Park Drive
San Jose, California 95131
Attn: Chief Executive Officer
Telecopy: (408) 325-4832

with a copy (which shall not constitute notice) to:

Aspect Communications Corporation
1320 Ridder Park Drive
San Jose, California 95131
Attn: General Counsel
Telecopy: (408) 325-4832

and

Heller Ehrman LLP
275 Middlefield Road
Menlo Park, California 94025
Attn: Jon E. Gavenman
Telecopy: (650) 324-0638
      Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3	Entire Agreement.
      This Agreement (including the schedules and exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement (except for the stand-still provisions set forth therein) shall remain in effect in accordance with its terms until the Effective Time.

9.4	No Third Party Beneficiaries.
      Except as provided in Sections 6.8 (Indemnification), 6.12 (Employee Compensation), 6.13 (Accrued Personal, Sick or Vacation Time) and 6.14 (Service Credit), this Agreement is not intended, and shall not be deemed, to (i) confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, (ii) create any agreement of employment with any person or (iii) otherwise create any third-party beneficiary hereto.

9.5	Assignment.
      Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided that notwithstanding the foregoing, each of the Buyer and the Merger Sub may, without the consent of the Company, assign its rights, interests and obligations under this Agreement (a) to any of their respective Affiliates, so long as the Buyer and the Merger Sub shall remain primarily obligated with respect any such delegated obligation, or (b) for collateral security purposes to any lender providing financing to the Buyer, the Merger Sub or any of their Affiliates. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6	Severability.
      Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity, legality or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid, illegal or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid, illegal or unenforceable term or provision with a valid, legal and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable term.

9.7	Counterparts and Signature.
      This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

9.8	Interpretation.
      When reference is made in this agreement to an article or a section, such reference shall be to an article or section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9	Governing Law.
      This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of California.

9.10	Remedies.
      Except as otherwise provided herein (including as provided in Section 8.3(g)), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce (without the posting of a bond or other security) specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11	Submission to Jurisdiction.
      Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of the courts of the State of California in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

9.12	WAIVER OF JURY TRIAL.
      EACH OF THE BUYER, THE MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.13	Knowledge of the Company.
      For all purposes of this Agreement, the phrase “to the knowledge of the Company” shall mean the actual knowledge of those individuals set forth in Section 9.13 of the Company Disclosure Schedule.
[Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the Buyer, the Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

CONCERTO SOFTWARE, INC.

By:	/s/ J. D. Foy

Name: J. D. Foy
Title: President & CEO

ASCEND MERGER SUB, INC.

By:	/s/ J. D. Foy

Name: J. D. Foy
Title: President & CEO

ASPECT COMMUNICATIONS CORPORATION

By:	/s/ Gary E. Barnett

Name: Gary E. Barnett
Title: President & CEO

ANNEX B

July 5, 2005

Board of Directors

Aspect Communications Corporation
1320 Ridder Park Drive
San Jose, California 95131

Members of the Board:

      We understand that Aspect Communications Corporation (the “Company”), Concerto Software, Inc. (the “Buyer”) and Ascend Merger Sub, Inc., a wholly owned subsidiary of the Buyer (“Merger Sub”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), substantially in the form of the draft dated July 5, 2005, which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Buyer and each outstanding share of common stock, $0.01 par value per share, of the Company (the “Common Stock”), other than shares held in treasury or held by Buyer or any affiliate of Buyer or as to which dissenters’ rights have been perfected, will be converted into the right to receive $11.60 per share in cash (the “Common Stock Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We further understand that all 50,000 of the outstanding shares of Series B convertible preferred stock, par value $0.01 per share, of the Company, which are currently convertible into 22,222,222 shares of Common Stock, are owned by Vista Equity Fund II, L.P. (“Vista”) and will receive a certain amount of consideration in cash for such shares based on the terms set forth in the Merger Agreement.

      You have asked for our opinion as to whether the Common Stock Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

      For purposes of the opinion set forth herein, we have:

i)	reviewed certain publicly available financial statements and other information of the Company;
ii)	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;
iii)	reviewed certain limited internal financial statements and other financial and operating data concerning the Buyer prepared by the management of the Buyer;
iv)	reviewed certain financial projections of the Company prepared by the management of the Company and certain limited financial projections of the Buyer prepared by the management of the Buyer;
v)	discussed the past and current operations and financial condition and the prospects of the Company and the Buyer with senior executives of the Company and the Buyer, respectively;
vi)	reviewed the reported prices and trading activity for the Common Stock and other publicly available information regarding the Company, including among other things, a certain equity research analyst report regarding a potential transaction involving the Company;
vii)	compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;
viii)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

ix)	participated in discussions and negotiations among representatives of the Company, Buyer and certain other third parties and their financial and legal advisors;
x)	reviewed the debt and equity commitment letters from JPMorgan Chase Bank, N.A. and Golden Gate Private Equity, Inc., dated July 5, 2005 (the “Commitment Letters”), regarding their provision of financing in connection with the Merger;
xi)	reviewed the Merger Agreement and certain related documents; and
xii)	performed such other analyses and considered such other factors as we have deemed appropriate.

      We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgments of the future financial performance, at the time of their preparation, of the Company and Buyer. In addition, we have discussed certain adjustments to such projections with the management of the Company that reflect the passage of time and the past and current operations and financial condition of the Company. We have also assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, and that the financing will be consummated on terms substantially similar to those set forth in the Commitment Letters. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to such matters. We have not made any independent valuation or appraisal of the assets or liabilities of the Company nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

      We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Merger. In the past, Morgan Stanley & Co. Incorporated (“Morgan Stanley”) and its affiliates have provided financial advisory and financing services for the Company and the Buyer and its affiliates and have received fees for the rendering of these services. In the ordinary course of our trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Buyer or its affiliates, the Company or any other company or any currency or commodity that may be involved in this transaction.

      It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.

      Based on and subject to the foregoing, we are of the opinion on the date hereof that the Common Stock Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Nicholas deJ. Osborne

Nicholas deJ. Osborne
Managing Director

ANNEX C

CALIFORNIA GENERAL CORPORATION LAW

CHAPTER 13
DISSENTERS’ RIGHTS

§ 1300.	Short Form Merger; Purchase of Shares at Fair Market Value; “Dissenting Shares” and Dissenting Shareholder.

      (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

      (b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the [1] National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in clause (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

      (c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§ 1301.	Dissenter’s Rights; Demand on Corporation for Purchase of Shares.

      (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

      (b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in the paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

      (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

§ 1302.	Dissenting Shares, Stamping or Endorsing.

      Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303.	Dissenting Shareholder Entitled to Agreed Price with Interest; Time of Payment.

      (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

      (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certified securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304.	Dissenters Actions; Joinder; Consolidation; Appointment of Appraisers.

      (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

      (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

      (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§ 1305.	Appraisers Duty and Report; Court Judgment; Payment; Appeal; Costs of Action.

      (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

      (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

      (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

      (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

      (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§ 1306.	Dissenting Shareholders: Effect of Prevention of Payment of Fairmarket Value.

      To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§ 1307.	Dissenting hares, Disposition of Dividends.

      Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§ 1308.	Dissenting Shares, Rights and Privileges.

      Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§ 1309.	Dissenting Shares, Loss of Status.

      Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

§ 1310.	Suspension of Certain Proceedings While Litigation is Pending.

      If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Section 1304 and 1305 shall be suspended until final determination of such litigation.

§ 1311.	Chapter Inapplicable to Certain Classes of Shares.

      This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§ 1312.	Validity of Reorganization or Short Form Merger, Attack on; Shareholders’ Rights; Burden of Proof.

      (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

      (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

      (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

§ 1312.	Conversion Deemed to Constitute Reorganization.

      A conversion pursuant to Chapter 11.5 (Commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

PROXY CARD

ASPECT COMMUNICATIONS CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned shareholder of Aspect Communications Corporation, a California corporation (the “Company”), hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and the Proxy Statement, each dated ______, 2005, and hereby appoints Gary E. Barnett and James C. Reagan, and each of them individually, each with full power of substitution, as attorney, agent and proxy to represent the undersigned at the Special Meeting of Shareholders (the “Special Meeting”) of the Company to be held on _________, _________, 2005, at ______a.m., local time, at the Company’s corporate headquarters located at 1320 Ridder Park Drive, San Jose, California, or at any adjournment thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock of the Company which the undersigned may be entitled to vote at said Special Meeting in the manner set forth below.

The Board of Directors unanimously recommends your vote FOR all matters set forth below.

1.	APPROVE the Agreement and Plan of Merger dated as of July 5, 2005, by and among Concerto Software, Inc., Ascend Merger Sub, Inc. and the Company.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	APPROVE adjournments or postponements of the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the merger agreement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	IN THEIR DISCRETION, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

     Continued and to be signed on reverse side.

INSTRUCTIONS FOR VOTING YOUR PROXY

THERE ARE THREE WAYS TO VOTE YOUR PROXY

TELEPHONE VOTING

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-800-732-6167, 24 hours a day, 7 days a week. Have your proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you directed. Available 24 hours a day, 7 days a week until 5:00 p.m. Eastern time on _________, 2005.

INTERNET VOTING

Visit the Internet voting website at http://proxy.georgeson.com. Have your proxy card ready, then follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 5:00 p.m. Eastern time on _________, 2005.

VOTING BY MAIL

Simply mark, sign and date your proxy card and return it in the reply envelope enclosed.

COMPANY NUMBER	CONTROL NUMBER

[_______________]	[_______________]

If you are voting by telephone or the Internet, please do not mail your proxy card.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE.

Continued from reverse side.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT AS SET FORTH IN PROPOSAL (1), APPROVAL OF THE ADJOURNMENTS OR POSTPONEMENTS OF THE SPECIAL MEETING AS SET FORTH IN PROPOSAL (2), AND WILL CONFER THE AUTHORITY SET FORTH IN PARAGRAPH 3.

Dated:	, 2005

(signature of shareholder)

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, Trustee or guardian, please give title. Each joint owner is requested to sign. If a corporation, partnership or other entity, please sign by an authorized officer or partner.

Whether or not you plan to attend the Special Meeting, please complete, date, sign and return this proxy in the envelope provided.